Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

CECO ENVIRONMENTAL CORP.,

LONGHORN MERGER SUB, INC.,

LONGHORN MERGER SUB LLC

and

THERMON GROUP HOLDINGS, INC.

Dated as of February 23, 2026

i

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		Page
Section 8.11	Currency	128
Section 8.12	Severability	128
Section 8.13	Waiver of Jury Trial	128
Section 8.14	Counterparts	128
Section 8.15	Electronic Signatures	128
Section 8.16	No Presumption Against Drafting Party	128
Section 8.17	Certain Provisions Related to Debt Financing Sources	128

v

INDEX OF DEFINED TERMS

Definition	Location
Acceptable Confidentiality Agreement	8.3(a)
Action	8.3(b)
Affiliate	8.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(b)(ii)
Anti-Corruption Laws	3.24(a)
Antitrust Laws	8.3(d)
Available Cash Election Amount	2.3(a)(i)
Available Stock Election Shares	2.3(b)(i)
Book-Entry Shares	2.5(b)
Burdensome Condition	5.6(c)
Business Day	8.3(e)
Canadian Subsidiaries	8.3(f)
Capital Markets Issuance	8.3(g)
Cash Consideration	2.1(a)(iii)(B)
Cash Election	2.1(a)(iii)(B)
Cash Election Amount	2.3(a)(ii)
Cash Election Share	2.1(a)(iii)(B)
Cash Proration Fraction	2.3(a)(iii)(A)
Certificates	2.5(b)
Certificates of Merger	1.1(b)
Closing	1.2
Closing Date	1.2
COBRA	3.12(c)(viii)
Code	Recitals
Collective Bargaining Agreement	3.13(b)
Company	Preamble
Company 401(k) Plan	5.18(c)
Company Acquisition Proposal	5.2(j)(i)
Company Adverse Recommendation Change	5.2(b)(i)
Company Board	Recitals
Company Bylaws	3.1(c)
Company Charter	3.1(c)
Company Common Stock	2.1(a)(ii)
Company Controlled Group	3.12(b)
Company Credit Agreement	8.3(h)
Company Data Protection Requirements	8.3(i)
Company Disclosure Letter	Article III
Company Equity Plans	2.4(a)
Company Indebtedness Payoff Amount	5.17(a)
Company Indemnification Agreements	5.9(a)
Company International Plan	3.12(i)
Company Intervening Event	5.2(j)(iii)

INDEX OF DEFINED TERMS

Continued)

Definition	Location
Company IP	3.19(b)
Company Leased Real Property	3.18(b)
Company Material Adverse Effect	8.3(j)
Company Material Contract	3.16(a)
Company Material No-Shop Breach	7.1(c)(iii)
Company Officer’s Tax Certificate	5.12(c)
Company Options	8.3(k)
Company Organizational Documents	3.1(c)
Company Owned IP	8.3(l)
Company Owned Real Property	3.18(a)
Company Plan	3.12(a)
Company Preferred Stock	3.2(a)
Company PU Award	2.4(b)
Company Recommendation	Recitals
Company RSU Award	2.4(a)
Company SEC Documents	3.6(a)
Company Stock Awards	3.2(b)
Company Stockholder Approval	3.4(a)
Company Stockholders	Recitals
Company Stockholders Meeting	5.4(a)
Company Superior Proposal	5.2(j)(ii)
Company Termination Fee	7.3(b)
Confidentiality Agreement	5.5(a)
Continuing Employees	5.18(a)
Contract	8.3(m)
control	8.3(n)
Converted RSU Award	2.4(a)
Data Protection Laws	8.3(o)
Debt Commitment Letter	4.28(a)
Debt Financing Source	8.3(p)
Definitive Debt Financing Agreements	5.17(b)
Delaware Secretary of State	1.1(a)
Derivative Transaction	8.3(q)
DGCL	1.1(a)
Dissenting Shares	2.6
DLLCA	1.1(b)
DOJ	5.6(a)
EDGAR	Article III
Effective Time	1.1(a)
Election Deadline	2.2(b)
Election Form	2.2(a)
Election Period	2.2(b)

INDEX OF DEFINED TERMS

Continued)

Definition	Location
Environmental Law	3.14(b)
ERISA	3.12(a)
Exchange Act	3.5(b)
Exchange Agent	2.5(a)
Exchange Fund	2.5(a)
Excluded Shares	2.1(a)(ii)
FCPA	3.24(a)
Fee Letter	4.28(a)
Financing	4.28(a)
Financing Uses	4.28(b)
First Certificate of Merger	1.1(a)
First Merger	Recitals
Foreign Investment Law	8.3(r)
Form S-4	5.4(a)
Fraud	8.3(s)
FTC	5.6(a)
GAAP	3.6(b)
GDPR	8.3(o)
Governmental Entity	8.3(t)
Governmental Official	8.3(u)
Hazardous Substance	3.14(c)
HSR Act	3.5(b)
In the Money Company Option	8.3(x)
Indebtedness	8.3(v)
Indemnified Persons	5.9(a)
Initial Outside Date	7.1(b)(i)
Intellectual Property	8.3(w)
International Trade Laws	3.23(d)(i)
IRS	3.12(a)
IT Assets	8.3(y)
ITA	8.3(z)
Joint Proxy Statement	5.4(a)
knowledge	8.3(aa)
Law	8.3(bb)
Lenders	4.28(a)
Lien	8.3(cc)
Lookback Date	3.6(a)
Mailing Date	2.2(a)
Material Adverse Effect	8.3(dd)
Maximum Aggregate Cash Amount	2.3(a)(i)
Maximum Aggregate Stock Shares	2.3(b)(i)
Measurement Date	3.2(a)

INDEX OF DEFINED TERMS

Continued)

Definition	Location
Merger Consideration	2.1(a)(iii)
Merger Sub Inc.	Preamble
Merger Subs	Preamble
Mergers	Recitals
Mixed Consideration	2.1(a)(iii)(A)
Mixed Election	2.1(a)(iii)(A)
Mixed Election Cash Consideration	2.1(a)(iii)(A)
Mixed Election Share	2.1(a)(iii)(A)
Mixed Election Share Amount	2.1(a)(iii)(A)
Mixed Election Stock Consideration	2.1(a)(iii)(A)
Multiemployer Plan	3.12(b)
Nasdaq	2.5(f)
New Board Designee	1.7(a)
New Debt Commitment Letter	5.17(c)
New Fee Letter	5.17(c)
No Election Share	2.2(b)
Nonqualified Deferred Compensation Plan	3.12(f)
Non-U.S. Award	2.4(d)
Non-U.S. Award Cash Consideration	2.4(d)
NYSE	3.5(a)
Option Consideration	2.4(c)
Out of the Money Company Option	8.3(ee)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent 2025 10-K	4.6(b)
Parent 401(k) Plan	5.18(c)
Parent Acquisition Proposal	5.3(j)(i)
Parent Adverse Recommendation Change	5.3(b)(i)
Parent Board	Recitals
Parent Bylaws	4.1(c)
Parent Charter	4.1(c)
Parent Common Stock	Recitals
Parent Controlled Group	4.12(b)
Parent Credit Agreement	8.3(ff)
Parent Data Protection Requirements	8.3(gg)
Parent Disclosure Letter	Article IV
Parent Equity Plans	4.2(a)
Parent International Plan	4.12(i)
Parent Intervening Event	5.3(j)(iii)
Parent IP	4.19(b)
Parent Leased Real Property	4.18(b)
Parent Material Adverse Effect	8.3(hh)

INDEX OF DEFINED TERMS

Continued)

Definition	Location
Parent Material Contract	4.16
Parent Material No-Shop Breach	7.1(d)(iii)
Parent Officer’s Tax Certificate	5.12(c)
Parent Options	8.3(ii)
Parent Organizational Documents	4.1(c)
Parent Owned IP	8.3(jj)
Parent Owned Real Property	4.18(a)
Parent Parties	Article III
Parent Party	Article III
Parent Plan	4.12(a)
Parent Preferred Stock	4.2(a)
Parent PRSU Award	8.3(kk)
Parent Recommendation	Recitals
Parent RSU Award	8.3(ll)
Parent SEC Documents	4.6(a)
Parent Stock Awards	4.2(b)
Parent Stockholder Approval	4.4(a)
Parent Stockholders	Recitals
Parent Stockholders Meeting	5.4(a)
Parent Superior Proposal	5.3(j)(ii)
Parent Termination Fee	7.3(c)
Parties	Preamble
Party	Preamble
PBGC	3.12(c)(v)
Pension Plan	3.12(b)
Permits	3.11
Permitted Lien	8.3(mm)
Person	8.3(nn)
Personal Information	8.3(oo)
Process	8.3(pp)
Products	8.3(qq)
Prohibited Term	4.28(a)
Registered Company Owned IP	3.19(a)
Registered Parent Owned IP	4.19(a)
Related Party	8.3(rr)
Release	3.14(d)
Remedial Action	5.6(c)
Representatives	8.3(ss)
Sanctioned Jurisdictions	3.23(d)(ii)
Sanctioned Persons	3.23(d)(iii)
Sanctions	3.23(d)(iv)
Sanctions Authority	3.23(d)(v)

x

INDEX OF DEFINED TERMS

Continued)

Definition	Location
Sarbanes-Oxley Act	3.6(a)
SEC	3.6(a)
Second Certificate of Merger	1.1(b)
Second Merger	Recitals
Second Merger Effective Time	1.1(b)
Securities Act	3.5(b)
Security Incident	3.19(c)
Sole Stockholder Consent	Recitals
Solvent	4.32
Stock Consideration	2.1(a)(iii)(C)
Stock Election	2.1(a)(iii)(C)
Stock Election Amount	2.3(b)(ii))
Stock Election Share	2.1(a)(iii)(C)
Stock Election Share Amount	2.1(a)(iii)(C)
Stock Issuance	Recitals
Stock Proration Fraction	2.3(b)(iii)(A)
Subsidiary	8.3(tt)
Surviving Company	Recitals
Surviving Corporation	Recitals
Takeover Laws	3.25
Tax Return	8.3(uu)
Taxes	8.3(vv)
Trade Secrets	8.3(w)
Transaction Litigation	5.11
Transactions	Recitals
Treasury Regulations	8.3(ww)
Voting Agreement	Recitals
WARN Act	3.13(c)
Willful and Material Breach	8.3(xx)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 23, 2026, is by and among CECO ENVIRONMENTAL CORP., a Delaware corporation (“Parent”), Longhorn Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub Inc.”), Longhorn Merger Sub LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of Parent (“Merger Sub LLC” and together with Merger Sub Inc., the “Merger Subs”), and THERMON GROUP HOLDINGS, INC., a Delaware corporation (the “Company”). Each of Parent, Merger Sub Inc., Merger Sub LLC and the Company are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties intend to effect (a) at the Effective Time, the merger (the “First Merger”) of Merger Sub Inc. with and into the Company, with the Company continuing as the surviving entity (the “Surviving Corporation”), on the terms and subject to the conditions set forth herein; and (b) immediately following the First Merger, the merger (the “Second Merger” and, together with the First Merger, the “Mergers”) of the Surviving Corporation with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity (the “Surviving Company”), on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held by unanimous vote, has (i) determined that the terms of this Agreement and the transactions contemplated by this Agreement, including the Mergers (collectively, the “Transactions”) are in the best interests of the stockholders of the Company (the “Company Stockholders”), (ii) approved and declared advisable this Agreement and the Transactions, including the Mergers, (iii) directed that this Agreement be submitted to the Company Stockholders for adoption and (iv) resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement (the “Company Recommendation”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held by unanimous vote, has (i) determined that the Mergers and the other Transactions are in the best interests of, and are advisable to, Parent and its stockholders (the “Parent Stockholders”), (ii) approved and declared advisable this Agreement and the Transactions, (iii) directed that the issuance of the shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) constituting the Stock Consideration to be issued in the First Merger and other shares of Parent Common Stock to be issued in the Mergers or reserved for issuance in connection with the Mergers, in each case, as provided for in Article II (the “Stock Issuance”) be submitted to the holders of Parent Common Stock for their approval and (iv) resolved to recommend that the Parent Stockholders approve the Stock Issuance at a duly held meeting of such stockholders for such purpose (the “Parent Recommendation”);

WHEREAS, the Board of Directors of Merger Sub Inc. has unanimously (i) determined that this Agreement, the First Merger and the other transactions contemplated by this Agreement are in the best interests of, and advisable to, Merger Sub Inc. and its sole stockholder, (ii) approved and declared advisable this Agreement, the First Merger and the other transactions contemplated by this Agreement and (iii) submitted this Agreement to Parent, as sole stockholder of Merger Sub Inc., for adoption thereby and recommended that Parent, as sole stockholder of Merger Sub Inc., adopt and approve this Agreement, the First Merger and the other transactions contemplated by this Agreement;

WHEREAS, Parent (a) as the sole stockholder of Merger Sub Inc. will approve and adopt this Agreement immediately following its execution (the “Sole Stockholder Consent”) and (b) as the sole member of Merger Sub LLC has approved, adopted and declared advisable this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, certain stockholders of Parent have entered into an agreement with Parent and the Company substantially in the form attached as Exhibit A (the “Voting Agreement”), pursuant to which, subject to the terms and conditions therein, such Persons have agreed to vote all of their respective shares of Parent Common Stock in accordance with the terms of the Voting Agreement;

WHEREAS, for U.S. federal income tax purposes, (i) it is intended that the Mergers, taken together, constitute an integrated plan and qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein;

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
THE MERGERS

Section 1.1             The Mergers.

(a)            Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub Inc. shall be merged with and into the Company. Following the First Merger, the separate corporate existence of Merger Sub Inc. shall cease, and the Company shall continue its existence under the Laws of the State of Delaware as the Surviving Corporation and a wholly-owned Subsidiary of Parent. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the applicable Parties shall file a certificate of merger, in customary form and substance (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, in order to effect the First Merger. The First Merger shall become effective at such time on the Closing Date or at such later time as the Parties shall agree in writing and shall specify in the First Certificate of Merger (the time the First Merger becomes effective being the “Effective Time”).

(b)            Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), as applicable, at the Second Merger Effective Time, the Surviving Corporation shall be merged with and into Merger Sub LLC. Following the Second Merger, the separate corporate existence of the Surviving Corporation shall cease, and Merger Sub LLC shall continue its existence under the Laws of the State of Delaware as the Surviving Company and a wholly-owned Subsidiary of Parent. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the applicable Parties shall file a certificate of merger, in customary form and substance (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DGCL and the DLLCA, in order to effect the Second Merger. The Second Merger shall become effective one minute after the Effective Time or at such later time as the Parties shall agree in writing and shall specify in the Second Certificate of Merger (the time the Second Merger becomes effective being the “Second Merger Effective Time”), which shall be set forth in the Second Certificate of Merger.

Section 1.2              Closing. The closing of the Mergers (the “Closing”) shall take place by the exchange of documents by “portable document format” or other electronic means at 9:00 a.m. Central time, on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3              Effects of the Mergers. From and after the Effective Time and the Second Merger Effective Time, the Mergers shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and the DLLCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, (a) at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub Inc. shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub Inc. shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (b) at the Second Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Surviving Corporation and Merger Sub LLC shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and Merger Sub LLC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

Section 1.4             Organizational Documents of the Surviving Corporation and the Surviving Company.

(a)            At the Effective Time, (i) by virtue of the First Merger and without any further action on the part of Parent, the Company, Merger Sub Inc. or any other Person, the Company Charter shall be amended so that it reads in its entirety the same as the certificate of incorporation of Merger Sub Inc. as in effect immediately prior to the Effective Time (except that (x) all references therein to Merger Sub Inc. shall be automatically amended to become references to the Surviving Corporation and (y) the provisions naming the initial director(s) or incorporator(s) of Merger Sub Inc. shall be omitted), and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided by applicable Law; and (ii) by virtue of the First Merger and without any further action on the part of Parent, the Company, Merger Sub Inc. or any other Person, the Company Bylaws shall be amended so that they read in their entirety the same as the bylaws of Merger Sub Inc. as in effect immediately prior to the Effective Time (except that all references therein to Merger Sub Inc. shall be automatically amended to become references to the Surviving Corporation), and as so amended shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

(b)            As of the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of Parent, the Surviving Corporation, Merger Sub LLC or any other Person, the certificate of formation and limited liability company agreement of Merger Sub LLC in effect as of immediately prior to the Second Merger Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Company from and after the Second Merger Effective Time (except that the name of the Surviving Company shall be amended to be Thermon Group Holdings, LLC),until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.5             Directors and Officers of the Surviving Corporation. From and after the Effective Time, until the Second Merger Effective Time, the directors and officers of Merger Sub Inc. immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

Section 1.6             Officers of the Surviving Company. From and after the Second Merger Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, the officers of Merger Sub LLC immediately prior to the Second Merger Effective Time shall be the officers of the Surviving Company.

Section 1.7             Parent Board Composition.

(a)            Prior to the Effective Time, Parent shall take all necessary corporate action so that, upon and after the Effective Time, the size of the Parent Board shall be increased by two (2) members (from eight (8) members to ten (10) members), and effective as of the Effective Time, Parent shall cause the Parent Board to appoint two (2) directors currently serving on the Company Board, one (1) of which shall be designated by the Company, in its sole discretion, and one (1) of which shall be designated by mutual agreement of the Chairman of the Company Board and the Chairman of the Parent Board, to fill such newly created vacancies on the Parent Board, such agreement and designation to be made prior to the time at which the Form S-4 becomes effective under the Securities Act (each, in such capacity, a “New Board Designee”); provided, that, in the event a New Board Designee is either unwilling or unable to serve as a member of the Parent Board at the Effective Time, then another member of the Company Board, designated in the same manner as the New Board Designee being replaced, shall be appointed, effective as of the Effective Time, to fill such vacancy on the Parent Board in lieu of such New Board Designee.

(b)            Parent agrees that either, (i) subject to the other terms and conditions of this Agreement, the Parent Stockholders Meeting shall be the 2026 annual meeting of Parent Stockholders and shall include the additional proposals set forth on Section 1.7 of the Parent Disclosure Letter or (ii) if the Parent Stockholders Meeting is not the 2026 annual meeting of Parent Stockholders and the Closing occurs prior to the 2026 annual meeting of Parent Stockholders, then Parent shall nominate the New Board Designees for re-election to the Parent Board for the 2026 annual meeting of Parent Stockholders, in either case, subject to each New Board Designee satisfying the independence standards of the Nasdaq and the written corporate governance policies generally applicable to all members of the Parent Board; provided, that, in the event a New Board Designee no longer satisfies such criteria prior to the 2026 annual meeting of Parent Stockholders, the Chairman of Parent and the other New Board Designee shall mutually agree on a replacement designee from among the other individuals serving on the Company Board immediately prior to the Effective Time who satisfies such criteria prior to the 2026 annual meeting of Parent Stockholders.

Article II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1             Conversion of Capital Stock.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the First Merger and without any action on the part of the Parties or the holders of any shares of capital stock of the Parties:

(i)            Each share of capital stock of Merger Sub Inc. issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time and all certificates representing the common stock of Merger Sub Inc. shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with this Section 2.1(a)(i).

(ii)           (x) Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub Inc., Merger Sub LLC or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time and (y) any Dissenting Shares (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (except, in the case of Dissenting Shares, for the right to receive the consideration set forth in Section 2.6).

(iii)          Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares), shall thereupon be automatically converted into the right to receive from Parent, at the election of the holder, one of the following forms of consideration (such consideration, collectively, the “Merger Consideration”) each of which shall be subject to any withholding of Taxes required by applicable Law in accordance with Section 2.7 and, in each case, subject to proration as set forth in Section 2.3 and the other provisions of this Article II:

(A)            Mixed Election Shares. Each share of Company Common Stock with respect to which an election to receive mixed consideration (a “Mixed Election”) has been made and not revoked or deemed ineffective pursuant to Section 2.2 (each, a “Mixed Election Share”) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Mixed Consideration”) of (1) 0.6840 shares of Parent Common Stock (“Mixed Election Stock Consideration” and such number of shares of Parent Common Stock, the “Mixed Election Share Amount”) and (2) $10.00 in cash (the “Mixed Election Cash Consideration”), without any interest thereon.

(B)            Cash Election Shares. Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been made and not revoked or deemed ineffective pursuant to Section 2.2 (each, a “Cash Election Share”) shall be converted into the right to receive $63.89 in cash (the “Cash Consideration”), without any interest thereon.

(C)            Stock Election Shares. Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been made and not revoked or deemed ineffective pursuant to Section 2.2 (each, a “Stock Election Share”) shall be converted into the right to receive 0.8110 shares of Parent Common Stock (the “Stock Consideration” and such number of shares of Parent Common Stock, the “Stock Election Share Amount”).

(D)            No Election Shares. Each No Election Share shall be converted into the right to receive the Mixed Consideration.

From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable portion of Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 2.5, including the right to receive, pursuant to Section 2.5(f), cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 2.1(a)(iii), together with the amounts, if any, payable pursuant to Section 2.5(f).

(iv)            The Merger Consideration (including the shares of Parent Common Stock and cash amounts comprising the Mixed Consideration, the Cash Consideration and the Stock Consideration) and any other amounts payable pursuant to this Agreement shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into shares of Company Common Stock or Parent Common Stock, or any reorganization, recapitalization, reclassification or other like change with respect to shares of Company Common Stock or Parent Common Stock, in each case having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, that nothing in this Section 2.1(a)(iv) shall be construed to permit the Company or Parent to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(b)            At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the Surviving Corporation, Merger Sub LLC or the holders of any shares of capital stock or other equity interests in any of the foregoing, each share of common stock of the Surviving Corporation issued pursuant to the First Merger and outstanding immediately prior to the Second Merger Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration shall be delivered in exchange therefor, and the limited liability company interests of Merger Sub LLC shall be unaffected by the Second Merger and shall remain outstanding as limited liability company interests of the Surviving Company with no adjustment thereto or consideration paid in respect thereof.

Section 2.2             Election Procedures.

(a)            Not less than thirty (30) days prior to the anticipated Effective Time or on such other date as Parent and the Company mutually agree in writing (the “Mailing Date”), the Company shall cause to be mailed an election form and other appropriate and customary transmittal materials, in such form as the Company shall reasonably specify and as shall be reasonably acceptable to Parent (the “Election Form”), to each record holder of Company Common Stock (other than shares held in the treasury of the Company or owned by Parent, Merger Sub Inc., Merger Sub LLC or any other wholly-owned Subsidiary of Parent) as of a date that is five (5) Business Days prior to the Mailing Date or such other date as mutually agreed to in writing by Parent and the Company.

(b)            Each Election Form shall permit the holder (or the beneficial owner through customary documentation and instructions) of Company Common Stock to specify (i) the number of shares of Company Common Stock with respect to which such holder elects to receive the Mixed Consideration, (ii) the number of shares of Company Common Stock with respect to which such holder elects to receive the Stock Consideration, (iii) the number of shares of Company Common Stock with respect to which such holder elects to receive the Cash Consideration or (iv) that such holder makes no election with respect to such holder’s shares of Company Common Stock. Any shares of Company Common Stock with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., Central Time, on the Business Day that is five (5) Business Days prior to the Closing Date or such other date as Parent and the Company shall, prior to the Closing, mutually agree in writing (the “Election Deadline”) shall be deemed to be No Election Shares. Parent and the Company shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. For the purposes of this Agreement, “No Election Share” means each share of Company Common Stock for which no election to receive Mixed Consideration, Cash Consideration or Stock Consideration has been properly made in accordance with the terms of this Section 2.2 or for which such election has been properly revoked in accordance with the terms of this Section 2.2.

(c)            The Company shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders or beneficial owners of Company Common Stock during the Election Period, and Parent shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

(d)            Any election made pursuant to this Section 2.2 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. After a Cash Election, a Stock Election or a Mixed Election has been properly made with respect to any shares of Company Common Stock, any subsequent transfer of such shares of Company Common Stock prior to the Election Deadline shall automatically revoke such election with respect to the shares so transferred. Any Election Form may be revoked or changed by the Person submitting it, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the shares of Company Common Stock represented by such Election Form shall be deemed to be No Election Shares, except to the extent a subsequent election is properly made with respect to the shares following such revocation and during the Election Period. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, the Merger Subs, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 2.3             Proration.

(a)            Notwithstanding any other provision contained in this Agreement, the Cash Election Shares and Stock Election Shares eligible to receive the Merger Consideration pursuant to Section 2.1(a) shall be subject to proration as described in this Section 2.3, as follows:

(i)            The aggregate cash payable in respect of Cash Election Shares in the First Merger shall not exceed an amount (the “Available Cash Election Amount”) equal to (A) the Maximum Aggregate Cash Amount, minus (B) the product of (1) the Mixed Election Cash Consideration and (2) the aggregate number of Mixed Election Shares and No Election Shares. For purposes hereof, the “Maximum Aggregate Cash Amount” means the product of (a) $10.00, multiplied by (b) the number of shares of Company Common Stock outstanding on the date of determination.

(ii)           If the product of (A) the number of Cash Election Shares and (B) the Cash Consideration (such product, the “Cash Election Amount”) is less than or equal to the Available Cash Election Amount, then each Cash Election Share shall be converted into the right to receive the Cash Consideration pursuant to Section 2.1(a)(iii)(B), and no proration shall apply to the Cash Election Shares.

(iii)          If the Cash Election Amount exceeds the Available Cash Election Amount, then each Cash Election Share shall be converted into the right to receive:

(A)            an amount in cash (without interest) equal to the product of (1) the Cash Consideration and (2) a fraction (the “Cash Proration Fraction”), the numerator of which is the Available Cash Election Amount and the denominator of which is the Cash Election Amount (with the resulting cash amount rounded down to the nearest cent); and

(B)            a number of shares of Parent Common Stock equal to the product of (1) the number of shares of Parent Common Stock comprising the Stock Consideration and (2) one minus the Cash Proration Fraction (with the resulting number of shares rounded down to the nearest whole share).

Each record holder of Cash Election Shares shall, to the extent reasonably practicable, receive the same proportion of Cash Consideration, and the same proportion of Stock Consideration, with respect to such holder’s aggregate Cash Election Shares as each other record holder of Cash Election Shares.

(b)            The Stock Election Shares eligible to receive Merger Consideration pursuant to Section 2.1(a) shall be subject to proration as described in this Section 2.3, as follows:

(i)            The aggregate number of shares of Parent Common Stock issuable in respect of Stock Election Shares in the First Merger shall not exceed a number of shares (the “Available Stock Election Shares”) equal to (A) the Maximum Aggregate Stock Shares, minus (B) the product of (1) the Mixed Election Share Amount and (2) the aggregate number of Mixed Election Shares and No Election Shares. For purposes hereof, the “Maximum Aggregate Stock Shares” means the number of shares of Parent Common Stock resulting from the product of (a) the Mixed Election Stock Consideration, multiplied by (b) the number of shares of Company Common Stock outstanding on the date of determination.

(ii)           If the product of (A) the number of Stock Election Shares and (B) the Stock Election Share Amount (such product, the “Stock Election Amount”) is less than or equal to the Available Stock Election Shares, then each Stock Election Share shall be converted into the right to receive the Stock Consideration pursuant to Section 2.1(a)(iii)(C), and no proration shall apply to the Stock Election Shares.

(iii)          If the Stock Election Amount exceeds the Available Stock Election Shares, then each Stock Election Share shall be converted into the right to receive:

(A)            a number of shares of Parent Common Stock equal to the product of (1) the number of shares of Parent Common Stock comprising the Stock Consideration and (2) a fraction (the “Stock Proration Fraction”), the numerator of which is the Available Stock Election Shares and the denominator of which is the Stock Election Amount (with the resulting number of shares rounded down to the nearest whole share); and

(B)            an amount in cash (without interest) equal to the product of (1) the Cash Consideration and (2) one minus the Stock Proration Fraction (with the resulting cash amount rounded down to the nearest cent).

Each record holder of Stock Election Shares shall, to the extent reasonably practicable, receive the same proportion of Stock Consideration, and the same proportion of Cash Consideration, with respect to such holder’s aggregate Stock Election Shares as each other record holder of Stock Election Shares.

(c)            In no event shall any Mixed Election Shares or No Election Shares be subject to proration pursuant to this Section 2.3.

(d)            Promptly following the Election Deadline, the Exchange Agent shall determine the number of Cash Election Shares, Stock Election Shares, Mixed Election Shares and No Election Shares, calculate the Available Cash Election Amount and Available Stock Election Shares, and determine whether proration is required pursuant to this Section 2.3. The Exchange Agent shall notify Parent and the Company of such determinations prior to the Closing.

Section 2.4             Treatment of Equity-Based Awards and Company Options.

(a)            Company RSU Awards. Each award of restricted stock units granted under the Company’s 2011 Long Term Incentive Plan, the Company’s 2020 Long Term Incentive Plan and any other equity award plan of the Company (collectively, the “Company Equity Plans”) (each, a “Company RSU Award”) that is outstanding immediately prior to the Effective Time shall, at the Effective Time automatically and without any action on the part of the Parent Parties, the Company or the holder thereof, be assumed by Parent and remain subject to the same terms and conditions as were applicable to such Company RSU Award (including any vesting or forfeiture), but shall be converted into an award with respect to a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Company Common Stock subject to such Company RSU Award and (y) the Stock Election Share Amount (a “Converted RSU Award”). Following the Effective Time, each Converted RSU Award shall otherwise continue to be governed by the same terms and conditions (including, as applicable, dividend equivalent rights) as were applicable to such Company RSU Award immediately prior to the Effective Time, except as otherwise required by applicable Law.

(b)            Company PU Awards. Each award of performance units granted under the Company Equity Plans (each, a “Company PU Award”) that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of the Parent Parties, the Company or the holder thereof, be assumed by Parent and remain subject to the same terms and conditions as were applicable to such Company PU Award (including any vesting or forfeiture provisions), but shall be converted into a Converted RSU Award with respect to a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Company Common Stock subject to such Company PU Award (calculated based on, (i) with respect to any tranches of such Company PU Award for which the applicable performance period has completed, actual performance (as determined by the Company Board or a committee thereof prior to the Effective Time), (ii) with respect to any tranches of such Company PU Award for which the Effective Time occurs during the applicable performance period and for which the performance goals have been established, the greater of (A) target performance and (B) actual performance as of the Effective Time (as determined by the Company Board or a committee thereof in consultation with Parent prior to the Effective Time, with the performance goals (and achievement thereof) equitably adjusted as necessary to reflect a shortened performance period), and (iii) with respect to any tranches of such Company PU Award for which the performance goals have not been established, target performance) and (y) the Stock Election Share Amount. Following the Effective Time, each Converted RSU Award issued in exchange for the applicable Company PU Award shall otherwise continue to be governed by the same terms and conditions (including, as applicable, dividend equivalent rights) as were applicable to such Company PU Award immediately prior to the Effective Time; provided, however, that the Converted RSU Award shall only be subject to time-based vesting through the applicable Restriction Period (as defined in the applicable award agreement governing the Company PU Award), except as otherwise required by applicable Law. The Company shall provide Parent with written notice (email being sufficient) of any determination made by the Company Board pursuant to this Section 2.4(b) reasonably promptly following such determination and include in such notice a description of the adjustment and rationale therefor.

(c)            Company Options. Each In the Money Company Option granted under the Company Equity Plans that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of the Parent Parties, the Company or the holders thereof, be cancelled and converted into a right to receive an amount of cash equal to (i) the Cash Consideration less (ii) the exercise price per share of Company Common Stock subject to the In the Money Company Option as of immediately prior to the Effective Time (the “Option Consideration”). Each Out of the Money Company Option granted under the Company Equity Plans that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of the Parent Parties, the Company or the holders thereof, be cancelled for no consideration. As promptly as reasonably practicable following the Effective Time, but in no event later than the earliest to occur of (A) the next regular payroll date of the Company that is at least five (5) Business Days following the Closing Date and (B) the date that is twenty (20) days following the Closing Date, Parent shall cause the Company or its applicable Subsidiary to pay the Option Consideration to the holders of the In the Money Company Options through the payroll system of the Company or its Subsidiary (without interest and after giving effect to any required Tax withholding).

(d)            Non-U.S. Cash-Out Right. Notwithstanding Section 2.4(a) or Section 2.4(b), with respect to any Company RSU Award or Company PU Award held by an individual who is resident or providing services outside of the United States as of immediately prior to the Effective Time (each, a “Non-U.S. Award”), Parent may, in its sole discretion and in consultation with the Company (such consultation to occur no later than ten (10) Business Days prior to the anticipated Effective Time), and as permitted by applicable Law in the relevant jurisdictions, elect for the cancellation and conversion of such Non-U.S. Award at the Effective Time into a right to receive an amount of cash equal to the product of (i) the number of shares of Company Common Stock subject to such Non-U.S. Award (with the number of shares determined, in the case of a Company PU Award, in accordance with clause (x) of Section 2.4(b)) and (ii) the Cash Consideration (such payment, the “Non-U.S. Award Cash Consideration”))). As promptly as reasonably practicable following the Effective Time, but in no event later than the earliest to occur of (A) the next regular payroll date of the Company that is at least five (5) Business Days following the Closing Date and (B) the date that is twenty (20) days following the Closing Date, Parent shall cause the Company or its applicable Subsidiary to pay any Non-U.S. Award Cash Consideration to the holders of such Non-U.S. Award through the payroll system of the Company or its Subsidiary (without interest and after giving effect to any required Tax withholding). For the avoidance of doubt, any Non-U.S. Award that Parent elects to cancel pursuant to this Section 2.4(d) shall not be converted into a Converted RSU Award pursuant to Section 2.4(a) or Section 2.4(b), as applicable, and Parent’s election under this Section 2.4(d) may vary among individual holders of Non-U.S. Awards or among Non-U.S. Awards held by any individual.

(e)            Prior to the Effective Time, the Company shall take all action necessary for the adjustment of the Company RSU Awards and Company PU Awards and the cancellation of Company Options and, if applicable, Non-U.S. Awards under this Section 2.4. The Company shall ensure that, as of the Effective Time, no holder or former holder of a Company RSU Award, Company PU Award or Company Option or a participant in any Company Equity Plan shall have any rights thereunder to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their respective Subsidiaries, or any other equity interest therein (including “phantom” stock or stock appreciation rights).

(f)             Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Converted RSU Awards as a result of the actions contemplated by this Section 2.4. On the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock subject to such Converted RSU Awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted RSU Awards remain outstanding and are required to be registered.

Section 2.5             Exchange and Payment.

(a)            Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares), (i) the number of shares of Parent Common Stock issuable to former holders of shares of Company Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time and (ii) sufficient cash to make delivery of the Mixed Election Cash Consideration and Cash Consideration, as applicable, to such holders, in each case pursuant to Section 2.1(a)(iii)(A) and Section 2.1(a)(iii)(B). In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 2.5(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.5(f). All certificates representing shares of Parent Common Stock, dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”

(b)            As soon as reasonably practicable after the Effective Time, the Surviving Company shall cause the Exchange Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Merger Consideration, any dividends or distributions payable pursuant to Section 2.5(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.5(f), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.5(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.5(f). Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the shares of Company Common Stock formerly represented by such Certificate (other than Excluded Shares) (A) the amount of cash that such holder has the right to receive, and that number of whole shares of Parent Common Stock (after taking into account all shares of Company Common Stock then held by such holder under all Certificates so surrendered) to which such holder of shares of Company Common Stock shall have become entitled, in each case pursuant to Section 2.1(a) (which shall be in uncertificated book-entry form unless a physical certificate is requested), (B) any dividends or other distributions payable pursuant to Section 2.5(d) and (C) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.5(f), and the Certificate so surrendered shall forthwith be cancelled, subject to Section 2.6 in the case of Dissenting Shares. Promptly after the Effective Time and in any event not later than the third (3rd) Business Day thereafter (or such later date as may be required to complete the proration calculations pursuant to Section 2.3), the Surviving Company shall cause the Exchange Agent to issue and send to each holder of uncertificated shares of Company Common Stock represented by book entry (“Book-Entry Shares”), other than with respect to Excluded Shares, (1) the amount of cash that such holder has the right to receive, and that number of whole shares of Parent Common Stock to which such holder of Book-Entry Shares shall have become entitled, in each case pursuant to the provisions of Section 2.1(a) (which shall be in book-entry form unless a physical certificate is requested), (2) any dividends or other distributions payable pursuant to Section 2.5(d) and (3) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.5(f), without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall then be cancelled, subject to Section 2.6 in the case of Dissenting Shares. No interest will be paid or accrued on any unpaid dividends or other distributions or cash in lieu of fractional shares, if any, payable to holders of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.5, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.5(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.5(f). The Merger Consideration payable to each holder shall reflect any proration applicable to such holder’s shares pursuant to Section 2.3, as determined by the Exchange Agent.

(c)            If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that no such tax is applicable.

(d)            No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.5(f), in each case until the holder thereof shall surrender such Certificate in accordance with this Article II. Following the surrender of a Certificate in accordance with this Article II (or submission of an affidavit of loss in lieu of the Certificate as provided in Section 2.5(j)), there shall be paid to the record holder thereof, without interest, (A) promptly after such surrender or submission, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.5(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender or submission and a payment date subsequent to such surrender or submission payable with respect to such whole shares of Parent Common Stock. Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares who are entitled to receive shares of Parent Common Stock under this Article II shall be paid (A) at the time of issuance of such Parent Common Stock by the Exchange Agent to any such holder under Section 2.5(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.5(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such issuance by the Exchange Agent under Section 2.5(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 2.5(b) payable with respect to such whole shares of Parent Common Stock.

(e)            The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.5(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.5(f) issued and paid upon the surrender for exchange of Certificates or Book-Entry Shares (or submission of an affidavit of loss in lieu of the Certificate as provided in Section 2.5(j)) in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, formerly represented by such Certificates or Book-Entry Shares, except for any rights of holders of Dissenting Shares to receive the fair value of such shares pursuant to Section 262 of the DGCL. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(f)            Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Parent Common Stock that such holder would otherwise be entitled to receive (taking into account all shares of Company Common Stock held at the Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form) pursuant to Section 2.1(a) by (ii) the average of the closing prices of one share of Parent Common Stock on the Nasdaq Stock Market LLC (“Nasdaq”) for the five (5) trading days ending on the last trading day immediately prior to the Closing, as reported by Bloomberg Financial Markets or such other source as Parent and the Company shall agree in writing.

(g)            Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares six months after the Effective Time shall be delivered to Parent (or its designee), upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares) shall thereafter look only to the Surviving Company, as general creditors thereof, for payment of the Merger Consideration, any unpaid dividends or other distributions payable pursuant to Section 2.5(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.5(f) (subject to abandoned property, escheat or other similar laws), without interest.

(h)            None of Parent, the Surviving Company, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Common Stock, dividends or other distributions with respect thereto or cash in lieu of fractional shares of Parent Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to two years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration (and all dividends or other distributions with respect to shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock pursuant to this Article II) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and such dividends, distributions and cash) in respect thereof shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(i)             The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article II, Parent shall, subject to Section 2.5(h), promptly replace, restore or supplement the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payments of the aggregate cash payments contemplated by this Article II.

(j)             If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.5(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.5(f).

Section 2.6             Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Company Stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL, but shall, at the Effective Time, by virtue of the First Merger, no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the “fair value” of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal prior to the Election Deadline, each such share of Company Common Stock of such Company Stockholder shall be deemed to be a No Election Share (unless such holder shall thereafter make a timely election pursuant to Section 2.2). If any holder of Dissenting Shares fails to perfect or withdraws or loses such holder’s right to appraisal after the Election Deadline, each of such holder’s shares of Company Common Stock shall be deemed to have been converted into the right to receive the Mixed Consideration. The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal under Section 262 of the DGCL received by the Company prior to the Effective Time; (B) any withdrawal or attempted withdrawal of any such demand for appraisal; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) a reasonable opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or compromise or settle (or offer to do any of the foregoing), any such demands. Each holder of Dissenting Shares who becomes entitled under Section 262 of the DGCL to receive payment of the “fair value” of such holder’s Dissenting Shares shall, after the amount of such payment shall have been finally determined pursuant to the DGCL, receive such payment from Parent or the Surviving Corporation after giving effect to any withholdings or deductions required by applicable Law.

Section 2.7             Withholding Rights. The Parent Parties, the Surviving Company and the Exchange Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of shares of Company Common Stock or otherwise pursuant to this Agreement such amounts as the Parent Parties, the Surviving Company or the Exchange Agent determines it is required to deduct and withhold under the Code, or any provision of state, federal, provincial, local or foreign tax Law (and, for the avoidance of doubt, to the extent deduction and withholding is required in respect of the delivery of any Parent Common Stock pursuant to this Agreement, a portion of the Parent Common Stock otherwise deliverable hereunder may be withheld). To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and, if a portion of the Parent Common Stock otherwise deliverable to a Person is withheld hereunder, the relevant withholding party shall be treated as having delivered such Parent Common Stock to such Person, sold such Parent Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding (which fair market value shall be deemed to be the closing price of shares of Parent Common Stock on Nasdaq on the Closing Date) and having paid such cash proceeds to the appropriate Governmental Entity.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents filed with or furnished to the SEC and publicly available on the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC (“EDGAR”) at least twenty four (24) hours prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Document under the heading “Risk Factors” or in any section relating to forward-looking disclaimers or any other statement or disclosure that are generally cautionary, predictive or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) the corresponding section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent, Merger Sub Inc. and Merger Sub LLC (collectively, the “Parent Parties” and each, a “Parent Party”) as follows:

Section 3.1             Organization, Standing and Power.

(a)            The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified, registered or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)            Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company’s Subsidiaries is duly qualified, registered or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)            The Company has previously made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws” and, together with the Company Charter, the “Company Organizational Documents”) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is in material compliance with the terms of each of the Company Organizational Documents.

Section 3.2             Capital Stock.

(a)            The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on February 19, 2026 (the “Measurement Date”), (i) 32,866,352 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) 1,303,168 shares of Company Common Stock were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv)  255,242 shares of Company Common Stock subject to issuance pursuant to outstanding Company RSU Awards, (v) 435,024 shares of Company Common Stock subject to issuance pursuant to outstanding Company PU Awards (with such number of shares based on actual achievement of performance-based vesting conditions for completed performance periods and assuming maximum achievement of any applicable performance-based vesting conditions for any performance period that is not completed), and (vi) 35,719 shares of Company Common Stock issuable upon the exercise of outstanding Company Options. All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company. Except as set forth on Section 3.2(a) of the Company Disclosure Letter, the Company does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the Company Stockholders on any matter. Except as set forth above in this Section 3.2(a), as of the date hereof, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company (other than shares issued pursuant to securities described in any of clauses (iv), (v) or (vi) above), (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or rights or interests described in the preceding clause (C), or (E) obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the holding, voting, registration, redemption or repurchase of any capital stock or other voting securities or equity interests of the Company, other than pursuant to Company Equity Plans.

(b)            Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company RSU Awards, Company PU Awards, Company Options and other similar rights to purchase or receive shares of Company Common Stock or similar rights granted under the Company Equity Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award (assuming maximum achievement of any applicable performance-based vesting conditions), the name of the Company Equity Plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price (if any), vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. The Company has made available to Parent true and complete copies of all Company Equity Plans and the forms of all award agreements evidencing outstanding Company Stock Awards.

Section 3.3             Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. Except as set forth on Section 3.3 of the Company Disclosure Letter, all outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Liens, other than Permitted Liens. Except as set forth on Section 3.3 of the Company Disclosure Letter, no Subsidiary of the Company has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the Company Stockholders or the equityholders of any such Subsidiary on any matter. Except as set forth above in this Section 3.3, there are no outstanding (a) shares of capital stock or other voting securities or equity interests of any Subsidiary of the Company, (b) securities convertible into or exchangeable or exercisable for shares of capital stock of any Subsidiary of the Company or other voting securities or equity interests of any Subsidiary of the Company, (c) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of any Subsidiary of the Company or other equity equivalent or equity-based awards or rights, (d) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from any Subsidiary of the Company, or obligations of any Subsidiary of the Company to issue, any shares of capital stock of any Subsidiary of the Company, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of any Subsidiary of the Company or rights or interests described in the preceding clause (c), or (e) obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which any Subsidiary of the Company is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restrict the transfer of, any capital stock or other voting securities or equity interests of any Subsidiary of the Company.

Section 3.4             Authority.

(a)            The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Mergers, to the adoption of this Agreement by the vote of the holders of a majority of the shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent Parties, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)            The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement and the Transactions (including the Mergers) are in the best interests of the Company Stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Mergers, (iii) directing that this Agreement be submitted to the Company Stockholders for adoption and (iv) resolving to recommend that the Company Stockholders vote in favor of the adoption of this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(c)            The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Transactions, and no other vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of the Transactions.

Section 3.5             No Conflict; Consents and Approvals.

(a)            The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Transactions and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Organizational Documents or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any Law or any rule or regulation of the New York Stock Exchange (the “NYSE”) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (provided, that clauses (D), (E) and (K) of the definition of “Material Adverse Effect” shall be disregarded for purposes of this Section 3.5(a)).

(b)            No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or other Antitrust Laws or Foreign Investment Laws, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificates of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings and approvals required under the rules and regulations of the NYSE and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (provided, that clauses (D), (E) and (K) of the definition of “Material Adverse Effect” shall be disregarded for purposes of this Section 3.5(b)).

Section 3.6             SEC Reports; Financial Statements.

(a)            The Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”) on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2024 (such date, the “Lookback Date”) (all such documents, together with all exhibits and schedules to the foregoing documents and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained, when filed (or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. As of the date of this Agreement, the Company does not intend to correct in any material respect or restate, and, to the knowledge of the Company, there is not any basis to restate, any of the audited financial statements or unaudited interim financial statements (including, in each case, the notes, if any, thereto) of the Company filed in or furnished with the Company SEC Documents. Since the Lookback Date, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)            The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, have presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)            The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Copies of any such disclosures made by management to the Company’s auditors and audit committee have been made available to Parent.

(e)            Since the Lookback Date, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(f)            As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g)            Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(h)            The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the NYSE, in each case, that are applicable to the Company.

(i)            No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

(j)            The Company and each of its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no (x) material breaches, violations, or collateral deficiencies or (y) requests for collateral or demands for payment, in each case, by any party thereunder.

Section 3.7             No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2025, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2025, none of which result from claims of infringement, misappropriation or breach of contract, (c) liabilities and obligations under this Agreement or incurred in connection with the Transactions, (d) for liabilities and obligations that have been discharged or paid in full and (e) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.8             Certain Information. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Joint Proxy Statement will not, at the date it is first mailed to the Company Stockholders, at the date of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Assuming the accuracy of the first sentence of Section 4.8, the Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied in writing by or on behalf of the Parent Parties specifically for inclusion or incorporation by reference therein.

Section 3.9             Absence of Certain Changes or Events. Except as set forth on Section 3.9 of the Company Disclosure Letter, since June 30, 2025: (a) through the date hereof, the Company and its Subsidiaries have, in all material respects, conducted their businesses only in the ordinary course of business consistent with past practice; (b) there has not been any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 3.10            Litigation. There is no Action (other than arising from or relating to the Transactions) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action that, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There has not been since the Lookback Date nor are there currently any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any material financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 3.11           Compliance with Laws. The Company and each of its Subsidiaries are and, at all times since the Lookback Date have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, since the Lookback Date, a notice or other written communication alleging or relating to an actual or possible violation of any Law applicable to their businesses, operations, properties or assets, except for such violations that, individually or the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, approvals, authorizations, registrations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and since the Lookback Date there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the Transactions, except where the failure to have in effect such Permits or such violation or default or other event, individually or the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.12            Benefit Plans.

(a)            Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. As used herein, “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plan” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, consulting, change-in-control, fringe benefit, perquisite, retention, bonus, incentive, deferred compensation, pension, retirement, savings, supplemental unemployment benefit, profit sharing, supplemental retirement, health, welfare, medical, dental, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies, practices or other arrangements, whether formal or informal, funded or unfunded, insured or self-insured, written or oral, legally binding or not, under which any current or former employee, director, officer or consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or that the Company or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound, excluding any plan, program, policy or arrangement that is administered by any Governmental Entity and any Multiemployer Plan that is not maintained by the Company or its Subsidiaries. The Company has provided or made available to Parent a current, accurate and complete copy of each Company Plan, or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan. With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement, insurance Contract or other funding instrument, (ii) the most recent determination or opinion letter of the Internal Revenue Service (the “IRS”), (iii) the current summary plan description or member booklet and any summaries of material modifications thereto, (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, and (D) asset statements, and (v) all material, non-routine correspondence with any Governmental Entity or other relevant Person within the past five years.

(b)            Neither the Company, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) (collectively, the “Company Controlled Group”) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan”, within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. None of the Company or any of its Subsidiaries sponsors, has sponsored, contributes to, has contributed to, has or had an obligation to contribute to or has any liability (including contingent liability) with respect to a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA) or a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to the Company Plans:

(i)            each Company Plan complies in all material respects in form and in operation with its terms and the applicable provisions of ERISA and the Code and all other applicable Laws;

(ii)           all contributions, premiums, remittances, accruals or payments required to be made with respect to each Company Plan have, in all material respects, been made on or before their due dates, or to the extent not yet due, properly accrued for on the books and records of the Company and its Subsidiaries;

(iii)          each Company Plan intended to be qualified under Section 401(a) of the Code has received or is entitled to rely upon a favorable determination, advisory or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iv)         there have been no non-compliance tax or penalties imposed by a Governmental Entity in respect of any Company Plan, and there are no facts or circumstances that could reasonably be expected to give rise to any non-compliance tax or penalties, or that could reasonably be expected to adversely affect, as applicable, the registered status or the preferential tax treatment ordinarily accorded to any Company Plan;

(v)          there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant, beneficiary or other Person pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(vi)          the Company has not received any written or oral communication from the PBGC with respect to any Company Plan subject to Title IV of ERISA concerning the funded status of any such Company Plan;

(vii)         no member of the Company Controlled Group has incurred any direct or indirect liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement, and no fact or event exists that would reasonably be expected to give rise to any such liability; and

(viii)       none of the Company nor any of its Subsidiaries, under any Company Plan or otherwise, is obligated to provide any current or former employee, director, officer or other service provider (or any dependent thereof) any life, health or other welfare insurance upon retirement or following their termination of employment or service, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”) or to the minimum extent required by applicable Canadian employment standards Law;

(d)            The execution and delivery of this Agreement and the consummation of the Transactions will not, either alone or in combination with any other event, result in (A) any payment becoming due, or any increase in compensation or benefits otherwise payable to any current or former employee, director, officer or other service provider of the Company or any of its Subsidiaries; (B) the acceleration of time of payment, funding or vesting of, any compensation or benefits due to any employee, director, officer or other service provider of the Company or any of its Subsidiaries; (C) the forgiveness of any loan of indebtedness owed to the Company or any of its Subsidiaries by any current or former employee, director, officer or other service provider of the Company or any of its Subsidiaries; or (D) the limitation or restriction of the rights of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan.

(e)            Except as disclosed in Section 3.12(e) of the Company Disclosure Letter, neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the Transactions (either alone or in combination with any other events), in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which any of the Company or any Subsidiary is a party or by which any of them is otherwise bound to gross-up or compensate any person in respect of taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(f)            Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and the regulations and other administrative guidance promulgated thereunder. No current or former employee, director or other service provider is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.

(g)            Except as disclosed in Section 3.12(g) of the Company Disclosure Letter, neither the Company nor any Subsidiary has ever sponsored, administered, contributed to or been obligated to contribute to a “registered pension plan”, a “retirement compensation arrangement”, an “employee life and health trust”, a “deferred profit sharing plan”, a “registered retirement savings plan”, an “employee trust”, an “employees profit sharing plan” or a “tax free savings account” as each such term is defined in the ITA. No Company Plan is intended to be or has ever been found or alleged by a Governmental Entity to be a “salary deferral arrangement” as such term is defined in subsection 248(1) of the ITA.

(h)            Except as set forth on Section 3.12(h) of the Company Disclosure Letter, no Company Plan is self-insured, and neither the Company nor any of its Subsidiaries currently maintains or sponsors, or within the last six (6) years maintained or sponsored, any self-insured plan that provides benefits to any current or former employee, director, officer, or consultant of the Company or its Subsidiaries (or any of their dependents). All insured Company Plans and all insurance policies pursuant to which such benefits are provided are in full force and effect and the Company and its Subsidiaries have complied with all obligations upon which such coverage is conditioned, including but not limited to payment and remittance in full of all premiums due and owing.

(i)             With respect to each Company Plan maintained primarily for employees and former employees located outside the United States (each, a “Company International Plan”): (i) if intended to qualify for special Tax treatment, each Company International Plan is so qualified, (ii) if required to be registered with a Governmental Entity, is so registered, and (iii) the fair market value of the assets of each Company International Plan, the liability of each insurer for any Company International Plan funded through insurance, or the book reserve established for any such plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such plan. Except as set forth on Section 3.12(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has been a party to, a sponsoring employer of, or otherwise is under any liability with respect to any defined benefit pension scheme, any final salary scheme or any death, disability or retirement benefit calculated by reference to age, salary or length of service or any other item. The Company and each Subsidiaries’ sole funding obligation with respect to any Company International Plan required to be contributed to pursuant to a Collective Bargaining Agreement is to pay premiums or make contributions in accordance with the terms of such Collective Bargaining Agreement, and neither the Company nor any Subsidiary has any obligation to fund any deficit, solvency deficiency, or withdrawal liability in respect of any such Company International Plan.

Section 3.13            Labor Matters.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since the Lookback Date, the Company and its Subsidiaries are and have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, occupational health and safety, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b)            Section 3.13(b) of the Company Disclosure Letter sets forth a true and complete list of all labor, collective bargaining or other Contract with a labor union, labor organization, employee association or works council (a “Collective Bargaining Agreement”) that pertains to employees of the Company and its Subsidiaries. No labor union, labor organization, employee association, or works council holds bargaining rights with respect to any of the employees of the Company and its Subsidiaries by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of any employees of the Company and its Subsidiaries. To the knowledge of the Company, there has not been any activity since the Lookback Date on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries (including any common or related employer applications pursuant to applicable Law) pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such charges or complaints are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority, including any common or related employer applications pursuant to applicable Law or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)            During the preceding three years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any of its Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or which require notification or consultation with any Governmental Entity, trade union, works or supervisory council, staff association or body representing any of their employees. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (x) each person employed by the Company or any of its Subsidiaries was or is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and (y) no person treated as an independent contractor or consultant by the Company or any Subsidiary thereof should have been properly classified as an employee under applicable Law.

(d)            Except as set forth on Section 3.13(d) of the Company Disclosure Letter, with respect to any current or former employee, officer, consultant or other service provider of the Company, there are no actions against the Company or any of its Subsidiaries pending, or to the Company’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company, including any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability.

(e)            Except as set forth on Section 3.13(e) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the Transactions will not require notification or consultation with any labor union, labor organization or works council that represents any employees of the Company or any of its Subsidiaries or group of employees.

(f)            To the knowledge of the Company, since the Lookback Date, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective current or former directors, officers or senior level management employees, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their respective current or former directors, officers or senior level management employees.

(g)            Except as set forth on Section 3.13(g) of the Company Disclosure Letter, no employee of the Company or any of its Subsidiaries in the United States has any agreement as to length of notice or severance payment required to terminate his or her employment.

Section 3.14           Environmental Matters.

(a)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Environmental Laws; (ii) the Company and its Subsidiaries have obtained and are in compliance with all Permits that are required under any Environmental Law for the operation of their respective businesses as now conducted; (iii) there has been no Release of any Hazardous Substance by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, the subject of which remains unresolved; (v) neither the Company nor any of its Subsidiaries has disposed of, arranged for the disposal of, Released or transported any Hazardous Substances in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries during their respective periods of ownership or operation or, to the knowledge of the Company, as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present in a material quantity at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law; (vi) there is no Action pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries asserting any violation of or liability under any Environmental Laws; (vii) neither the Company nor any of its Subsidiaries is operating any of their respective properties or facilities under any compliance or consent order, decree or agreement issued by or entered into with any Governmental Entity under any Environmental Law; and (viii) neither the Company nor any of its Subsidiaries has expressly assumed or provided indemnity against any liability of any other Person under Environmental Laws, including in any acquisition or divestiture of any property or business.

(b)            As used herein, “Environmental Law” means any Law relating to (i) pollution, protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release, discharge of, or disposal of Hazardous Substances.

(c)            As used herein, “Hazardous Substance” means any substance, material or waste listed, defined, designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law, including but not limited to asbestos, asbestos-containing materials, radioactive materials or wastes, polychlorinated biphenyls, per- and polyfluoroalkyl substances, petroleum and petroleum products.

(d)            As used herein, “Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, emptying, escaping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Substances into or through the environment (including indoor or ambient air, surface water, groundwater and surface or subsurface strata).

Section 3.15           Taxes.

(a)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i)            (A) all Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been prepared and timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), (B) any and all Taxes due and payable by the Company and its Subsidiaries have been paid in full, (C) the Company and its Subsidiaries have withheld, collected and paid all Taxes required to have been withheld, collected and paid and (D) as of the time of filing, all such Tax Returns were true and complete (other than, in the case of clause (A), (B) or (C) hereof, with respect to any Taxes or Tax Returns (or positions taken therein) which are being contested, or for which any position has been taken, in good faith and for which adequate reserves are reflected on the most recent balance sheet of the Company included in the Company SEC Documents, as adjusted for operations in the ordinary course of business consistent with past practice since the date of such balance sheet);

(ii)            there are no Liens for Taxes on any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent or being contested in good faith (and for which adequate accruals or reserves have been established on the most recent balance sheet of the Company included in the Company SEC Documents);

(iii)          there are no Actions pending or threatened in writing against or with respect to the Company or any of its Subsidiaries (including a notice of deficiency or proposed judgment) with respect to any Tax;

(iv)          neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the limitation period with respect to the assessment or collection of any Tax;

(v)           no claim which has resulted or could reasonably be expected to result in an obligation to pay Taxes has been made in the last three years by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax that such Person is or may be subject to such taxation by that jurisdiction;

(vi)          neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Taxes of the Company or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), (B) as a transferee or successor or (C) by Contract (other than pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements));

(vii)         neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement;

(viii)       neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a (A) “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), (B) “reportable transaction” as defined in Subsection 237.3(1) of the ITA, or (C) “notifiable transaction” as defined in Subsection 237.4(1) of the ITA; and

(ix)          neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, in each case other than pursuant to any such agreement or arrangement solely between or among any of the Company and its Subsidiaries or any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).

(b)            The Company has not taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any fact or circumstance, that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)            There are no circumstances or situations existing, or that have existed, which have resulted, or which could result in the application of any of sections 15, 17, 78, 80 to 80.04 or subsections 90(6) to 90(12) of the ITA or any equivalent provision of any applicable Law to the Canadian Subsidiaries.

Section 3.16           Contracts.

(a)            Except for (x) this Agreement, (y) the Company Plans and agreements filed as exhibits to the Company SEC Documents and (z) purchase and sales orders entered into in the ordinary course of business, Section 3.16 of the Company Disclosure Letter lists each Contract of the following types to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i)            any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)           any Contract that limits the ability of the Company or any of its Subsidiaries in a manner that is material to the Company and its Subsidiaries, taken as a whole (or, following the consummation of the Transactions, would limit the ability of Parent or any of its Subsidiaries in a manner that would be material to the Parent and its Subsidiaries, taken as a whole) to compete in any line of business or with any Person or in any geographic area (including pursuant to a non-compete or similar type of restriction), or that restricts the right of the Company and its Subsidiaries in a manner that is material to the Company and its Subsidiaries, taken as a whole (or, following the consummation of the Transactions, would limit the ability of Parent or any of its Subsidiaries in a manner that is material to the Parent and its Subsidiaries, taken as a whole) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status with respect to any obligation that is material to the Company and its Subsidiaries, taken as a whole;

(iii)         any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement with a third party, in each case, that is material to the Company and its Subsidiaries, taken as a whole (other than such Contracts or other agreements between the Company and its wholly-owned Subsidiaries or solely among wholly-owned Subsidiaries of the Company);

(iv)         any Contract relating to Indebtedness and having an outstanding principal amount in excess of $15,000,000, other than agreements solely between or among the Company and its Subsidiaries;

(v)          any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $15,000,000 or more with any outstanding obligations of the Company or one of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole (including any continuing guarantee, “earn-out” or other contingent payment obligations, in each case, that could result in payments in excess of $15,000,000);

(vi)         any Contract that by its terms calls for aggregate receipt by the Company and its Subsidiaries under such Contract of more than $5,000,000 over the remaining term of such Contract;

(vii)         any Contract (other than any intercompany agreement solely among the Company and/or any of its Subsidiaries) that is with any manufacturer, vendor or other supplier with respect to which manufacturer, vendor or other supplier the aggregate annual spend for the year ended December 31, 2025 exceeded $5,000,000 for the Company and its Subsidiaries, taken as a whole, or which manufacturer, vendor or other supplier imposes a minimum purchase order that is expected to involve payments in excess of $5,000,000 for the Company or its Subsidiaries in the 12 months ending December 31, 2026;

(viii)        any Contract of which the primary purpose is to indemnify another Person (it being understood, for the avoidance of doubt, that customary indemnities for representations and warranties shall not be included in this clause (viii));

(ix)          any Contract that is a license agreement, covenant not to sue agreement or co-existence agreement or similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries is a party and licenses in intellectual property owned by a third party or licenses out intellectual property owned by the Company or its Subsidiaries or agrees not to assert or enforce intellectual property owned by the Company or such Subsidiary, other than (A) license agreements for software that is generally commercially available or (B) non-exclusive licenses granted to customers of the Company or any of its Subsidiaries in the ordinary course of business;

(x)            any Contract that provides for any standstill or similar restrictions, pursuant to which the Company or its Subsidiaries has agreed not to acquire securities of another Person or to refrain from engaging in or proposing to engage in business combination transactions with another Person;

(xi)          any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $15,000,000;

(xii)         any Contract between the Company or any of its Subsidiaries, on the one hand, and any Person beneficially owning five percent (5%) or more of the outstanding Company Common Stock;

(xiii)        any Contract with any Governmental Entity that is material to the operations of the Company and its Subsidiaries, taken as a whole;

(xiv)        each Contract for any Derivative Transaction with a notional value in excess of $15,000,000;

(xv)        any Contract that contains a “take-or-pay” clause or any similar material prepayment or forward sale arrangement;

(xvi)        each Contract for lease of personal property or real property involving payments in excess of $5,000,000 in any calendar year or aggregate payments in excess of $15,000,000 that is not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within ninety (90) days; or

(xvii)       any Contract relating to the settlement of any material Action that has remaining performance obligations by, or restrictions on, the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole.

Each Contract of the type described in clauses (i) through (xvii) is referred to herein as a “Company Material Contract.”

(b)            (i) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) each of the Company, its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iii) there is no default under any Company Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Company Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of all Company Material Contracts, including all amendments, supplements or modifications thereto.

Section 3.17          Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 3.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies (other than any insurance policy held in connection with a Company Plan) issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, nor has taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the entry into this Agreement, no notice of cancellation or termination has been received with respect to any such policy.

Section 3.18           Properties.

(a)           Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by Company or any of its Subsidiaries (the “Company Owned Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company or one of its Subsidiaries has good and marketable title in fee simple to the Company Owned Real Property, free and clear of all Liens other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no parcel of Company Owned Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. There are no contractual or legal restrictions that preclude or restrict the ability of Company or any of its Subsidiaries to use any Company Owned Real Property for its current use, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Section 3.18(b) of the Company Disclosure Letter sets forth a true and complete list of all material real property leased by the Company or any of its Subsidiaries (the “Company Leased Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company or one of its Subsidiaries has a valid leasehold interest in the Company Leased Real Property, free and clear of all Liens other than Permitted Liens. Each of Company and its Subsidiaries has complied with the terms of all leases to which it is a party with respect to Company Leased Real Property, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company or one of its Subsidiaries has good and valid title to all of its material tangible assets (other than real property), free and clear of all Liens other than Permitted Liens. The tangible personal property currently used in the operation of the business of Company and its Subsidiaries is in good working order (reasonable wear and tear excepted), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.19          Intellectual Property; Data Privacy.

(a)           Section 3.19(a) of the Company Disclosure Letter sets forth a true and complete list of all issued, registered or applied-for Company Owned IP (collectively, the “Registered Company Owned IP”), including, for each item, the record owner (other than with respect to domain names), jurisdiction and issuance, registration and application number, as applicable. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Registered Company Owned IP is valid, subsisting, and to the knowledge of the Company, enforceable; (ii) either the Company or a Subsidiary of the Company is the sole and exclusive record owner of each item of Registered Company Owned IP; (iii) neither the Company nor any Subsidiary of the Company has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Registered Company Owned IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like); and (iv) no Registered Company Owned IP has been abandoned, cancelled or adjudicated invalid, or is subject to any outstanding order, writ, injunction, judgment, stipulation or decree restricting their use or adversely affecting the rights of the Company or a Subsidiary of the Company thereto.

(b)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company exclusively owns, free and clear of all Liens other than Permitted Liens, the Company Owned IP, and is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all other Intellectual Property used in or necessary for their respective businesses (such other Intellectual Property, together with the Company Owned IP, collectively, the “Company IP”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) there are no pending or, to the knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation, dilution or other violation by the Company or any of its Subsidiaries of any Intellectual Property of any Person; (b) the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated, diluted or otherwise violated, and does not infringe, misappropriate, dilute or otherwise violate, any Intellectual Property of any Person; (c) neither the Company nor any of its Subsidiaries has made any claim of infringement, misappropriation, dilution or other violation by others of its rights to or in connection with the Company IP; (d) to the knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned IP; (e) the Company and its Subsidiaries have used commercially reasonable efforts to protect the secrecy, confidentiality and value of the Trade Secrets included in the Company IP; and (f) the consummation of the Transactions will not result in the loss of, or give rise to any right of any third party to terminate or modify in any material respect any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company IP.

(c)           Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company and its Subsidiaries have (i) used commercially reasonable efforts, consistent with industry standards, to protect the confidentiality, integrity, availability and security of their IT Assets (and all information and transactions stored or contained therein or transmitted thereby), and to prevent any unlawful, accidental or unauthorized access thereto or use, disclosure, acquisition, exfiltration, theft, loss, alteration, corruption, destruction, or unavailability thereof; and (ii) implemented commercially reasonable technical, physical, administrative and organizational measures and policies, including data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices, (B) since the Lookback Date, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the IT Assets of the Company or its Subsidiaries in which any Personal Information that is or was Processed by or on behalf of the Company or any of its Subsidiaries, or any information technology systems owned or otherwise controlled by the Company and its Subsidiaries, was or may have been accessed, used, disclosed, acquired, exfiltrated, stolen, lost, altered, corrupted, destroyed or rendered unavailable unlawfully, accidentally or without authorization (a “Security Incident”), (C) neither the Company nor any of its Subsidiaries has notified or been required by any Company Data Protection Requirement to notify any Person (including any Governmental Entity) of a Security Incident and (D) since the Lookback Date, the Company and its Subsidiaries have routinely monitored and assessed security risks and timely remediated all material threats, deficiencies and vulnerabilities identified in each such assessment.

(d)           The Company and its Subsidiaries are and have at all times been in compliance in all material respects with all applicable Company Data Protection Requirements. Neither the Company nor any of its Subsidiaries has, since the Lookback Date, received any written or, to the knowledge of the Company, oral notice, or is currently or has ever been subject to any audit or investigation, in each case regarding the Processing of Personal Information or alleging a violation of any Company Data Protection Requirements.

Section 3.20          Products and Product Liability.

(a)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Product manufactured, sold, distributed, or delivered by the Company or any Company Subsidiary since the Lookback Date has been in conformity in all material respects with all applicable contractual commitments, express and implied warranties, product specifications, and applicable Laws.

(b)           Section 3.20(b) of the Company Disclosure Letter sets forth a true and complete list of all pending product warranty or product liability claims against the Company or any Company Subsidiary as of the date of this Agreement that, with respect to a particular Product (and not in combination with any other Product), individually or in the aggregate with all other such claims with respect to such Product, would reasonably be expected to result in liability to the Company or any Company Subsidiary in excess of $5,000,000 for such Product. Except as set forth in Section 3.20(b) of the Company Disclosure Letter, since the Lookback Date, neither the Company nor any Company Subsidiary has received written notice of any claim, demand, suit, or proceeding alleging that any Product is defective or fails to meet any applicable product warranty, product specification, or safety standard that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(c)           Except as set forth in Section 3.20(c) of the Company Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary arising out of any injury to any Person or damage to any property as a result of the design, manufacture, sale, distribution, installation, or use of any Product (including any claim for strict liability, negligence, breach of warranty, failure to warn, or similar cause of action).

(d)           Except as set forth in Section 3.20(d) of the Company Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) since the Lookback Date, there has not been, nor is there currently pending or, to the knowledge of the Company, threatened, any recall, withdrawal, field corrective action, or post-sale warning conducted by or on behalf of the Company or any Company Subsidiary concerning any Product; (ii) neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity requiring, or threatening to require, the recall, withdrawal, suspension, seizure, or discontinuance of manufacturing or sale of any Product; and (iii) neither the Company nor any Company Subsidiary has received written notice from any third party that would require, or provide grounds for, any recall, withdrawal, field corrective action, or post-sale warning concerning any Product.

(e)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) all Products are and have been designed, manufactured, tested, packaged, labeled, stored, handled, and distributed in compliance with all applicable Laws (including, as applicable, product safety Laws, labeling requirements, and certification requirements); (ii) all Products that require registration, listing, certification, approval, or clearance by any Governmental Entity have received all such required registrations, listings, certifications, approvals, or clearances and are being manufactured, marketed, sold, and distributed in compliance therewith; and (iii) neither the Company nor any Company Subsidiary has received written notice of any Action or investigation by any Governmental Entity alleging that any Product violates any applicable Law or is defective or unsafe.

Section 3.21          Suppliers. Section 3.21 of the Company Disclosure Letter sets forth a true, correct and complete list of the top 10 suppliers by the aggregate amounts paid by the Company and its Subsidiaries during the 12 months ended December 31, 2025. Since January 1, 2025, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any such supplier, and (b) no such supplier has notified the Company or any of its Subsidiaries that it intends to terminate or change the pricing or other terms of its business in any material respect adverse to the Company or its Subsidiaries.

Section 3.22          Customers. Section 3.22 of the Company Disclosure Letter sets forth a true, correct and complete list of the top 10 customers of the Company and its Subsidiaries, as measured for the 12-month period ended December 31, 2025. Since January 1, 2025, no such customer has cancelled or otherwise terminated or, to the knowledge of the Company, threatened to cancel, terminate or otherwise materially and adversely alter the terms of its business with the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is involved in any material dispute with any such customer of the Company or has been notified by or has notified any such customer, in writing, of any breach or violation of any contract or agreement with any such customer.

Section 3.23          International Trade Laws.

(a)           The Company and its Subsidiaries have been since April 24, 2019, and continue to be, in compliance in all material respects with International Trade Laws and have not taken any action that violates, evades or avoids, or attempts to violate, evade or avoid International Trade Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, executives, or employees, nor, to the knowledge of the Company, any representative or agent acting on behalf of the Company or its Subsidiaries, currently or since April 24, 2019: (i) is or has been a Sanctioned Person or has acted, directly or indirectly, on behalf of a Sanctioned Person; (ii) is unlawfully conducting or has unlawfully conducted any business with or unlawfully engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; or (iii) is unlawfully dealing in or has unlawfully dealt in, or otherwise unlawfully engaged in, any transaction relating to, any property or interests in property of any Sanctioned Person, except, in each case of the foregoing clauses (i)-(iii), as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole.

(b)           Since April 24, 2019, the Company and its Subsidiaries have not received and, after due care and inquiry, are not aware of any current or threatened investigation, inquiry, complaint, lawsuit, voluntary or involuntary disclosure, warning letter, penalty notice, or other regulatory or enforcement action, whether internal, by a government regulator or agency, or by a private party, alleging any material violation of International Trade Laws, nor has the Company or any of its Subsidiaries, nor any of their respective directors, executives, or employees, nor, to the knowledge of the Company, any representatives or agents, been convicted of violating in any material respect any International Trade Laws.

(c)           The Company and its Subsidiaries have adopted and implemented policies and procedures reasonably designed to prevent, detect and deter violations of applicable International Trade Laws.

(d)           For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)            “International Trade Laws” means all applicable U.S., Canadian and other foreign laws, statutes, rules, regulations, judgments, orders (including executive orders), decrees or restrictive measures relating to Sanctions, export and import control, or anti-boycott measures administered, enacted, or enforced by a relevant Governmental Entity or Sanctions Authority, as well as applicable customs laws.

(ii)           “Sanctioned Jurisdiction” means a country or territory, which is, or since April 24, 2019 has been, the subject or target of comprehensive, country-wide or territory-wide Sanctions, which as of the date of this Agreement comprise Cuba, Iran, North Korea, Syria (until July 1, 2025), Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Kherson oblast and the Zaporizhzhia oblast regions of Ukraine.

(iii)          “Sanctioned Person” means a Person (i) identified on the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, the Consolidated Canadian Autonomous Sanctions List, the United Nations Security Council Sanctions List, the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, the United Kingdom’s Sanctions List, or any other similar list maintained by any Sanctions Authority having jurisdiction over the parties to this Agreement; (ii) located, organized or ordinarily resident in a Sanctioned Jurisdiction; (iii) otherwise the target of any Sanctions; or (iv) owned, 50% or more, directly or indirectly, individually or in the aggregate by, controlled by, under effective control of, or acting on behalf of a Person described in clauses (i)-(iii) above.

(iv)         “Sanctions” means the economic, financial, or trade sanctions Laws, embargoes, or restrictive measures administered, enacted, or enforced by any Sanctions Authority.

(v)          “Sanctions Authority” means the United States government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, including the Directorate of Defense Trade Controls, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Nuclear Regulatory Commission, and U.S. Customs and Border Protection), the Canadian government (including Global Affairs Canada and Public Safety Canada), the United Nations Security Council, the European Union, any Member State of the European Union and the competent national authorities thereof, the United Kingdom (including the Office of Financial Sanctions Implementation of His Majesty’s Treasury, the Export Control Joint Unit of the UK Department of International Trade), and any other relevant governmental, intergovernmental or supranational body, agency or authority with jurisdiction over the parties to this Agreement.

Section 3.24           Certain Payments.

(a)            Except as would not reasonably be expected to, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) has, directly or indirectly, taken any action that would reasonably be expected to cause the Company to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any applicable Laws of similar effect (collectively, the “Anti-Corruption Laws”).

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, neither the Company nor its Subsidiaries, nor, to the knowledge of the Company, any of its or their respective officers, directors, employees, or agents have directly or indirectly paid, offered, or authorized or promised to pay, any money or other items of value to any Government Official in order to (i) improperly influence any act or decision of the Government Official, or (ii) induce the Government Official to use their influence to affect any act or decision of a governmental entity in order to assist the Company and its Subsidiaries to obtain or retain business for, or direct business to, the Company and its Subsidiaries, or otherwise benefit the business of the Company and its Subsidiaries in contravention of the Anti-Corruption Laws.

(c)           Except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, (i) no audit, inquiry, review, allegations, inspection, survey, examination, charge, proceeding or investigation with respect to a possible or actual violation of the Anti-Corruption Laws, nor any criminal or civil claims, nor factual allegations of non-compliance, with respect to the Anti-Corruption Laws, have been asserted or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, and (ii) neither the Company nor its Subsidiaries has made any voluntary, mandatory or other disclosure with respect to a possible violation of the Anti-Corruption Laws.

(d)           Except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries, and, to the knowledge of the Company, all entities acting on behalf of the Company and its Subsidiaries, have developed and implemented an anti-corruption compliance program that includes internal controls, policies, and procedures designed to ensure, and effective in ensuring, compliance with the Anti-Corruption Laws.

Section 3.25           State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Transactions and will not restrict, impair or delay the ability of Parent, after the Effective Time, to vote or otherwise exercise all rights as sole stockholder of the Surviving Corporation or as the Surviving Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Organizational Documents is, or at the Effective Time will be, applicable to this Agreement or any of the Transactions.

Section 3.26          No Rights Plan. As of the date hereof, there is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.27           Related Party Transactions. No Related Party of the Company or any of its Subsidiaries is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last year, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed.

Section 3.28          Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 3.29           Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. LLC, dated the date of this Agreement, to the effect that, based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, as of such date, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock (other than the holders of Excluded Shares), a signed copy of which will be made available to Parent for informational purposes only on a non-reliance basis promptly following the date of this Agreement.

Section 3.30          No Other Representations or Warranties.

(a)           Except for the representations and warranties made in this Article III, as qualified by the Company Disclosure Letter, or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article III, as qualified by the Company Disclosure Letter, or as set forth in the Company’s officer certificate delivered pursuant to Section 6.2(c), neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business; or (ii) any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions. Neither the Company, its Subsidiaries, nor any other Person will have or be subject to any liability to any Parent Party or to any other Person resulting from the distribution to any Parent Party, or any Parent Party’s use of, such information, including any information, documents, projections, forecasts or other material made available to the Parent Parties in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, in each case, unless such material or information is otherwise the subject of any representation or warranty herein or as set forth in the Company’s officer’s certificate to be delivered to Parent pursuant to Section 6.2(c). Notwithstanding the foregoing, nothing in this Section 3.30 shall limit any Parent Party’s remedies with respect to claims of Fraud.

(b)           The Company acknowledges and agrees that the representations and warranties by the Parent Parties set forth in this Agreement constitute the sole and exclusive representations and warranties of such Parties in connection with the Transactions, and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Parent Parties.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as disclosed in (a) the Parent SEC Documents filed with or furnished to the SEC and publicly available on EDGAR at least twenty four (24) hours prior to the date of this Agreement (excluding any disclosures set forth in any such Parent SEC Document under the heading “Risk Factors” or in any section relating to forward-looking disclaimers or any other statement or disclosure that are generally cautionary, predictive or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) the corresponding section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Parent Parties represent and warrant to the Company as follows:

Section 4.1             Organization, Standing and Power.

(a)           Parent is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified, registered or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent’s Subsidiaries is duly qualified, registered or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c)           Parent has previously made available to the Company true and complete copies of Parent’s certificate of incorporation (the “Parent Charter”) and bylaws (the “Parent Bylaws” and, together with the Parent Charter, the “Parent Organizational Documents”) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Parent is in material compliance with the terms of each of the Parent Organizational Documents, and each of Merger Sub Inc. and Merger Sub LLC are in material compliance with the terms of each of their respective organizational documents.

Section 4.2             Capital Stock.

(a)            The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”). As of the Measurement Date, (i) 35,665,813 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) 1,007,899 shares of Parent Common Stock were issuable upon the exercise of outstanding Parent Options, (iv) no shares of Parent Preferred Stock were issued and outstanding, (v) 563,266 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent RSU Awards (assuming maximum achievement of any applicable performance-based vesting conditions), (vi) 1,300,906 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent PRSU Awards (assuming maximum achievement of any applicable performance-based vesting conditions), and (vii) 1,491,844 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s 2017 Equity and Incentive Compensation Plan, 2021 Equity and Incentive Compensation Plan, the 2020 Employee Stock Purchase Plan and any other equity award plan of Parent (the “Parent Equity Plans”). All outstanding shares of capital stock of Parent are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. No shares of capital stock of Parent are owned by any Subsidiary of Parent. Except as set forth on Section 4.2(a) of the Parent Disclosure Letter, Parent does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the Parent Stockholders on any matter. Except as set forth above in this Section 4.2(a), as of the date hereof, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent (other than shares issued pursuant to securities described in any of clauses (iii), (v) or (vi) above), (B) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent, or obligations of Parent to issue, any shares of capital stock of Parent, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or rights or interests described in the preceding clause (C) or (E) obligations of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Except for the Voting Agreements, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party with respect to the holding, voting, registration, redemption or repurchase of any capital stock or other voting securities or equity interests of Parent, other than pursuant to Parent Equity Plans.

(b)           Section 4.2(b) of the Parent Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding rights to purchase or receive shares of Parent Common Stock or similar rights granted under the Parent Equity Plans or otherwise (collectively, “Parent Stock Awards”), indicating as applicable, with respect to each Parent Stock Award then outstanding, the type of award granted, the number of shares of Parent Common Stock subject to such Parent Stock Award (assuming maximum achievement of any applicable performance-based vesting conditions), the name of the plan under which such Parent Stock Award was granted, the date of grant, exercise or purchase price (if any), vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. Parent has made available to the Company true and complete copies of all Parent Equity Plans and the forms of all award agreements evidencing outstanding Parent Stock Awards.

(c)           The authorized capital stock of Merger Sub Inc. consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding, all of which shares are directly owned by Parent.

(d)           All of the issued and outstanding limited liability company interests of Merger Sub LLC are directly owned by Parent.

Section 4.3             Subsidiaries. Section 4.3 of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Parent have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens, other than Permitted Liens. Except as set forth on Section 4.3 of the Parent Disclosure Letter, no Subsidiary of Parent has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the Parent Stockholders or the equityholders of any such Subsidiary on any matter. Except as set forth above in this Section 4.3, there are no outstanding (a) shares of capital stock or other voting securities or equity interests of any Subsidiary of Parent, (b) securities convertible into or exchangeable or exercisable for shares of capital stock of any Subsidiary of Parent or other voting securities or equity interests of any Subsidiary of Parent, (c) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of any Subsidiary of Parent or other equity equivalent or equity-based awards or rights, (d) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from any Subsidiary of Parent, or obligations of any Subsidiary of Parent to issue, any shares of capital stock of any Subsidiary of Parent, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of any Subsidiary of Parent or rights or interests described in the preceding clause (c), or (e) obligations of any Subsidiary of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which any Subsidiary of Parent is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restrict the transfer of, any capital stock or other voting securities or equity interests of any Subsidiary of Parent.

Section 4.4             Authority.

(a)           Each Parent Party has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of the Parent Stockholder Approval and the Sole Stockholder Consent, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Parent Parties and the consummation by the Parent Parties of the Transactions have been duly authorized by all necessary corporate action on the part of the Parent Parties and no other corporate proceedings on the part of the Parent Parties are necessary to approve this Agreement or to consummate the Transactions, subject to approval of the Stock Issuance by the affirmative vote of a majority of the shares of Parent Common Stock entitled to vote thereon and present in person or represented by proxy at the Parent Stockholders Meeting, in accordance with the rules and regulations of the Nasdaq and the Parent Organizational Documents (collectively, the “Parent Stockholder Approval”). This Agreement has been duly executed and delivered by the Parent Parties and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each Parent Party, enforceable against each Parent Party in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)           The Parent Board, at a meeting duly called and held at which all directors of Parent were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Voting Agreements and the Transactions (including the Mergers) are in the best interests of the Parent Stockholders, (ii) approving, adopting and declaring advisable this Agreement, the Voting Agreements and the Transactions, including the Mergers, (iii) directing that the Stock Issuance be submitted to the Parent Stockholders for their approval and (iv) resolving to recommend that the Parent Stockholders vote in favor of the Stock Issuance, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.3.

(c)            The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock or other securities required in connection with the consummation of the Transactions, and no other vote of the holders of any class or series of Parent’s capital stock or other securities is required in connection with the consummation of the Transactions. The Sole Stockholder Consent is the only approval necessary on behalf of Merger Sub Inc. to approve the adoption of this Agreement and will be obtained promptly following the execution of this Agreement.

Section 4.5             No Conflict; Consents and Approvals.

(a)           The execution, delivery and performance of this Agreement by each of the Parent Parties does not, and the consummation of the Transactions and compliance by each of the Parent Parties with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Parent Parties or any of their respective Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Parent Organizational Documents or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of Parent, (ii) any Parent Material Contract to which the Parent Parties or any of their respective Subsidiaries is a party or by which the Parent Parties or any of their respective Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any Law or any rule or regulation of the Nasdaq applicable to the Parent Parties or any of their respective Subsidiaries or by which the Parent Parties or any of their respective Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (provided, that clauses (D), (E) and (K) of the definition of “Material Adverse Effect” shall be disregarded for purposes of this Section 4.5(a)).

(b)           No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Parent Parties or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Parent Parties or the consummation by the Parent Parties of the Transactions or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificates of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings and approvals required under the rules and regulations of the Nasdaq and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (provided, that clauses (D), (E) and (K) of the definition of “Material Adverse Effect” shall be disregarded for purposes of this Section 4.5(b)).

Section 4.6            SEC Reports; Financial Statements.

(a)           Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since the Lookback Date (all such documents, together with all exhibits and schedules to the foregoing documents and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained, when filed (or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Prior to the execution of this Agreement, Parent has provided the Company with the substantially final form of Parent’s annual report on Form 10-K for the year ended December 31, 2025 (the “Parent 2025 10-K”). As of the date hereof, Parent expects to file the Parent 2025 10-K without any material amendments, additions, deletions, modifications or changes, except that the Parent 2025 10-K will be updated to include the audit report of Deloitte & Touche LLP (“Parent Auditor”). To the knowledge of Parent, Parent Auditor will deliver to Parent for inclusion in the Parent 2025 10-K (i) an unqualified audit opinion of Parent Auditor that the financial statements included in the Parent 2025 10-K present fairly, in all material respects, the financial position of Parent and its Subsidiaries as of December 31, 2025 and December 31, 2024, and their results of operations and their cash flows for each of the years in the three-year period ended December 31, 2025, in conformity with GAAP and (ii) the audit opinion of Parent Auditor with respect to Parent’s and its Subsidiaries’ internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, which audit opinion described in this clause (ii) will only be qualified by reference to the material weaknesses described in Item 9A of the Parent 2025 10-K. As of the date of this Agreement, Parent Auditor has not informed Parent that either of the opinions described in clause (i) or clause (ii) will include any statement or indication that the material weaknesses described in Item 9A of the Parent 2025 10-K had any effect on the consolidated financial statements of Parent and its Subsidiaries (the “Parent Audit Report”). The Parent 2025 10-K complies in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and the Parent 2025 10-K does not contain, as of the execution of this Agreement, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in (x) the Parent SEC Documents and (y) the Parent 2025 10-K (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. As of the date of this Agreement, Parent does not intend to correct in any material respect or restate, and, to the knowledge of Parent, there is not any basis to restate, any of the audited financial statements or unaudited interim financial statements (including, in each case, the notes, if any, thereto) of Parent filed in or furnished with the Parent SEC Documents or included in the Parent 2025 10-K. Since the Lookback Date, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(d)           Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, have presented in (i) any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto and (ii) the Parent 2025 10-K his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(e)           Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Copies of any such disclosures made by management to Parent’s auditors and audit committee have been made available to the Company, including with respect to the Parent 2025 10-K.

(f)           The statements set forth on Section 4.6(f) of the Parent Disclosure Letter are true and correct as of the date of this Agreement.

(g)           Since the Lookback Date, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(h)            As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(i)            Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

(j)            Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the Nasdaq, in each case, that are applicable to Parent.

(k)            No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

(l)            Parent and each of its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no (x) material breaches, violations, or collateral deficiencies or (y) requests for collateral or demands for payment, in each case, by any party thereunder.

Section 4.7             No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the consolidated balance sheet of Parent and its Subsidiaries as at June 30, 2025, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2025, none of which result from claims of infringement, misappropriation or breach of contract, (c) liabilities and obligations under this Agreement or incurred in connection with the Transactions, (d) for liabilities and obligations that have been discharged or paid in full and (e) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.8             Certain Information. None of the information supplied or to be supplied by or on behalf of the Parent Parties specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Joint Proxy Statement will not, at the date it is first mailed to the Parent Stockholders, at the date of any amendments or supplements thereto and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Assuming the accuracy of the first sentence of Section 3.8, the Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, no Parent Party makes any representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

Section 4.9             Absence of Certain Changes or Events. Except as set forth on Section 4.9 of the Parent Disclosure Letter, since June 30, 2025: (a) through the date hereof, Parent and its Subsidiaries have, in all material respects, conducted their businesses only in the ordinary course of business consistent with past practice; (b) there has not been any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and (c) neither Parent nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 4.10          Litigation. There is no Action (other than arising from or relating to the Transactions) pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, other than any Action that, individually or in the aggregate, has not had or would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. There has not been since the Lookback Date nor are there currently any internal investigations or inquiries being conducted by Parent, the Parent Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any material financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 4.11           Compliance with Laws. Parent and each of its Subsidiaries are and, at all times since the Lookback Date have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received, since the Lookback Date, a notice or other written communication alleging or relating to an actual or possible violation of any Law applicable to their businesses, operations, properties or assets, except for such violations that, individually or the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each of its Subsidiaries have in effect all material Permits of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and since the Lookback Date there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the Transactions, except where the failure to have in effect such Permits or such violation or default or other event, individually or the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.12          Benefit Plans.

(a)           Section 4.12(a) of the Parent Disclosure Letter contains a true and complete list of each material Parent Plan. As used herein, “Parent Plan” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, consulting, change-in-control, fringe benefit, perquisite, retention, bonus, incentive, deferred compensation, pension, retirement, savings, supplemental unemployment benefit, profit sharing, supplemental retirement, health, welfare, medical, dental, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies, practices or other arrangements, whether formal or informal, funded or unfunded, insured or self-insured, written or oral, legally binding or not, under which any current or former employee, director, officer or consultant of Parent or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or that Parent or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound, excluding any plan, program, policy or arrangement that is administered by any Governmental Entity and any Multiemployer Plan that is not maintained by Parent or its Subsidiaries. Parent has provided or made available to the Company a current, accurate and complete copy of each Parent Plan, or if such Parent Plan is not in written form, a written summary of all of the material terms of such Parent Plan. With respect to each Parent Plan, Parent has furnished or made available to the Company a current, accurate and complete copy of, to the extent applicable (i) any related trust agreement, insurance Contract or other funding instrument, (ii) the most recent determination or opinion letter of the IRS, (iii) the current summary plan description or member booklet and any summaries of material modifications thereto, (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, and (D) asset statements, and (v) all material, non-routine correspondence with any Governmental Entity or other relevant Person within the past five years.

(b)            Except as set forth on Section 4.12(b) of the Parent Disclosure Letter, none of Parent, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) (collectively, the “Parent Controlled Group”) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a Multiemployer Plan, (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. None of the Parent or any of its Subsidiaries sponsors, has sponsored, contributes to, has contributed to, has or had an obligation to contribute to or has any liability (including contingent liability) with respect to a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA) or a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, with respect to the Parent Plans:

(i)           each Parent Plan complies in all material respects in form and in operation with its terms and the applicable provisions of ERISA and the Code and all other applicable Laws;

(ii)          all contributions, premiums, remittances, accruals or payments required to be made with respect to each Parent Plan have, in all material respects, been made on or before their due dates, or to the extent not yet due, properly accrued for on the books and records of Parent and its Subsidiaries;

(iii)          each Parent Plan intended to be qualified under Section 401(a) of the Code has received or is entitled to rely upon a favorable determination, advisory or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Parent Plan;

(iv)         there have been no non-compliance tax or penalties imposed by a Governmental Entity in respect of any Parent Plan, and there are no facts or circumstances that could reasonably be expected to give rise to any non-compliance tax or penalties, or that could reasonably be expected to adversely affect, as applicable, the registered status or the preferential tax treatment ordinarily accorded to any Parent Plan;

(v)          there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant, beneficiary or other Person pending, or to the knowledge of Parent, threatened, relating to the Parent Plans, any fiduciaries thereof with respect to their duties to the Parent Plans or the assets of any of the trusts under any of the Parent Plans (other than routine claims for benefits);

(vi)         Parent has not received any written or oral communication from the PBGC with respect to any Parent Plan subject to Title IV of ERISA concerning the funded status of any such Parent Plan;

(vii)        no member of the Parent Controlled Group has incurred any direct or indirect liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any Parent Plan or other retirement plan or arrangement, and no fact or event exists that would reasonably be expected to give rise to any such liability; and

(viii)       none of Parent nor any of its Subsidiaries, under any Parent Plan or otherwise, is obligated to provide any current or former employee, director, officer or other service provider (or any dependent thereof) any life, health or other welfare insurance upon retirement or following their termination of employment or service, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation COBRA.

(d)            The execution and delivery of this Agreement and the consummation of the Transactions will not, either alone or in combination with any other event, result in (A) any payment becoming due, or any increase in compensation or benefits otherwise payable to any current or former employee, director, officer or other service provider of Parent or any of its Subsidiaries; (B) the acceleration of time of payment, funding or vesting of, any compensation or benefits due to any employee, director, officer or other service provider of Parent or any of its Subsidiaries; (C) the forgiveness of any loan of indebtedness owed to Parent or any of its Subsidiaries by any current or former employee, director, officer or other service provider of Parent or any of its Subsidiaries; or (D) the limitation or restriction of the rights of Parent or any of its Subsidiaries to merge, amend or terminate any Parent Plan.

(e)           Neither Parent nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Parent Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the Transactions (either alone or in combination with any other events), in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which any of Parent or any Subsidiary is a party or by which any of them is otherwise bound to gross-up or compensate any person in respect of taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(f)            Each Parent Plan that constitutes in any part a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and the regulations and other administrative guidance promulgated thereunder. No current or former employee, director or other service provider is entitled to any gross-up, make-whole or other additional payment from Parent or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.

(g)           Section 4.12(g) of the Parent Disclosure Letter contains a list of each Multiemployer Plan to which a member of the Parent Controlled Group contributes (or has an obligation to contribute to). No member of the Parent Controlled Group has incurred or received notice of any claim of a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Multiemployer Plan. With respect to each Multiemployer Plan, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability (including contingent liability) to any member of the Parent Controlled Group, (A) all contributions have been made as required by the terms of such plan, the terms of any applicable collective bargaining agreement and applicable Law, (B) no member of the Parent Controlled Group has any contingent liability under Sections 4204 or 4212(c) of ERISA, (C) no member of the Parent Controlled Group has received any notification that any such plan is in reorganization (within the meaning of Section 4241 of ERISA), has been terminated, is insolvent (within the meaning of Section 4245 of ERISA) or is in endangered or critical status (within the meaning of Section 437 of the Code or Section 305 of ERISA), (D) no such plan is reasonably expected to be in reorganization, terminated, insolvent or in endangered or critical status, and (E) no member of the Parent Controlled Group has experienced a reduction in contribution base units in the three (3) consecutive years prior to the date of this Agreement that would, if continued, reasonably be expected to result in a partial withdrawal assessment, whether such liability is contingent or otherwise. All non-routine and material communications during the five-year period prior to the date of this Agreement between any member of the Parent Controlled Group and any Multiemployer Plan have been provided to the Company. None of the Multiemployer Plans has notified any member of the Parent Controlled Group of any failure to satisfy minimum funding standards.

(h)           Except as set forth on Section 4.12(h) of the Parent Disclosure Letter, no Parent Plan is self-insured, and neither Parent nor any of its Subsidiaries currently maintains or sponsors, or within the last six (6) years maintained or sponsored, any self-insured plan that provides benefits to any current or former employee, director, officer, or consultant of Parent or its Subsidiaries (or any of their dependents). All insured Parent Plans and all insurance policies pursuant to which such benefits are provided are in full force and effect and Parent and its Subsidiaries have complied with all obligations upon which such coverage is conditioned, including but not limited to payment and remittance in full of all premiums due and owing.

(i)            With respect to each Parent Plan maintained primarily for employees and former employees located outside the United States (each, a “Parent International Plan”): (i) if intended to qualify for special Tax treatment, each Parent International Plan is so qualified, (ii) if required to be registered with a Governmental Entity, is so registered, and (iii) the fair market value of the assets of each Parent International Plan, the liability of each insurer for any Parent International Plan funded through insurance, or the book reserve established for any such plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such plan. Except as set forth on Section 4.12(i) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has been a party to, a sponsoring employer of, or otherwise is under any liability with respect to any defined benefit pension scheme, any final salary scheme or any death, disability or retirement benefit calculated by reference to age, salary or length of service or any other item.

Section 4.13           Labor Matters.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, since the Lookback Date, Parent and its Subsidiaries are and have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, occupational health and safety, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of Parent, threatened, any labor dispute, work stoppage, labor strike or lockout against Parent or any of its Subsidiaries by employees.

(b)           Section 4.13(b) of the Parent Disclosure Letter sets forth a true and complete list of all Collective Bargaining Agreements that pertains to employees of Parent and its Subsidiaries. No labor union, labor organization, employee association, or works council holds bargaining rights with respect to any of the employees of Parent and its Subsidiaries by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of Parent, threatened to apply to be certified as the bargaining agent of any employees of Parent and its Subsidiaries. To the knowledge of Parent, there has not been any activity since the Lookback Date on behalf of any labor union, labor organization or similar employee group to organize any employees of Parent or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against Parent or any of its Subsidiaries (including any common or related employer applications pursuant to applicable Law) pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Parent no such charges or complaints are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority, including any common or related employer applications pursuant to applicable Law or (iii) grievances or pending arbitration proceedings against Parent or any of its Subsidiaries that arose out of or under any collective bargaining agreement, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)           During the preceding three years, (i) neither Parent nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Parent or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Parent nor any of its Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or which require notification or consultation with any Governmental Entity, trade union, works or supervisory council, staff association or body representing any of their employees. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (x) each person employed by Parent or any of its Subsidiaries was or is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and (y) no person treated as an independent contractor or consultant by Parent or any Subsidiary thereof should have been properly classified as an employee under applicable Law.

(d)           Except as set forth on Section 4.13(d) of the Parent Disclosure Letter, with respect to any current or former employee, officer, consultant or other service provider of Parent, there are no actions against Parent or any of its Subsidiaries pending, or to Parent’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of Parent, including any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in Parent incurring a material liability.

(e)            Except as set forth on Section 4.13(e) of the Parent Disclosure Letter, the execution of this Agreement and the consummation of the Transactions will not require notification or consultation with any labor union, labor organization or works council that represents any employees of Parent or any of its Subsidiaries or group of employees.

(f)            To the knowledge of Parent, since the Lookback Date, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of their respective current or former directors, officers or senior level management employees, (ii) to the knowledge of Parent, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) neither Parent nor any of its Subsidiaries have entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their respective current or former directors, officers or senior level management employees.

(g)            Except as set forth on Section 4.13(g) of the Parent Disclosure Letter, no employee of Parent or any of its Subsidiaries in the United States has any agreement as to length of notice or severance payment required to terminate his or her employment.

(h)            In the three years prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 or Acquired Rights Directive (Directive 2001/23) or similar or equivalent applicable Law affecting any current or former employee.

Section 4.14             Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Environmental Laws; (ii) Parent and its Subsidiaries have obtained and are in compliance with all Permits that are required under any Environmental Law for the operation of their respective businesses as now conducted; (iii) there has been no Release of any Hazardous Substance by Parent or any of its Subsidiaries or, to the knowledge of Parent, any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Parent or any of its Subsidiaries under applicable Environmental Laws; (iv) neither Parent nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other Person asserting that Parent or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, the subject of which remains unresolved; (v) neither Parent nor any of its Subsidiaries has disposed of, arranged for the disposal of, Released or transported any Hazardous Substances in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Parent or any of its Subsidiaries during their respective periods of ownership or operation or, to the knowledge of Parent, as a result of any operations or activities of Parent or any of its Subsidiaries at any location and, to the knowledge of Parent, Hazardous Substances are not otherwise present in a material quantity at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Parent or any of its Subsidiaries under any Environmental Law; (vi) there is no Action pending, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries asserting any violation of or liability under any Environmental Laws; (vii) neither Parent nor any of its Subsidiaries is operating any of their respective properties or facilities under any compliance or consent order, decree or agreement issued by or entered into with any Governmental Entity under any Environmental Law; and (viii) neither Parent nor any of its Subsidiaries has expressly assumed or provided indemnity against any liability of any other Person under Environmental Laws, including in any acquisition or divestiture of any property or business.

Section 4.15             Taxes.

(a)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i)            (A) all Tax Returns required by applicable Law to be filed by or on behalf of Parent or any of its Subsidiaries have been prepared and timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), (B) any and all Taxes due and payable by Parent and its Subsidiaries have been paid in full, (C) Parent and its Subsidiaries have withheld, collected and paid all Taxes required to have been withheld, collected and paid and (D) as of the time of filing, all such Tax Returns were true and complete (other than, in the case of clause (A), (B) or (C) hereof, with respect to any Taxes or Tax Returns (or positions taken therein) which are being contested, or for which any position has been taken, in good faith and for which adequate reserves are reflected on the most recent balance sheet of Parent included in the Parent SEC Documents, as adjusted for operations in the ordinary course of business consistent with past practice since the date of such balance sheet);

(ii)          there are no Liens for Taxes on any assets or properties of Parent or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent or being contested in good faith (and for which adequate accruals or reserves have been established on the most recent balance sheet of Parent included in the Parent SEC Documents);

(iii)         there are no Actions pending or threatened in writing against or with respect to Parent or any of its Subsidiaries (including a notice of deficiency or proposed judgment) with respect to any Tax;

(iv)         neither Parent nor any of its Subsidiaries has granted any currently effective extension or waiver of the limitation period with respect to the assessment or collection of any Tax;

(v)          no claim which has resulted or could reasonably be expected to result in an obligation to pay Taxes has been made in the last three years by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax that such Person is or may be subject to such taxation by that jurisdiction;

(vi)         neither Parent nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Taxes of Parent or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), (B) as a transferee or successor or (C) by Contract (other than pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements));

(vii)        neither Parent nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement;

(viii)       neither Parent nor any of its Subsidiaries has participated in, or is currently participating in, a (A) “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), (B) “reportable transaction” as defined in Subsection 237.2(1) of the ITA, or (C) “notifiable transaction” as defined in Subsection 237.4(1) of the ITA; and

(ix)          neither Parent nor any of its Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, in each case other than pursuant to any such agreement or arrangement solely between or among any of Parent and its Subsidiaries or any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).

(b)           Parent has not taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any fact or circumstance, that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.16          Contracts.

(a)           Except for (x) this Agreement, (y) the Parent Plans and agreements filed as exhibits to the Parent SEC Documents and (z) purchase and sales orders entered into in the ordinary course of business, Section 4.16 of the Parent Disclosure Letter lists each Contract of the following types to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i)            any Contract that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Parent on a Current Report on Form 8-K;

(ii)           any Contract that limits the ability of Parent or any of its Subsidiaries in a manner that is material to Parent and its Subsidiaries, taken as a whole (or, following the consummation of the Transactions, would limit the ability of Parent or any of its Subsidiaries in a manner that would be material to the Parent and its Subsidiaries, taken as a whole) to compete in any line of business or with any Person or in any geographic area (including pursuant to a non-compete or similar type of restriction), or that restricts the right of Parent and its Subsidiaries in a manner that is material to Parent and its Subsidiaries, taken as a whole (or, following the consummation of the Transactions, would limit the ability of Parent or any of its Subsidiaries in a manner that is material to the Parent and its Subsidiaries, taken as a whole) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status with respect to any obligation that is material to Parent and its Subsidiaries, taken as a whole;

(iii)          any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement with a third party, in each case, that is material to Parent and its Subsidiaries, taken as a whole (other than such Contracts or other agreements between Parent and its wholly-owned Subsidiaries or solely among wholly-owned Subsidiaries of Parent);

(iv)         any Contract relating to Indebtedness and having an outstanding principal amount in excess of $15,000,000, other than agreements solely between or among Parent and its Subsidiaries;

(v)          any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $15,000,000 or more with any outstanding obligations of Parent or one of its Subsidiaries that are material to Parent and its Subsidiaries, taken as a whole (including any continuing guarantee, “earn-out” or other contingent payment obligations, in each case, that could result in payments in excess of $15,000,000);

(vi)         any Contract that by its terms calls for aggregate receipt by Parent and its Subsidiaries under such Contract of more than $25,000,000 over the remaining term of such Contract;

(vii)        any Contract (other than any intercompany agreement solely among Parent and/or any of its Subsidiaries) that is with any manufacturer, vendor or other supplier with respect to which manufacturer, vendor or other supplier the aggregate annual spend for the year ended December 31, 2025 exceeded $5,000,000 for Parent and its Subsidiaries, taken as a whole, or which manufacturer, vendor or other supplier imposes a minimum purchase order that is expected to involve payments in excess of $5,000,000 for Parent or its Subsidiaries in the 12 months ending December 31, 2026;

(viii)       any Contract of which the primary purpose is to indemnify another Person (it being understood, for the avoidance of doubt, that customary indemnities for representations and warranties shall not be included in this clause (viii));

(ix)         any Contract that is a license agreement, covenant not to sue agreement or co-existence agreement or similar agreement that is material to the business of Parent and its Subsidiaries, taken as a whole, to which Parent or any of its Subsidiaries is a party and licenses in intellectual property owned by a third party or licenses out intellectual property owned by Parent or its Subsidiaries or agrees not to assert or enforce intellectual property owned by Parent or such Subsidiary, other than (A) license agreements for software that is generally commercially available or (B) non-exclusive licenses granted to customers of Parent or any of its Subsidiaries in the ordinary course of business;

(x)          any Contract that provides for any standstill or similar restrictions, pursuant to which Parent or its Subsidiaries has agreed not to acquire securities of another Person or to refrain from engaging in or proposing to engage in business combination transactions with another Person;

(xi)         any Contract that obligates Parent or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $15,000,000;

(xii)        any Contract between Parent or any of its Subsidiaries, on the one hand, and any Person beneficially owning five percent (5%) or more of the outstanding Parent Common Stock;

(xiii)        any Contract with any Governmental Entity that is material to the operations of Parent and its Subsidiaries, taken as a whole;

(xiv)       each Contract for any Derivative Transaction with a notional value in excess of $15,000,000;

(xv)        any Contract that contains a “take-or-pay” clause or any similar material prepayment or forward sale arrangement;

(xvi)       each Contract for lease of personal property or real property involving payments in excess of $5,000,000 in any calendar year or aggregate payments in excess of $15,000,000 that is not terminable without penalty or other liability to Parent (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within ninety (90) days; or

(xvii)       any Contract relating to the settlement of any material Action that has remaining performance obligations by, or restrictions on, Parent or any of its Subsidiaries that are material to Parent and its Subsidiaries, taken as a whole.

Each Contract of the type described in clauses (i) through (xvii) is referred to herein as a “Parent Material Contract.”

(b)            (i) Each Parent Material Contract is valid and binding on Parent and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (ii) each of Parent, its Subsidiaries, and, to the knowledge of Parent, each other party thereto, has performed all obligations required to be performed by it under each Parent Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and (iii) there is no default under any Parent Material Contract by Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto under any such Parent Material Contract, nor has Parent or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of all Parent Material Contracts, including all amendments, supplements or modifications thereto.

Section 4.17           Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of Parent or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which Parent operates. Section 4.17 of the Parent Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies (other than any insurance policy held in connection with a Parent Plan) issued in favor of Parent or any of its Subsidiaries, or pursuant to which Parent or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Parent nor any of its Subsidiaries is in breach or default, nor has taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Parent, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the entry into this Agreement, no notice of cancellation or termination has been received with respect to any such policy.

Section 4.18          Properties.

(a)           Section 4.18(a) of the Parent Disclosure Letter sets forth a true and complete list of all real property owned by Parent or any of its Subsidiaries (the “Parent Owned Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or one of its Subsidiaries has good and marketable title in fee simple to the Parent Owned Real Property, free and clear of all Liens other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no parcel of Parent Owned Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Parent, has any such condemnation, expropriation or taking been proposed. There are no contractual or legal restrictions that preclude or restrict the ability of Parent or any of its Subsidiaries to use any Parent Owned Real Property for its current use, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           Section 4.18(b) of the Parent Disclosure Letter sets forth a true and complete list of all material real property leased by Parent or any of its Subsidiaries (the “Parent Leased Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or one of its Subsidiaries has a valid leasehold interest in the Parent Leased Real Property, free and clear of all Liens other than Permitted Liens. Each of Parent and its Subsidiaries has complied with the terms of all leases to which it is a party with respect to Parent Leased Real Property, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or one of its Subsidiaries has good and valid title to all of its material tangible assets (other than real property), free and clear of all Liens other than Permitted Liens. The tangible personal property currently used in the operation of the business of Parent and its Subsidiaries is in good working order (reasonable wear and tear excepted), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.19          Intellectual Property; Data Privacy.

(a)           Section 4.19(a) of the Parent Disclosure Letter sets forth a true and complete list of all issued, registered or applied-for Parent Owned IP (collectively, the “Registered Parent Owned IP”), including, for each item, the record owner (other than with respect to domain names), jurisdiction and issuance, registration and application number, as applicable. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) the Registered Parent Owned IP is valid, subsisting, and to the knowledge of the Parent, enforceable; (ii) either the Parent or a Subsidiary of the Parent is the sole and exclusive record owner of each item of Registered Parent Owned IP; (iii) neither Parent nor any Subsidiary of the Parent has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Registered Parent Owned IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like); and (iv) no Registered Parent Owned IP has been abandoned, cancelled or adjudicated invalid, or is subject to any outstanding order, writ, injunction, judgment, stipulation or decree restricting their use or adversely affecting the rights of the Parent or a Subsidiary of the Parent thereto.

(b)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent exclusively owns, free and clear of all Liens other than Permitted Liens, the Parent Owned IP, and is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all other Intellectual Property used in or necessary for their respective businesses (such other Intellectual Property, together with the Parent Owned IP, collectively, the “Parent IP”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (a) there are no pending or, to the knowledge of Parent, threatened claims by any Person alleging infringement, misappropriation, dilution or other violation by Parent or any of its Subsidiaries of any Intellectual Property of any Person; (b) the conduct of the businesses of Parent and its Subsidiaries has not infringed, misappropriated, diluted or otherwise violated, and does not infringe, misappropriate, dilute or otherwise violate, any Intellectual Property of any Person; (c) neither Parent nor any of its Subsidiaries has made any claim of infringement, misappropriation, dilution or other violation by others of its rights to or in connection with the Parent IP; (d) to the knowledge of Parent, no Person is infringing, misappropriating, diluting or otherwise violating any Parent Owned IP; (e) Parent and its Subsidiaries have used commercially reasonable efforts to protect the secrecy, confidentiality and value of the Trade Secrets included in the Parent IP; and (f) the consummation of the Transactions will not result in the loss of, or give rise to any right of any third party to terminate or modify in any material respect any agreement under which Parent or any of its Subsidiaries grants to any Person, or any Person grants to Parent or any of its Subsidiaries, a license or right under or with respect to any Parent IP.

(c)           Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (A) Parent and its Subsidiaries have (i) used commercially reasonable efforts, consistent with industry standards, to protect the confidentiality, integrity, availability and security of their IT Assets (and all information and transactions stored or contained therein or transmitted thereby), and to prevent any unlawful, accidental or unauthorized access thereto or use, disclosure, acquisition, exfiltration, theft, loss, alteration, corruption, destruction, or unavailability thereof; and (ii) implemented commercially reasonable technical, physical, administrative and organizational measures and policies, including data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices, (B) since the Lookback Date, there has been no Security Incident, (C) neither Parent nor any of its Subsidiaries has notified or been required by any Parent Data Protection Requirement to notify any Person (including any Governmental Entity) of a Security Incident and (D) since the Lookback Date, Parent and its Subsidiaries have routinely monitored and assessed security risks and timely remediated all material threats, deficiencies and vulnerabilities identified in each such assessment.

(d)           Parent and its Subsidiaries are and have at all times been in compliance in all material respects with all applicable Parent Data Protection Requirements. Neither Parent nor any of its Subsidiaries has, since the Lookback Date, received any written or, to the knowledge of Parent, oral notice, or is currently or has ever been subject to any audit or investigation, in each case regarding the Processing of Personal Information or alleging a violation of any Parent Data Protection Requirements.

Section 4.20           Products and Product Liability.

(a)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Product manufactured, sold, distributed, or delivered by Parent or any Parent Subsidiary since the Lookback Date has been in conformity in all material respects with all applicable contractual commitments, express and implied warranties, product specifications, and applicable Laws.

(b)           Section 4.20(b) of the Parent Disclosure Letter sets forth a true and complete list of all pending product warranty or product liability claims against Parent or any Parent Subsidiary as of the date of this Agreement that, with respect to a particular Product (and not in combination with any other Product), individually or in the aggregate with all other such claims with respect to such Product, would reasonably be expected to result in liability to Parent or any Parent Subsidiary in excess of $5,000,000 for such Product. Except as set forth in Section 4.20(b) of the Parent Disclosure Letter, since the Lookback Date, neither Parent nor any Parent Subsidiary has received written notice of any claim, demand, suit, or proceeding alleging that any Product is defective or fails to meet any applicable product warranty, product specification, or safety standard that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(c)           Except as set forth in Section 4.20(c) of the Parent Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary arising out of any injury to any Person or damage to any property as a result of the design, manufacture, sale, distribution, installation, or use of any Product (including any claim for strict liability, negligence, breach of warranty, failure to warn, or similar cause of action).

(d)            Except as set forth in Section 4.20(d) of the Parent Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect: (i) since the Lookback Date, there has not been, nor is there currently pending or, to the knowledge of Parent, threatened, any recall, withdrawal, field corrective action, or post-sale warning conducted by or on behalf of Parent or any Parent Subsidiary concerning any Product; (ii) neither Parent nor any Parent Subsidiary has received written notice from any Governmental Entity requiring, or threatening to require, the recall, withdrawal, suspension, seizure, or discontinuance of manufacturing or sale of any Product; and (iii) neither Parent nor any Parent Subsidiary has received written notice from any third party that would require, or provide grounds for, any recall, withdrawal, field corrective action, or post-sale warning concerning any Product.

(e)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect: (i) all Products are and have been designed, manufactured, tested, packaged, labeled, stored, handled, and distributed in compliance with all applicable Laws (including, as applicable, product safety Laws, labeling requirements, and certification requirements); (ii) all Products that require registration, listing, certification, approval, or clearance by any Governmental Entity have received all such required registrations, listings, certifications, approvals, or clearances and are being manufactured, marketed, sold, and distributed in compliance therewith; and (iii) neither Parent nor any Parent Subsidiary has received written notice of any Action or investigation by any Governmental Entity alleging that any Product violates any applicable Law or is defective or unsafe.

Section 4.21           Suppliers. Section 4.21 of the Parent Disclosure Letter sets forth a true, correct and complete list of the top 10 suppliers by the aggregate amounts paid by Parent and its Subsidiaries during the 12 months ended December 31, 2025. Since January 1, 2025, (a) there has been no termination of the business relationship of Parent or its Subsidiaries with any such supplier, and (b) no such supplier has notified Parent or any of its Subsidiaries that it intends to terminate or change the pricing or other terms of its business in any material respect adverse to the Parent or its Subsidiaries.

Section 4.22           Customers. Section 4.22 of the Parent Disclosure Letter sets forth a true, correct and complete list of the top 10 customers of Parent and its Subsidiaries, as measured for the 12-month period ended December 31, 2025. Since January 1, 2025, no such customer has cancelled or otherwise terminated or, to the knowledge of Parent, threatened to cancel, terminate or otherwise materially and adversely alter the terms of its business with Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries is involved in any material dispute with any such customer of Parent or has been notified by or has notified any such customer, in writing, of any breach or violation of any contract or agreement with any such customer.

Section 4.23           International Trade Laws.

(a)           Parent and its Subsidiaries have been since April 24, 2019, and continue to be, in compliance in all material respects with International Trade Laws and have not taken any action that violates, evades or avoids, or attempts to violate, evade or avoid International Trade Laws, except as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. Neither Parent nor any of its Subsidiaries, nor any of their respective directors, executives, or employees, nor, to the knowledge of Parent, any representative or agent acting on behalf of Parent or its Subsidiaries, currently or since April 24, 2019: (i) is or has been a Sanctioned Person or has acted, directly or indirectly, on behalf of a Sanctioned Person; (ii) is unlawfully conducting or has unlawfully conducted any business with or unlawfully engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; or (iii) is unlawfully dealing in or has unlawfully dealt in, or otherwise unlawfully engaged in, any transaction relating to, any property or interests in property of any Sanctioned Person, except, in each case of the foregoing clauses (i)-(iii), as would not, individually or in the aggregate, reasonably be expected to be material and adverse to Parent and its Subsidiaries, taken as a whole.

(b)           Since April 24, 2019, Parent and its Subsidiaries have not received and, after due care and inquiry, are not aware of any current or threatened investigation, inquiry, complaint, lawsuit, voluntary or involuntary disclosure, warning letter, penalty notice, or other regulatory or enforcement action, whether internal, by a government regulator or agency, or by a private party, alleging any material violation of International Trade Laws, nor has Parent or any of its Subsidiaries, nor any of their respective directors, executives, or employees, nor, to the knowledge of Parent, any representatives or agents, been convicted of violating in any material respect any International Trade Laws.

(c)            Parent and its Subsidiaries have adopted and implemented policies and procedures reasonably designed to prevent, detect and deter violations of applicable International Trade Laws.

Section 4.24           Certain Payments.

(a)            Except as would not reasonably be expected to, individually or in the aggregate, be material and adverse to Parent and its Subsidiaries, taken as a whole, neither Parent nor any of its Subsidiaries (nor, to the knowledge of Parent, any of their respective directors, executives, representatives, agents or employees) has, directly or indirectly, taken any action that would reasonably be expected to cause Parent to be in violation of the Anti-Corruption Laws.

(b)           Except as would not reasonably be expected to, individually or in the aggregate, be material and adverse to Parent and its Subsidiaries, taken as a whole, neither Parent nor its Subsidiaries, nor, to the knowledge of Parent, any of its or their respective officers, directors, employees, or agents have directly or indirectly paid, offered, or authorized or promised to pay, any money or other items of value to any Government Official in order to (i) improperly influence any act or decision of the Government Official, or (ii) induce the Government Official to use their influence to affect any act or decision of a governmental entity in order to assist the Company and its Subsidiaries to obtain or retain business for, or direct business to, Parent and its Subsidiaries, or otherwise benefit the business of Parent and its Subsidiaries in contravention of the Anti-Corruption Laws.

(c)            Except as would not reasonably be expected to, individually or in the aggregate, be material and adverse to Parent and its Subsidiaries, taken as a whole, (i) no audit, inquiry, review, allegations, inspection, survey, examination, charge, proceeding or investigation with respect to a possible or actual violation of the Anti-Corruption Laws, nor any criminal or civil claims, nor factual allegations of non-compliance, with respect to the Anti-Corruption Laws, have been asserted or, to the knowledge of Parent, threatened against Parent or its Subsidiaries, and (ii) neither Parent nor its Subsidiaries has made any voluntary, mandatory or other disclosure with respect to a possible violation of the Anti-Corruption Laws.

(d)           Except as would not, individually or in the aggregate, be material and adverse to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries, and, to the knowledge of Parent, all entities acting on behalf of Parent and its Subsidiaries, have developed and implemented an anti-corruption compliance program that includes internal controls, policies, and procedures designed to ensure, and effective in ensuring, compliance with the Anti-Corruption Laws.

Section 4.25           State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Parent Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Voting Agreements and the timely consummation of the Transactions. No other Takeover Law or any similar anti-takeover provision in the Parent Organizational Documents is, or at the Effective Time will be, applicable to this Agreement, the Voting Agreements or any of the Transactions.

Section 4.26           No Rights Plan. As of the date hereof, there is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which Parent is a party or is otherwise bound.

Section 4.27           Related Party Transactions. No Related Party of Parent or any of its Subsidiaries is a party to any Contract with or binding upon Parent or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by Parent or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last year, in each case, that is of a type that would be required to be disclosed in the Parent SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed.

Section 4.28          Financing.

(a)           As of the date hereof, Parent has delivered to the Company true and complete copies of the executed commitment letter (together with any term sheets and any other annexes, exhibits, schedules and other attachments thereto), dated as of the date hereof (the “Debt Commitment Letter”), pursuant to which the financial institutions and other lenders party thereto (the “Lenders”) have committed, subject only to the terms and conditions thereof, to lend the amounts set forth therein for purposes of funding a portion of the Financing Uses at the Closing pursuant to Section 1.2 (the “Financing”). Parent has also delivered to the Company true and complete copies of any fee letters (with only the fee amounts, pricing caps, market flex and other economic terms redacted (none of which individually or in the aggregate would (i) reduce or affect the amount of the Financing or adversely affect the availability of the Financing, (ii) impose any conditions on the receipt of the Financing, (iii) delay or prevent the Closing or make the funding of the Financing less likely to occur, or (iv) adversely impact the ability of any of Parent or either of the Merger Subs to enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Debt Financing Agreements (the terms in any of clause (i)-(iv), each a “Prohibited Term”))) relating to the Debt Commitment Letter (any such fee letter, a “Fee Letter”). Neither Parent’s nor the Merger Subs’ obligations under this Agreement are contingent upon or otherwise subject to (A) any conditions regarding Parent, the Merger Subs or any of their Affiliates’ or any other Person’s ability to obtain financing or (B) any such Person’s consummation of any financing arrangements.

(b)           Assuming the satisfaction (or waiver) of the conditions set forth in Section 6.1 and Section 6.2 hereof at or prior to the Closing, and that the Financing is funded in accordance with the Debt Commitment Letter, the aggregate net proceeds from the Financing when funded in accordance with the Debt Commitment Letter are sufficient, together with cash on hand, to fund all of the cash amounts required to be provided by Parent or Merger Subs for the consummation of the Transactions and are sufficient for the satisfaction when due of all of the cash obligations of Parent and Merger Subs under this Agreement, including the payment of the Cash Consideration and the Company Indebtedness Payoff Amount and the payment of all costs and expenses of the Transactions required in connection therewith or contemplated by the Debt Commitment Letter or this Agreement (collectively, the “Financing Uses”).

(c)            The Debt Commitment Letter is in full force and effect and has not been withdrawn, reduced, terminated or rescinded (or contemplated to be withdrawn, reduced, terminated or rescinded) or, except as permitted by Section 5.17 after the date hereof, otherwise amended, supplemented or modified (or contemplated to be amended, supplemented or modified) in any respect. The Debt Commitment Letter, in the form delivered to the Company, is a legal, valid and binding obligation of Parent and Merger Subs and, to the knowledge of Parent, the other parties thereto, enforceable against such parties in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). There are no side letters or other Contracts (except for any Fee Letters and any other agreements with respect to the Financing, each of which have been delivered to the Company in accordance with the provisions of Section 4.28(a) or, if not required to be delivered, does not contain a Prohibited Term) relating to the Debt Commitment Letter. As of the date hereof, assuming the satisfaction of the conditions set forth in Article VI, to Parent’s knowledge no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Subs under any term, or a failure of any condition, of the Debt Commitment Letter. As of the date hereof, assuming the satisfaction of the conditions set forth in Article VI, Parent has no reason to believe that the full amount under the Debt Commitment Letter will not be available to Parent on the Closing Date.

Section 4.29           Brokers. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. and TD Securities (USA) LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Parent Party or any of their Affiliates.

Section 4.30           Opinion of Financial Advisor. Parent has received the oral opinion of Citigroup Global Markets Inc., to be confirmed in writing, to the effect that, as of such date of such opinion, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent, a signed copy of which will be made available to the Company for informational purposes only on a non-reliance basis promptly following the date of this Agreement.

Section 4.31           Merger Subs.

(a)           Merger Sub Inc. is a direct, wholly-owned subsidiary of Parent that was formed solely for the purpose of engaging in the First Merger. Since the date of its incorporation and prior to the Effective Time, Merger Sub Inc. has not engaged in any activities other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary thereto, and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the First Merger.

(b)           Merger Sub LLC is a direct, wholly-owned subsidiary of Parent that was formed solely for the purpose of engaging in the Second Merger. Since the date of its formation and prior to the Second Merger Effective Time, Merger Sub LLC has not engaged in any activities other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary thereto, and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Second Merger.

Section 4.32           Solvency. Parent is not entering into this Agreement or the Transactions with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in Article III of this Agreement are true and correct in all material respects and the conditions set forth in Article VI are satisfied, and after giving effect to the Transactions, immediately after the Closing, Parent and its Subsidiaries, taken as a whole will be Solvent. As used herein, “Solvent” means, with respect to Parent and its Subsidiaries, taken as a whole, immediately following the Closing, that (i) the fair value of the property of Parent and its Subsidiaries, taken as a whole, immediately following the Closing is greater than the total amount of liabilities, including, contingent liabilities, of Parent and its Subsidiaries, taken as a whole, immediately following the Closing; (ii) the present fair salable value of the assets of Parent and its Subsidiaries, taken as a whole, immediately following the Closing is not less than the amount that will be required to pay the probable liability of Parent and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) immediately following the Closing, Parent and its Subsidiaries, taken as a whole, do not have outstanding debts or liabilities beyond their ability to pay such debts and liabilities as they mature; and (iv) immediately following the Closing, Parent and its Subsidiaries, taken as a whole, are not engaged in a business or a transaction, and are not proposing to engage in a business or a transaction, for which Parent’s and its Subsidiaries’ property, taken as a whole, would constitute an unreasonably small amount of capital. The amount of contingent liabilities at any time shall be computed under this Section 4.32 as the amount that, in the light of all the facts and circumstances existing immediately following the Closing, is probable to become an actual or matured liability.

Section 4.33          No Other Representations or Warranties.

(a)           Except for the representations and warranties made in this Article IV, as qualified by the Parent Disclosure Letter, or any certificate delivered pursuant to this Agreement, neither the Parent Parties nor any other Person makes any express or implied representation or warranty with respect to the Parent Parties or their respective Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Parent Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article IV, as qualified by the Parent Disclosure Letter, or as set forth in the Parent officer certificate delivered pursuant to Section 6.3(c), neither the Parent Parties nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to any Parent Party or any of their respective Subsidiaries or their respective business; or (ii) any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of the Parent Parties, the negotiation of this Agreement or in the course of the Transactions. Neither Parent, its Subsidiaries, nor any other Person will have or be subject to any liability to Company or to any other Person resulting from the distribution to the Company, or the Company’s use of, such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, in each case, unless such material or information is otherwise the subject of any representation or warranty herein or as set forth in the Parent’s officer’s certificate to be delivered to the Company pursuant to Section 6.3(c). Notwithstanding the foregoing, nothing in this Section 4.33 shall limit the Company’s remedies with respect to claims of Fraud.

(b)           The Parent Parties acknowledge and agree that the representations and warranties by the Company set forth in this Agreement constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions, and the Parent Parties understand, acknowledge and agree that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

Article V
COVENANTS

Section 5.1             Conduct of Business.

(a)            Conduct of Business by the Company. During the period from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 7.1, except (x) as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (y) as required by applicable Law or (z) as expressly required or permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (A) use reasonable best efforts to carry on its business in the ordinary course of business consistent with past practice in all material respects and (B) to the extent consistent therewith, use commercially reasonable efforts to preserve intact in all material respects its business organization, preserve its assets, rights and properties in good repair and condition, keep available in all material respects the services of its current officers, employees and consultants, preserve its goodwill and maintain satisfactory relationships with material customers, material suppliers, material licensors, material licensees, material distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (1) as set forth in Section 5.1(a) of the Company Disclosure Letter, (2) as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as required by applicable Law, or (4) as expressly required or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly-owned Subsidiary of the Company to the Company or any other direct or indirect wholly owned Subsidiary of the Company, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(ii)           issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of shares of Company Common Stock, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares (x) by its direct or indirect wholly-owned Subsidiary to it or another of its direct or indirect wholly-owned Subsidiaries, (y) of Company Common Stock in respect of Company Stock Awards outstanding as of the date of this Agreement, or (z) of Company Common Stock granted in accordance with Section 5.1(a)(xv) in each of clauses (y) and (z), in accordance with their terms and, as applicable, the plan documents as in effect on the date of this Agreement);

(iii)          amend or otherwise change, or authorize or propose to amend or otherwise change, the Company Organizational Documents;

(iv)         directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to the Company and its Subsidiaries, in each case other than (1) transactions solely between the Company and its wholly-owned Subsidiaries or solely among wholly-owned Subsidiaries of the Company, (2) acquisitions as to which the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with any such acquisition would not exceed $25,000,000 or (3) in the case of clause (B), the acquisition of supplies or materials from vendors in the ordinary course of business consistent with past practice;

(v)          directly or indirectly (including by merger or consolidation with any Person) sell, lease, swap, exchange, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, in each case other than (A) sales, leases, exchanges, swaps or dispositions for which the consideration is less than $15,000,000 in the aggregate, or (B) the sale, assignment, transfer, lease, license or other disposition of assets or equipment that is surplus, obsolete or replaced in the ordinary course of business consistent with past practice;

(vi)         adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than transactions among wholly-owned Subsidiaries of the Company;

(vii)        (A) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, or amend, modify or refinance any such indebtedness (other than (1) indebtedness incurred by the Company that is owed to any wholly-owned Subsidiary of the Company or by any Subsidiary of the Company that is owed to the Company or any wholly-owned Subsidiary of the Company, (2) guarantees by the Company of indebtedness for borrowed money of any wholly-owned Subsidiary of the Company and guarantees by any Subsidiary of the Company of indebtedness for borrowed money of the Company or any other wholly-owned Subsidiary of the Company or (3) indebtedness incurred or repaid or prepaid under the Company Credit Agreement in the ordinary course of business, including scheduled principal and interest payments required thereunder) or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than (1) the Company or any direct or indirect wholly-owned Subsidiary of the Company or (2) employee advances for reimbursable business expenses in the ordinary course of business consistent with past practice);

(viii)       other than as contemplated by the capital expenditures budget made available to Parent prior to the date hereof, incur or commit to incur any capital expenditures for which the aggregate cash consideration paid or payable in any individual transaction is in excess of $2,000,000 or in the aggregate in excess of $3,000,000 (other than (A) maintenance capital expenditures reasonably necessary to maintain, repair or replace existing assets in the ordinary course of business consistent with past practice, (B) capital expenditures to repair damage resulting from insured casualty events or (C) capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment (provided, that the Company shall notify Parent in writing of any such emergency expenditure as soon as reasonably practicable)); provided, however, that any capital expenditures in respect of the matters set forth on Section 5.1(a)(viii)(1) of the Company Disclosure Letter shall require the prior written consent of Parent;

(ix)          (A)  cancel any Indebtedness owed to the Company or any of its Subsidiaries or (B) waive or release any material right held by the Company or any of its Subsidiaries;

(x)           other than in the ordinary course of business consistent with past practice with respect to customer or supplier Contracts (provided, that any such Contract does not contain a “take-or-pay” clause or any similar material prepayment or forward sale arrangement), (A) affirmatively waive, release, or assign any material rights or material claims under any Company Material Contract, (B) modify, amend, terminate (other than expiration in accordance with its terms) or cancel or affirmatively renew or affirmatively extend any Company Material Contract (other than intercompany transactions, agreements or arrangements or hedging contracts and other than any modification, termination or renewal that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole) or (C) other than with respect to any purchase orders, amendments or similar agreements in the ordinary course of business consistent with past practice, enter into any Contract (other than Contracts entered into or in connection with any action taken in compliance with or permitted under this Section 5.1(a) that, if in effect on the date hereof, would be a Company Material Contract);

(xi)          initiate, compromise, settle or agree to settle any Action (other than (A) compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages (to the extent not covered by insurance) not in excess of $3,000,000 individually or $5,000,000 in the aggregate, in any case as would not result in any restriction on future activity or conduct of, or the admission of wrongdoing by, the Company or any of its Subsidiaries or (B) compromises, settlements or agreements permitted by Section 5.11);

(xii)         change its material financial or tax accounting methods, principles or practices, except insofar as may be required by a change in GAAP or applicable Law or SEC rules and regulations, or revalue any of its material assets;

(xiii)        settle or compromise any material liability for Taxes; file any material amended Tax Return or claim for a material Tax refund; make, revoke or modify any material Tax election; enter into any voluntary disclosure program with any Tax authority or initiate any similar procedure; except to the extent otherwise required by applicable Law, file any material Tax Return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes; grant any power of attorney with respect to Taxes other than on a basis consistent with past practice; enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement; or change any material method of accounting for Tax purposes;

(xiv)        change its fiscal year;

(xv)         except as required by the terms of any Company Plan as in effect on the date of this Agreement, as expressly permitted under this Agreement or as required by applicable Law, (A) grant any current or former employee, director, officer or other individual service provider any new compensation, bonus or other benefits, or any increase in existing compensation, bonus or other benefits, other than annual increases in annual base salary and target annual bonus in the ordinary course of business consistent with past practice with respect to employees with an annual base compensation of less than $250,000, (B) grant to any current or former employee, director, officer or other individual service provider any severance, change in control or termination pay, or make any modifications or increases thereto, (C) grant or amend any Company Stock Award, (D) adopt, enter into or amend any Collective Bargaining Agreement, (E) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract or (F) adopt any new material employee benefit or compensation plan or arrangement or amend, modify or terminate any existing material Company Plan;

(xvi)        hire or engage any employees or other individual service providers earning more than $250,000 in annual base compensation, other than to replace any such employee or individual service provider whose employment has terminated prior to the date hereof or as otherwise permitted hereunder;

(xvii)       terminate any employee or other individual service provider with more than $250,000 in annual base compensation or otherwise cause any such individual to resign, in each case other than for cause or poor performance (documented in accordance with the Company’s past practices);

(xviii)     fail to use reasonable best efforts to keep in force in all material respects all material insurance policies or replacement or revised policies regarding material insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect, to the extent commercially reasonable in the Company’s business judgment in light of prevailing conditions in the insurance market;

(xix)        renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company and its Subsidiaries, taken as a whole;

(xx)         enter into any new line of business in any material respect (other than in connection with an acquisition of a business or assets otherwise not restricted by this Section 5.1(a));

(xxi)        enter into any lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $1,000,000;

(xxii)       sell, assign or transfer all or any portion of the Company Owned IP that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole; grant any licenses of Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, except for non-exclusive licenses of Company Owned IP granted in the ordinary course of business consistent with past practice; abandon or cease to prosecute or maintain any of the Registered Company Owned IP or any other Intellectual Property that is material to the conduct of the businesses of the Company and its Subsidiaries, taken as a whole; or

(xxiii)      enter into any legally binding commitment with respect to the foregoing actions.

(b)           Conduct of Business by Parent. During the period from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 7.1, except (x) as consented to in writing in advance by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (y) as required by applicable Law or (z) as expressly required or permitted by this Agreement, Parent shall, and shall cause each of its Subsidiaries to, (A) use reasonable best efforts to carry on its business in the ordinary course of business consistent with past practice in all material respects and (B) to the extent consistent therewith, use commercially reasonable efforts to preserve intact in all material respects its business organization, preserve its assets, rights and properties in good repair and condition, keep available in all material respects the services of its current officers, employees and consultants, preserve its goodwill and maintain satisfactory relationships with material customers, material suppliers, material licensors, material licensees, material distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (1) as set forth in Section 5.1(b) of the Parent Disclosure Letter, (2) as consented to in writing in advance by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as required by applicable Law, or (4) as expressly required or permitted by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to:

(i)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly-owned Subsidiary of Parent to Parent or any other direct or indirect wholly owned Subsidiary of Parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Parent or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(ii)           issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Parent on a deferred basis or other rights linked to the value of shares of Parent Common Stock, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares (x) by its direct or indirect wholly-owned Subsidiary to it or another of its direct or indirect wholly-owned Subsidiaries, (y) in respect of equity-based awards outstanding as of the date of this Agreement, or (z) granted in accordance with Section 5.1(b)(xv) in each of clauses (y) and (z), in accordance with their terms and, as applicable, the plan documents as in effect on the date of this Agreement);

(iii)          amend or otherwise change, or authorize or propose to amend or otherwise change the Parent Organizational Documents;

(iv)         directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to Parent and its Subsidiaries, in each case other than (1) transactions solely between Parent and its wholly-owned Subsidiaries or solely among wholly-owned Subsidiaries of Parent, (2) acquisitions as to which the aggregate amount of the consideration paid or transferred by Parent and its Subsidiaries in connection with any such acquisition would not exceed $25,000,000 or (3) in the case of clause (B), the acquisition of supplies or materials from vendors in the ordinary course of business consistent with past practice;

(v)          directly or indirectly (including by merger or consolidation with any Person) sell, lease, swap, exchange, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, in each case other than (A) sales, leases, exchanges, swaps or dispositions for which the consideration is less than $15,000,000 in the aggregate or (B) the sale, assignment, transfer, lease, license or other disposition of assets or equipment that is surplus, obsolete or replaced in the ordinary course of business consistent with past practice;

(vi)         adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than transactions among wholly-owned Subsidiaries of Parent;

(vii)        (A) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, or amend, modify or refinance any such indebtedness (other than (1) indebtedness incurred by Parent that is owed to any wholly-owned Subsidiary of Parent or by any Subsidiary of Parent that is owed to Parent or any wholly-owned Subsidiary of Parent, (2) guarantees by Parent of indebtedness for borrowed money of any wholly-owned Subsidiary of Parent and guarantees by any Subsidiary of Parent of indebtedness for borrowed money of Parent or any other wholly-owned Subsidiary of Parent, (3) indebtedness incurred or repaid or prepaid under the Parent Credit Agreement either (x) in the ordinary course of business, including scheduled principal and interest payments required thereunder, or (y) where the proceeds are used to fund all or a portion of the cash payments required to be made by Parent under this Agreement, (4) the Financing for the Financing Uses or (5) a Capital Markets Issuance for the Financing Uses) or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than (1) Parent or any direct or indirect wholly-owned Subsidiary of Parent, or (2) employee advances for reimbursable business expenses in the ordinary course of business consistent with past practice);

(viii)       other than as contemplated by the capital expenditures budget made available to the Company prior to the date hereof, incur or commit to incur any capital expenditures for which the aggregate cash consideration paid or payable in any individual transaction is in excess of $2,000,000 or in the aggregate in excess of $3,000,000 (other than (A) maintenance capital expenditures reasonably necessary to maintain, repair or replace existing assets in the ordinary course of business consistent with past practice, (B) capital expenditures to repair damage resulting from insured casualty events, or (C) capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment (provided, that Parent shall notify the Company in writing of any such emergency expenditure as soon as reasonably practicable));

(ix)          (A)  cancel any Indebtedness owed to Parent or any of its Subsidiaries or (B) waive or release any material right held by Parent or any of its Subsidiaries;

(x)           other than in the ordinary course of business consistent with past practice with respect to customer or supplier Contracts (provided, that any such Contract does not contain a “take-or-pay” clause or any similar material prepayment or forward sale arrangement), (A) affirmatively waive, release, or assign any material rights or material claims under any Parent Material Contract, (B) modify, amend, terminate (other than expiration in accordance with its terms) or cancel or affirmatively renew or affirmatively extend any Parent Material Contract (other than intercompany transactions, agreements or arrangements or hedging Contracts and other than any modification, termination or renewal that would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole) or (C) other than with respect to any purchase orders, amendments or similar agreements in the ordinary course of business consistent with past practice, enter into any Contract (other than Contracts entered into or in connection with any action taken in compliance with or permitted under this Section 5.1(b) that, if in effect on the date hereof, would be a Parent Material Contract);

(xi)          initiate, compromise, settle or agree to settle any Action (other than (A) compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages (to the extent not covered by insurance) not in excess of $3,000,000 individually or $5,000,000 in the aggregate, in any case as would not result in any restriction on future activity or conduct of, or the admission of wrongdoing by, Parent or any of its Subsidiaries or (B) compromises, settlements or agreements permitted by Section 5.11);

(xii)         change its material financial or tax accounting methods, principles or practices, except insofar as may be required by a change in GAAP or applicable Law or SEC rules and regulations, or revalue any of its material assets;

(xiii)        settle or compromise any material liability for Taxes; file any material amended Tax Return or claim for a material Tax refund; make, revoke or modify any material Tax election; enter into any voluntary disclosure program with any Tax authority or initiate any similar procedure; except to the extent otherwise required by applicable Law, file any material Tax Return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes; grant any power of attorney with respect to Taxes other than on a basis consistent with past practice; enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement; or change any material method of accounting for Tax purposes;

(xiv)        change its fiscal year;

(xv)         except as required by the terms of any Parent Plan as in effect on the date of this Agreement, as expressly permitted under this Agreement or as required by applicable Law, (A) grant any current or former employee, director, officer or other individual service provider any new compensation, bonus or other benefits, or any increase in existing compensation, bonus or other benefits, other than annual increases in annual base salary and target annual bonus in the ordinary course of business consistent with past practice with respect to employees with an annual base compensation of less than $250,000, (B) grant to any current or former employee, director, officer or other individual service provider any severance, change in control or termination pay, or make any modifications or increases thereto, (C)  grant or amend any Parent Stock Award, (D) adopt, enter into or amend any Collective Bargaining Agreement, (E) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Parent Plan or other Contract or (F) adopt any new material employee benefit or compensation plan or arrangement or amend, modify or terminate any existing material Parent Plan;

(xvi)       hire or engage any employees or other individual service providers earning more than $250,000 in annual base compensation, other than to replace any such employee or individual service provider whose employment has terminated prior to the date hereof or as otherwise permitted hereunder;

(xvii)      terminate any employee or other individual service provider with more than $250,000 in annual base compensation or otherwise cause any such individual to resign, in each case other than for cause or poor performance (documented in accordance with Parent’s past practices);

(xviii)      fail to use reasonable best efforts to keep in force in all material respects all material insurance policies or replacement or revised policies regarding material insurance coverage with respect to the assets, operations and activities of Parent and its Subsidiaries as currently in effect, to the extent commercially reasonable in Parent’s business judgment in light of prevailing conditions in the insurance market;

(xix)        renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Parent and its Subsidiaries, taken as a whole;

(xx)         enter into any new line of business in any material respect (other than in connection with an acquisition of a business or assets otherwise not restricted by this Section 5.1(b));

(xxi)        enter into any lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $1,000,000;

(xxii)       sell, assign or transfer all or any portion of the Parent Owned IP that is material to the conduct of the business of Parent and its Subsidiaries, taken as a whole; grant any licenses of Intellectual Property that is material to the conduct of the business of Parent and its Subsidiaries, taken as a whole, except for non-exclusive licenses of Parent Owned IP granted in the ordinary course of business consistent with past practice; abandon or cease to prosecute or maintain any of the Registered Parent Owned IP or any other Intellectual Property that is material to the conduct of the businesses of the Parent and its Subsidiaries, taken as a whole; or

(xxiii)      enter into any legally binding commitment with respect to the foregoing actions.

Section 5.2             No Solicitation by Company.

(a)            Except as permitted by this Section 5.2, the Company shall not, and shall not permit or authorize any of its Subsidiaries or its or their respective directors and officers to, and shall use reasonable best efforts to cause any other Representatives of the Company or any of its Subsidiaries not to, directly or indirectly: (i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer regarding, or the making or submission of any proposal or offer that constitutes, a Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than Representatives of the Company or any of its Subsidiaries) regarding, or furnish to any Person (other than Representatives of the Company or any of its Subsidiaries) any information or data with respect to, any Company Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. Except as permitted by this Section 5.2, the Company shall, and shall cause each of its Subsidiaries and its or their directors and officers and shall use reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries to: (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal made by such Person and immediately terminate all physical and electronic data room access previously granted to any such Person and (B) promptly (and in any event within two (2) Business Days) after the execution of this Agreement, request from each Person that has executed a confidentiality agreement in connection with a Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal that remains in effect the prompt return or destruction of all confidential information previously furnished with respect to such confidentiality agreement. The Company shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party; provided, however, that prior to, but not after, obtaining the Company Stockholder Approval, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision or any provision restricting the number or type of representatives, joint bidding or financing, the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, the Company shall be permitted to waive, without Parent’s prior written consent, such “standstill” or other provision to the extent reasonably necessary to permit such third party to engage in discussions with the Company (subject to the limitations set forth in this Section 5.2), to evaluate or arrange financing for any Company Acquisition Proposal or to make or participate in a Company Acquisition Proposal. Notwithstanding the foregoing or anything else in this Agreement to the contrary, if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) the Company or any of its Representatives receives a written Company Acquisition Proposal that the Company Board (or any committee thereof) believes in good faith to be bona fide, (2) such Company Acquisition Proposal did not result from a material breach of this Section 5.2(a), (3) the Company Board (or any committee thereof) determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal and (4) the Company Board (or any committee thereof) determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clauses (x) or (y) below would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal or any of its Representatives; provided, that any non-public information shall be shared subject to an Acceptable Confidentiality Agreement with such Person, and (y) participate in discussions or negotiations with the Person or group of Persons and its or their representatives and financing sources making such Company Acquisition Proposal and otherwise assist or facilitate any such discussions or negotiations. The Company agrees that any non-public diligence information provided to any such Person or group of Persons shall have been previously provided to Parent or shall be provided to Parent within twenty four (24) hours of providing to any such Person. Notwithstanding anything to the contrary in this Section 5.2(a), if at any time after the date of this Agreement and prior to the Company Stockholder Approval, the Company receives a Company Acquisition Proposal from any Person or group of Persons that did not result from a material breach of this Section 5.2(a), the Company or the Company Board (or any committee thereof), directly or indirectly, including through any of the Company’s directors, officers or other Representatives, may contact such Person or group of Persons in writing: (I) solely to clarify the terms and conditions of such offer, inquiry or proposal to determine whether such offer, inquiry or proposal constitutes or would be reasonably expected to lead to a Company Superior Proposal, (II) requesting that any Company Acquisition Proposal made orally be made in writing or (III) notifying any Person or group of Persons or its or their Representatives of the provisions of this Section 5.2.

(b)            Subject to the permitted actions contemplated by Section 5.2(c), neither the Company Board nor any committee thereof shall:

(i)            (A) withdraw (or modify or qualify in any manner adverse to Parent or the Merger Subs) the recommendation or declaration of advisability by the Company Board or any such committee of this Agreement or the Transactions, (B) recommend or otherwise declare advisable the approval by the Company Stockholders of any Company Acquisition Proposal, or (C) publicly resolve, agree or propose to take any such actions (each such action set forth in this Section 5.2(b)(i), except as expressly contemplated by Section 5.2(i), being referred to herein as a “Company Adverse Recommendation Change”); or

(ii)           cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case, to effect any Company Acquisition Proposal, or resolve, agree or propose to take any such actions.

(c)            Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board (or any committee thereof) may, if the Company Board (or any committee thereof) determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.2(c): (i) make a Company Adverse Recommendation Change in response to a Company Intervening Event or (ii) make a Company Adverse Recommendation Change in response to a Company Acquisition Proposal that the Company Board (or any committee thereof) has determined in good faith (after consultation with outside counsel and its financial advisor) constitutes a Company Superior Proposal and/or approve and cause the Company to enter into a definitive agreement to effect such Company Acquisition Proposal and terminate this Agreement pursuant to Section 7.1(d)(iv); provided, however, that neither the Company Board nor any committee thereof may take the actions contemplated by the foregoing clause (ii) unless:

(A)          the Company notifies Parent in writing at least four (4) Business Days before taking that action of the intention of the Company Board (or any committee thereof) to do so, and specifies the terms and conditions of, and the identity of the Person making, such Company Superior Proposal (including the consideration offered therein), and contemporaneously furnishes an unredacted copy (if any) of the proposed definitive Alternative Acquisition Agreement, the proposed financing commitment letters (subject to customary redaction) and any other agreements that such definitive Alternative Acquisition Agreement contemplates that the Company will enter into with such Person in connection with such Alternative Acquisition Agreement substantially simultaneously with the execution of such definitive agreement to effect such Company Superior Proposal (it being understood and agreed that any amendment to the financial or other material terms of such Company Superior Proposal shall require a new written notice by the Company and a new notice period; provided, that such notice period shall be shortened to three (3) Business Days); and

(B)           if Parent makes a proposal during such four (4) or three (3) Business Day period, as applicable, to adjust the terms and conditions of this Agreement, the Company Board (or any committee thereof), after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Company Superior Proposal continues to be a Company Superior Proposal and that the failure to make a Company Adverse Recommendation Change or take such other actions as contemplated by clause (ii) of Section 5.2(c) above would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law;

provided, further, that neither the Company Board nor any committee thereof may make a Company Adverse Recommendation Change in response to a Company Intervening Event unless:

(1)            the Company notifies Parent in writing at least four (4) Business Days before the Company Board (or any committee thereof) makes a Company Adverse Recommendation Change with respect to such Company Intervening Event of the intention of the Company Board (or any committee thereof) to do so and specifies the reasons therefor; and

(2)            if Parent makes a proposal during such four (4) Business Day period to adjust the terms and conditions of this Agreement, the Company Board (or any committee thereof), after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that the failure to make such Company Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(d)            During the four (4) or three (3) Business Day period, as applicable, prior to its effecting a Company Adverse Recommendation Change as referred to above, the Company shall, and shall direct its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by Parent. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement is being terminated in accordance with its terms (including the payment of any Parent Termination Fee required to be paid pursuant to Section 7.3). It is understood and agreed that none of the public disclosure of receipt of a Company Acquisition Proposal or the delivery of a notice pursuant to Section 5.2(c) (nor the public disclosure that such a notice has been delivered) shall in and of itself constitute a Company Adverse Recommendation Change.

(e)            In addition to the obligations of the Company set forth in Section 5.2(a), Section 5.2(b), Section 5.2(c) and Section 5.2(d), the Company promptly (and in any event within twenty four (24) hours of receipt) shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives a Company Acquisition Proposal or any proposal or offer that is or would reasonably be expected to lead to a Company Acquisition Proposal, in each case, together with a description of the material terms and conditions of any such Company Acquisition Proposal or proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person, except that the Company shall not be required to provide the identity of such Person if doing so would violate the express terms of any confidentiality agreement to which the Company is a party as of the date hereof (provided, that the Company shall inform Parent as to the general identity of such Person in a manner that would not result in a breach of such confidentiality agreement, including whether such Person is a strategic acquiror or financial sponsor). The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status of any negotiations with any Person making a Company Acquisition Proposal and terms (including informing Parent within twenty four (24) hours after the occurrence of any material amendment or modification, it being understood and agreed that any change to the consideration payable to the Company Stockholders is material) of any such Company Acquisition Proposal, proposal or offer, including furnishing copies of any written proposals or offers, or drafts of written agreements to effect such Company Acquisition Proposal or term sheets or similar documents if they contain any material terms with respect to such Company Acquisition Proposal, for any such agreement, proposal or offer, in each case, exchanged between the Company and its Representatives and, on the one hand, and the Person or group making such Company Acquisition Proposal, proposal or offer, on the other hand.

(f)            The Company agrees that any violation of the restrictions set forth in this Section 5.2 by any Representative (to the extent acting in its authorized capacity at the direction of the Company) of the Company or any of its Subsidiaries shall be deemed to be a breach of this Agreement by the Company.

(g)            The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.2 and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(h)            The Company shall not take any action to exempt any Person (other than the Parent Parties and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

(i)            Nothing contained in Section 5.2(a) shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any other disclosure related to a Company Acquisition Proposal, including to the Company Stockholders, required by Law or that the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to so disclose would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that (A) unless such disclosure is a Company Adverse Recommendation Change, such disclosure shall state that the Company Board has not changed the Company Recommendation and (B) none of the Company or the Company Board (or any committee thereof) shall make a Company Adverse Recommendation Change without complying with Section 5.2(c).

(j)            For purposes of this Agreement:

(i)            “Company Acquisition Proposal” means any proposal or offer from a third party with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate 20% or more of the net revenues or net income on a consolidated basis (for the one-year period ending on the last day of the Company’s most recently completed fiscal quarter) (based on the most recent audited consolidated balance sheet of the Company) or that represent 20% or more of the total assets (based on the most recent audited consolidated balance sheet of the Company) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 20% or more of Company Common Stock or voting securities of the Company or any resulting parent company, in each case other than the Transactions;

(ii)           “Company Superior Proposal” means any bona fide written Company Acquisition Proposal that the Company Board determines, in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including financing terms), the identity of the Person making the proposal and all other factors the Company Board determines are relevant, that (A) the terms of which, if consummated, are more favorable from a financial point of view to the Company Stockholders than the Transactions (including any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 5.2(c)) and (B) is reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Company Superior Proposal,” references in the term “Company Acquisition Proposal” to “20%” shall be deemed to be references to “50%”; and

(iii)          “Company Intervening Event” means a material event, fact, occurrence, change or circumstance that was not known or reasonably foreseeable to the Company Board prior to the execution of this Agreement (or if known, the consequences or materiality of which were not known or reasonably foreseeable), which event, fact, occurrence, change or circumstance, or any material consequence or materiality thereof, becomes known to the Company Board prior to the receipt of the Company Stockholder Approval that does not relate to (A) a Company Acquisition Proposal or (B) any changes in the price of Parent Common Stock or Company Common Stock (provided, however, that the underlying reasons for such changes may constitute a Company Intervening Event unless excluded by any other exclusion in this definition).

Section 5.3             No Solicitation by Parent.

(a)            Except as permitted by this Section 5.3, Parent shall not, and shall not permit or authorize any of its Subsidiaries or its or their respective directors and officers to, and shall use reasonable best efforts to cause any other Representatives of Parent or any of its Subsidiaries not to, directly or indirectly: (i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer regarding, or the making or submission of any proposal or offer that constitutes, a Parent Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any Parent Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than Representatives of Parent or any of its Subsidiaries) regarding, or furnish to any Person (other than Representatives of Parent or any of its Subsidiaries) any information or data with respect to, any Parent Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. Except as permitted by this Section 5.3, Parent shall, and shall cause each of its Subsidiaries and its or their directors and officers and shall use reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries to: (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal made by such Person and immediately terminate all physical and electronic data room access previously granted to any such Person and (B) promptly (and in any event within two (2) Business Days) after the execution of this Agreement, request from each Person that has executed a confidentiality agreement in connection with a Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal that remains in effect the prompt return or destruction of all confidential information previously furnished with respect to such confidentiality agreement. Parent shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party; provided, however, that prior to, but not after, obtaining the Parent Stockholder Approval, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision or any provision restricting the number or type of representatives, joint bidding or financing, the Parent Board determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, Parent shall be permitted to waive, without the Company’s prior written consent, such “standstill” or other provision to the extent reasonably necessary to permit such third party to engage in discussions with Parent (subject to the limitations set forth in this Section 5.3), to evaluate or arrange financing for any Parent Acquisition Proposal or to make or participate in a Parent Acquisition Proposal. Notwithstanding the foregoing or anything else in this Agreement to the contrary, if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (1) Parent or any of its Representatives receives a written Parent Acquisition Proposal that the Parent Board (or any committee thereof) believes in good faith to be bona fide, (2) such Parent Acquisition Proposal did not result from a material breach of this Section 5.3(a), (3) the Parent Board (or any committee thereof) determines in good faith (after consultation with outside counsel and its financial advisor) that such Parent Acquisition Proposal constitutes or would reasonably be expected to lead to a Parent Superior Proposal, and (4) the Parent Board (or any committee thereof) determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clauses (x) or (y) below would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then Parent may (x) furnish information with respect to Parent and its Subsidiaries to the Person making such Parent Acquisition Proposal or any of its Representatives; provided, that any non-public information shall be shared subject to an Acceptable Confidentiality Agreement with such Person, and (y) participate in discussions or negotiations with the Person or group of Persons and its or their representatives and financing sources making such Parent Acquisition Proposal and otherwise assist or facilitate any such discussions or negotiations. Parent agrees that any non-public diligence information provided to any such Person or group of Persons shall have been previously provided to the Company or shall be provided to the Company within twenty four (24) hours of providing to any such Person. Notwithstanding anything to the contrary in this Section 5.3, if at any time after the date of this Agreement and prior to the Parent Stockholder Approval, Parent receives a Parent Acquisition Proposal from any Person or group of Persons that did not result from a material breach of this Section 5.3(a), Parent or the Parent Board (or any committee thereof), directly or indirectly, including through any of Parent’s directors, officers or other Representatives, may contact such Person or group of Persons in writing: (I) solely to clarify the terms and conditions of such offer, inquiry or proposal to determine whether such offer, inquiry or proposal constitutes or would be reasonably expected to lead to a Parent Superior Proposal, (II) requesting that any Parent Acquisition Proposal made orally be made in writing or (III) notifying any Person or group of Persons or its or their Representatives of the provisions of this Section 5.3.

(b)            Subject to the permitted actions contemplated by Section 5.3(c), neither the Parent Board nor any committee thereof shall:

(i)            (A) withdraw (or modify or qualify in any manner adverse to the Company) the recommendation or declaration of advisability by the Parent Board or any such committee of this Agreement or the Transactions, (B) recommend or otherwise declare advisable the approval by the Parent Stockholders of any Parent Acquisition Proposal, or (C) publicly resolve, agree or propose to take any such actions (each such action set forth in this Section 5.3(b)(i), except as expressly contemplated by Section 5.3(i), being referred to herein as a “Parent Adverse Recommendation Change”); or

(ii)           cause or permit Parent or any of its Subsidiaries to enter into any Alternative Acquisition Agreement, in each case, to effect any Parent Acquisition Proposal, or resolve, agree or propose to take any such actions.

(c)            Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board (or any committee thereof) may, if the Parent Board (or any committee thereof) determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Company pursuant to this Section 5.3(c): (i) make a Parent Adverse Recommendation Change in response to a Parent Intervening Event or (ii) make a Parent Adverse Recommendation Change in response to a Parent Acquisition Proposal that the Parent Board (or any committee thereof) has determined in good faith (after consultation with outside counsel and its financial advisor) constitutes a Parent Superior Proposal and/or approve and cause Parent to enter into a definitive agreement to effect such Parent Acquisition Proposal and terminate this Agreement pursuant to Section 7.1(c)(iv); provided, however, that neither the Parent Board nor any committee thereof may take the actions contemplated by the foregoing clause (ii) unless:

(A)          Parent notifies the Company in writing at least four (4) Business Days before taking that action of the intention of the Parent Board (or any committee thereof) to do so, and specifies the terms and conditions of, and the identity of the Person making, such Parent Superior Proposal (including the consideration offered therein), and contemporaneously furnishes an unredacted copy (if any) of the proposed definitive Alternative Acquisition Agreement, the proposed financing commitment letters (subject to customary redaction) and any other agreements that such definitive Alternative Acquisition Agreement contemplates that Parent will enter into with such Person in connection with such Alternative Acquisition Agreement substantially simultaneously with the execution of such definitive agreement to effect such Parent Superior Proposal (it being understood and agreed that any amendment to the financial or other material terms of such Parent Superior Proposal shall require a new written notice by Parent and a new notice period; provided, that such notice period shall be shortened to three (3) Business Days); and

(B)           if the Company makes a proposal during such four (4) or three (3) Business Day period to adjust the terms and conditions of this Agreement, the Parent Board (or any committee thereof), after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Company, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Parent Superior Proposal continues to be a Parent Superior Proposal and that the failure to make a Parent Adverse Recommendation Change or take such other actions as contemplated by clause (ii) of Section 5.3(c) above would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law;

provided, further, that neither the Parent Board nor any committee thereof may make a Parent Adverse Recommendation Change in response to a Parent Intervening Event unless:

(1)            Parent notifies the Company in writing at least four (4) Business Days before the Parent Board (or any committee thereof) makes a Parent Adverse Recommendation Change with respect to such Parent Intervening Event of the intention of the Parent Board (or any committee thereof) to do so and specifies the reasons therefor; and

(2)            if the Company makes a proposal during such four (4) Business Day period to adjust the terms and conditions of this Agreement, the Parent Board (or any committee thereof), after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Company, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that the failure to make such Parent Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(d)            During the four (4) or three (3) Business Day period, as applicable, prior to its effecting a Parent Adverse Recommendation Change as referred to above, Parent shall, and shall direct its financial and legal advisors to, negotiate with the Company in good faith (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by Company. Notwithstanding anything to the contrary contained herein, neither Parent nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement is being terminated in accordance with its terms (including the payment of any Company Termination Fee required to be paid pursuant to Section 7.3). It is understood and agreed that none of the public disclosure of receipt of a Parent Acquisition Proposal or the delivery of a notice pursuant to Section 5.3(c) (nor the public disclosure that such a notice has been delivered) shall in and of itself constitute a Parent Adverse Recommendation Change.

(e)            In addition to the obligations of Parent set forth in Section 5.3(a), Section 5.3(b), Section 5.3(c) and Section 5.3(d), Parent promptly (and in any event within twenty four (24) hours of receipt) shall advise the Company in writing in the event Parent or any of its Subsidiaries or Representatives receives a Parent Acquisition Proposal or any proposal or offer that is or would reasonably be expected to lead to a Parent Acquisition Proposal, in each case together with a description of the material terms and conditions of any such Parent Acquisition Proposal or proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person, except that Parent shall not be required to provide the identity of such Person if doing so would violate the express terms of any confidentiality agreement to which Parent is a party as of the date hereof (provided, that Parent shall inform the Company as to the general identity of such Person in a manner that would not result in a breach of such confidentiality agreement, including whether such Person is a strategic acquiror or financial sponsor). Parent shall keep the Company informed (orally and in writing) in all material respects on a timely basis of the status of any negotiations with any Person making a Parent Acquisition Proposal and terms (including informing the Company within twenty four (24) hours after the occurrence of any material amendment or modification, it being understood and agreed that any change to the consideration payable to the Parent Stockholders is material) of any such Parent Acquisition Proposal, proposal or offer, including furnishing copies of any written proposals or offers, or drafts of written agreements to effect such Parent Acquisition Proposal or term sheets or similar documents if they contain any material terms with respect to such Parent Acquisition Proposal, for any such agreement, proposal or offer, in each case, exchanged between Parent and its Representatives and, on the one hand, and the Person or group making such Parent Acquisition Proposal, proposal or offer, on the other hand.

(f)            Parent agrees that any violation of the restrictions set forth in this Section 5.3 by any Representative (to the extent acting in its authorized capacity at the direction of Parent) of Parent or any of its Subsidiaries shall be deemed to be a breach of this Agreement by Parent.

(g)            Parent shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict Parent’s ability to comply with any of the terms of this Section 5.3 and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(h)            Parent shall not take any action to exempt any Person (other than the Company and its Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

(i)             Nothing contained in Section 5.3(a) shall prohibit Parent from (i) taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any other disclosure related to a Parent Acquisition Proposal, including to the Parent Stockholders, required by Law or that the Parent Board determines in good faith (after consultation with the Parent’s outside legal counsel) that the failure to so disclose would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that (A) unless such disclosure is a Parent Adverse Recommendation Change, such disclosure shall state that the Parent Board has not changed the Parent Recommendation and (B) none of Parent or the Parent Board (or any committee thereof) shall make a Parent Adverse Recommendation Change without complying with Section 5.3(c).

(j)             For purposes of this Agreement:

(i)            “Parent Acquisition Proposal” means any proposal or offer from a third party with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of Parent and its Subsidiaries that generate 20% or more of the net revenues or net income on a consolidated basis (for the one-year period ending on the last day of Parent’s most recently completed fiscal quarter) (based on the most recent audited consolidated balance sheet of Parent) or that represent 20% or more of the total assets (based on the most recent audited consolidated balance sheet of Parent) of Parent and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 20% or more of Parent Common Stock or voting securities of Parent or any resulting parent company, in each case other than the Transactions;

(ii)           “Parent Superior Proposal” means any bona fide written Parent Acquisition Proposal that the Parent Board determines, in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including financing terms), the identity of the Person making the proposal and all other factors the Parent Board determines are relevant, that (A) the terms of which, if consummated, are more favorable from a financial point of view to the Parent Stockholders than the Transactions (including any adjustment to the terms and conditions proposed by the Company in response to such proposal pursuant to Section 5.3(c)) and (B) is reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Parent Superior Proposal,” references in the term “Parent Acquisition Proposal” to “20%” shall be deemed to be references to “50%”; and

(iii)          “Parent Intervening Event” means a material event, fact, occurrence, change or circumstance that was not known or reasonably foreseeable to the Parent Board prior to the execution of this Agreement (or if known, the consequences or materiality of which were not known or reasonably foreseeable), which event, fact, occurrence, change or circumstance, or any material consequence or materiality thereof, becomes known to the Parent Board prior to the receipt of the Parent Stockholder Approval that does not relate to (A) a Parent Acquisition Proposal or (B) any changes in the price of Parent Common Stock or Company Common Stock (provided, however, that the underlying reasons for such changes may constitute a Parent Intervening Event unless excluded by any other exclusion in this definition).

Section 5.4             Preparation of Form S-4 and Joint Proxy Statement; Stockholders’ Meetings.

(a)            As promptly as practicable after the date of this Agreement, the Company and Parent shall, in cooperation, (i) prepare a mutually acceptable joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement”) to be sent to the Company Stockholders and the Parent Stockholders relating to (x) the special meeting of the Company Stockholders (the “Company Stockholders Meeting”) to be held to consider the adoption of this Agreement and (y) the special or annual meeting of the Parent Stockholders (the “Parent Stockholders Meeting”) to be held to consider the Stock Issuance and (ii) set a preliminary record date for the Company Stockholders Meeting and the Parent Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. As promptly as practicable following the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the First Merger. The Company and Parent shall use reasonable best efforts to cause such filing to be made no later than forty five (45) days after the date of this Agreement, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Transactions. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the First Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. The Company and Parent shall (A) file with the SEC the Joint Proxy Statement and (B) use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company Stockholders and the Parent Stockholders, in each case, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Other than periodic reports on Form 10-K or Form 10-Q or Current Reports on Form 8-K that are incorporated by reference into the Form S-4 or Joint Proxy Statement to the extent not related to this Agreement or the Transactions, no filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company, as applicable, without providing the other a reasonable opportunity to review and comment thereon and without the other’s prior approval (which shall not be unreasonably withheld); provided, however, that the Company, in connection with any Company Acquisition Proposal or Company Adverse Recommendation Change, and Parent, in connection with any Parent Acquisition Proposal or Parent Adverse Recommendation Change, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) and make other filings with the SEC without providing such opportunity to review and without such approval. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to Company Stockholders and Parent Stockholders; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party hereunder or otherwise affect the remedies available hereunder to any Party.

(b)            As promptly as practicable after the Form S-4 is declared effective under the Securities Act, unless this Agreement has been terminated in accordance with its terms, (x) the Company shall duly call, give notice of, convene and hold the Company Stockholders Meeting solely for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith and (y) Parent shall duly call, give notice of, convene and hold the Parent Stockholders Meeting solely for the purpose of obtaining the Parent Stockholder Approval (and, if the Parent Stockholders Meeting is the 2026 annual meeting of Parent Stockholders, the other matters described in Section 1.7 of the Parent Disclosure Letter) and, in each case, the Company Stockholders Meeting and the Parent Stockholders Meeting shall in any event be no later than forty five (45) calendar days after the SEC declares the Form S-4 effective. The Company and Parent shall use commercially reasonable efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same date and at the same time.

(c)            Notwithstanding anything in this Agreement to the contrary, the Company may postpone or adjourn the Company Stockholders Meeting solely (i) with the written consent of Parent; (ii) (A) due to the absence of a quorum or (B) if the Company has not received proxies representing a sufficient number of shares for the Company Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; (iii) to the extent required by Law after consultation with Parent; or (iv) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders Meeting; provided, that the Company may not postpone or adjourn the Company Stockholders Meeting more than a total of two times pursuant to clause (ii) of this Section 5.4(c). Notwithstanding the foregoing, the Company shall, at the written request of Parent, to the extent permitted by Law, adjourn the Company Stockholders Meeting to a date specified in writing by Parent due to the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares for the Company Stockholder Approval; provided, that the Company shall not be required to adjourn the Company Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten (10) Business Days. Except in the case of a Company Adverse Recommendation Change specifically permitted by Section 5.2(c) or unless this Agreement has been terminated in accordance with Section 7.1 prior to the Company Stockholders Meeting, the Company, through the Company Board, shall (A) recommend to its stockholders that they adopt this Agreement and the Transactions and (B) include such recommendation in the Joint Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that (1) except in the event of a Company Adverse Recommendation Change made in accordance with Section 5.2 or unless this Agreement has been terminated in accordance with Section 7.1 prior to the Company Stockholders Meeting, the Company shall use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval and (2) except as provided in the first sentence of this Section 5.4(c), or unless this Agreement has been terminated in accordance with Section 7.1 prior to the Company Stockholders Meeting, its obligations pursuant to Section 5.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Company Acquisition Proposal or the occurrence of any Company Adverse Recommendation Change.

(d)            Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholders Meeting solely (i) with the written consent of the Company; (ii) (A) due to the absence of a quorum or (B) if Parent has not received proxies representing a sufficient number of shares for the Parent Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; (iii) to the extent required by Law after consultation with the Company; or (iv) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Parent Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Stockholders prior to the Parent Stockholders Meeting; provided, that Parent may not postpone or adjourn the Parent Stockholders Meeting more than a total of two times pursuant to clause (ii) of this Section 5.4(d). Notwithstanding the foregoing, Parent shall, at the written request of the Company, to the extent permitted by Law, adjourn the Parent Stockholders Meeting to a date specified in writing by the Company due to the absence of a quorum or if Parent has not received proxies representing a sufficient number of shares for the Parent Stockholder Approval; provided, that Parent shall not be required to adjourn the Parent Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten (10) Business Days. Except in the case of a Parent Adverse Recommendation Change specifically permitted by Section 5.3(c) or unless this Agreement has been terminated in accordance with Section 7.1 prior to the Parent Stockholders Meeting, Parent, through the Parent Board, shall (A) recommend to its stockholders that they approve the Stock Issuance and (B) include such recommendation in the Joint Proxy Statement. Without limiting the generality of the foregoing, Parent agrees that (1) except in the event of a Parent Adverse Recommendation Change made in accordance with Section 5.3 or unless this Agreement has been terminated in accordance with Section 7.1 prior to the Parent Stockholders Meeting, Parent shall use its reasonable best efforts to solicit proxies to obtain the Parent Stockholder Approval and (2) except as provided in the first sentence of this Section 5.4(d), or unless this Agreement has been terminated in accordance with Section 7.1 prior to the Parent Stockholders Meeting, its obligations pursuant to Section 5.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or any other Person of any Parent Acquisition Proposal or the occurrence of any Parent Adverse Recommendation Change.

Section 5.5             Access to Information; Confidentiality.

(a)            Subject to applicable Law, each Party shall, and shall cause each of their respective Subsidiaries to, upon reasonable advance written notice by the other Parties, use reasonable best efforts to afford to the other Parties and their respective Representatives reasonable access during normal business hours, during the period commencing on the date hereof and ending as of the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records; provided that such access shall be at the requesting Party’s sole expense, in accordance with applicable Laws, under the supervision of the non-requesting Party or its personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the non-requesting party, and, during such period, such Party shall, and shall cause each of its Subsidiaries to, upon the reasonable request of the other Party, use commercially reasonable efforts to furnish promptly to the other Parties, at the requesting Party’s sole expense, (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as such other Parties may reasonably request (including Tax Returns filed and those in preparation and the work papers of its auditors); provided, however, that the foregoing shall not require any Party to disclose any information to the extent such disclosure would, in the reasonable judgment of the non-requesting Party, (i) contravene applicable Law, (ii) unreasonably interfere with such Party’s or its Subsidiaries’ business operations, (iii) violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (iv) waive the protection of any attorney-client or other legal privilege, or (v) result in the disclosure of any personal information that would expose such Party to the risk of liability; provided, further, that the Company or Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments. Each of the Company and Parent, as it reasonably deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company dated as of September 25, 2025 (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.5 or information provided, made available or delivered to any Party pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder. Notwithstanding anything to the contrary herein, neither the Company nor Parent, nor any of their respective Subsidiaries or Representatives, directly or indirectly, shall be permitted to conduct any invasive testing, sampling or analysis at any property or facility (commonly known as a Phase II) without the other Party’s prior written consent. Nothing in this Section 5.5 shall require any Party to provide any information to the other Party (or any of its Representatives) relating to any Company Acquisition Proposal, Company Intervening Event, Parent Acquisition Proposal or Parent Intervening Event (which matters are addressed in Section 5.2 and Section 5.3).

(b)            Nothing in this Section 5.5 will be construed to require any Party, its Subsidiaries or any of its or their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information that is not typically prepared in the past practices of such Person.

Section 5.6             Regulatory Approvals; Consents.

(a)            Subject to the terms and conditions set forth in this Agreement (including Section 5.2 and Section 5.3), prior to the Effective Time, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Company Material Contract or Parent Material Contract, as applicable, (ii) obtain applicable actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities as are or may become necessary for the consummation of the Transactions, make all necessary registrations, declarations and filings and use reasonable best efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) (provided, that the Company and Parent shall make all filings under the HSR Act within twenty (20) Business Days following the date of this Agreement), and (iii) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement. In furtherance of the foregoing, the Parties shall cooperate in connection with any filing under applicable Law and in connection with resolving any investigation or other inquiry concerning the Mergers commenced by any Governmental Entity with respect to such applicable Laws. Any filing fees payable in connection with any filings with any Governmental Entity with respect to Antitrust Laws shall be paid by Parent.

(b)            Notwithstanding anything to the contrary in this Agreement, the Parties shall consult with each other, take into consideration the views of the other Party in good faith and jointly direct all antitrust strategy in connection with review of the Transactions by any Governmental Entity, or any litigation by, or negotiations with, any Governmental Entity or other Person relating to the Transactions under Antitrust Laws and in all meetings, discussions, and communications with any Governmental Entity relating to obtaining approval under Antitrust Laws for the Transactions. Each of the Parties shall furnish to each other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity or third party with respect to the Transactions, and, to the extent practicable under the circumstances, shall provide the other Party and its counsel with the opportunity to participate in any substantive meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection therewith.

(c)            Notwithstanding anything to the contrary in this Section 5.6, in no event shall either Parent or the Company, or any of their respective Affiliates, be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent, the Company or any of their respective Affiliates or, assuming the consummation of the Mergers, the Surviving Company or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Company or any of their respective Affiliates, in each case, to resolve objections, if any, as may be asserted with respect to the Transactions under any Antitrust Law (any action described in any of the foregoing clauses (i) through (iii), a “Remedial Action”), in each case, to the extent that such Remedial Action would reasonably be expected to, either individually or in the aggregate with all other Remedial Actions, have a material adverse effect on the business, financial condition or results of operations of Parent, the Company and their respective Subsidiaries, taken as a whole; provided, however, that for this purpose, Parent, the Company and their respective Subsidiaries, taken as a whole, shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is the same size as the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement (any such Remedial Actions having such effect, a “Burdensome Condition”). Notwithstanding the foregoing, at the written request of either Parent or the Company, the other Party shall, and shall cause its Subsidiaries to, agree to take Remedial Actions that would not, individually or in the aggregate with all other Remedial Actions, constitute a Burdensome Condition so long as such action is conditioned upon the occurrence of the Closing and does not become effective unless and until the Closing occurs. Neither Parent nor the Company shall commit to or agree with any Governmental Entity to take or refrain from taking any action that may have the effect of delaying the expiration of the waiting period under the HSR Act or the consummation of the Transactions without first consulting with the other Party in good faith and the other Party consenting in writing to such action, which consent shall not unreasonably be withheld or delayed. Each of Parent and the Company shall not, and shall cause its respective Subsidiaries and Affiliates not to, agree to or consummate any transaction that would reasonably be expected to prevent, materially delay, materially interfere with or materially impair the Closing or the removal of any impediments to the Closing under Antitrust Law.

Section 5.7             Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement or the Transactions and (b) if any Takeover Law is or becomes applicable to this Agreement or the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement and the Transactions.

Section 5.8             Notification of Certain Matters. The Company and Parent shall reasonably promptly notify each other of (a) any material written communication received by such Party from any Governmental Entity that relates to and would reasonably be expected to prevent, materially delay, materially interfere with or materially impair the consummation of the Transactions, (b) any other notice or communication that is substantive and material from any Governmental Entity in connection with the Transactions, (c) any Action commenced or, to such Party’s knowledge, threatened in writing that seeks to enjoin, restrain or otherwise prohibit the consummation of the Transactions or (d) that results or would reasonably be expected to result in any failure of any condition set forth in Article VI to be satisfied hereunder; provided, however, that (i) no such notification shall limit, affect or be deemed to modify any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder and (ii) the failure to deliver any such notice shall not affect any of the conditions set forth in Article VI or give rise to any right to terminate under Article VII, and no such notice shall cure any breach of, or non-compliance with, any of the other representations, warranties, covenants or agreements of the Parties under this Agreement.

Section 5.9             Indemnification, Exculpation and Insurance.

(a)            From and after the Effective Time, Parent shall indemnify and hold harmless each individual who is a current or former director or officer of the Company or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, manager, member, trustee, fiduciary, employee or agent of another Person (collectively, the “Indemnified Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that an Indemnified Person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, manager, member, trustee, fiduciary, employee or agent of another Person at or prior to the Effective Time, in each case, for acts or omissions occurring prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company and its Subsidiaries (as applicable) would have been permitted to indemnify such Person (including promptly advancing expenses incurred) under the Company Organizational Documents or the organizational documents of any Subsidiary of the Company, as applicable, and any indemnification agreement between such Indemnified Person, on the one hand, and the Company or its applicable Subsidiary on the other hand, in each case, in effect as of the date hereof (collectively, the “Company Indemnification Agreements”). Without limiting the foregoing, Parent shall (i) maintain, or cause to be maintained, for a period of six (6) years from the Effective Time, provisions in the Parent Organizational Documents or the organizational documents of the Surviving Company (as applicable with respect to the Indemnified Persons) concerning the indemnification and exculpation or exoneration (including provisions relating to expense advancement) of the Indemnified Persons that are no less favorable to those Indemnified Persons than the provisions of the Company Indemnification Agreements, as applicable, and any Company Indemnification Agreements to which such Indemnified Person is a party, in each case, as of the date hereof, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Without limiting the generality of the foregoing, the Parent Parties agree that all rights to indemnification existing in favor of the Indemnified Persons as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Company and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Persons arising out of such acts or omissions, except as otherwise required by applicable Law.

(b)            For a period of six years after the Effective Time, to the extent permitted by applicable Law, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that Parent may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided, further, that in no event shall Parent or the Surviving Company be required to pay annual premiums for insurance under this Section 5.9(b) in excess of 300% of the amount of the annual premiums paid by the Company for fiscal year 2025 for such purpose (which fiscal year 2025 premiums are hereby represented and warranted by the Company to be as set forth in Section 5.9(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount.

(c)            In the event that the Parent or the Surviving Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Company, as the case may be, shall use commercially reasonable efforts to cause proper provision to be made so that the successor and assignee of Parent or the Surviving Company, as the case may be, assumes its obligations set forth in this Section 5.9.

(d)            The provisions of this Section 5.9 shall survive consummation of the Mergers and are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives. The provisions in this Section 5.9 are intended to be in addition to the rights otherwise available to any Indemnified Person by Law, charter, statute, bylaw or Contract.

Section 5.10           Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the First Merger, and such other shares of Parent Common Stock to be reserved for issuance in connection with the First Merger, to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 5.11           Stockholder Litigation. In the event any Action (but excluding any Action under or related to Antitrust Laws, for which Section 5.6 shall control) by any Governmental Entity or other Person (other than the Parties) is commenced or, to the knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages or an injunction in connection therewith, or would otherwise reasonably be expected to prevent, materially delay, materially interfere with or materially impair the consummation of the Transactions, including stockholder litigation (any such Action, “Transaction Litigation”), the Company or Parent, as applicable, shall reasonably promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Each Party shall give the other Party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation (at such other Party’s cost) and shall consider in good faith, acting reasonably, the other Party’s advice with respect to such Transaction Litigation. Notwithstanding the foregoing, the Party that is subject to such Transaction Litigation or otherwise controlling such Transaction Litigation shall not settle or compromise, or offer to settle or compromise, any Transaction Litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.12           Certain Tax Matters.

(a)            Each of Parent and the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to cause the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent and the Company will notify the other Party promptly after becoming aware of any reason to believe that the Mergers, taken together, may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)            This Agreement is intended to constitute, and the Parties hereto adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The relevant Parties shall treat the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant income Tax purposes, shall file all their Tax Returns consistent with such tax treatment and, except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code, take no Tax position inconsistent with such Tax treatment.

(c)            Each of Parent and the Company shall reasonably cooperate and use its reasonable best efforts in order to obtain the opinion of counsel referred to in Section 5.12(d) and any opinions of counsel in respect of Tax matters required to be filed with the SEC in connection with the preparation, filing, and delivery of the Form S-4 or the Joint Proxy Statement. In connection therewith, (i) the Company shall use reasonable best efforts to deliver to each applicable counsel that is rendering an opinion a duly authorized and executed officer’s certificate, dated as of the Closing Date (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Form S-4 or the Joint Proxy Statement), containing such customary representations as shall be reasonably necessary or appropriate to enable such counsel to render each such required opinion (the “Company Officer’s Tax Certificate”), and (ii) Parent shall use reasonable best efforts to deliver to such counsel a duly authorized and executed officer’s certificate, dated as of the Closing Date (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Form S-4 or the Joint Proxy Statement), containing such customary representations as shall be reasonably necessary or appropriate to enable such counsel to render each such required opinion (the “Parent Officer’s Tax Certificate”), and Parent and the Company shall provide such other information as reasonably requested by counsel for purposes of rendering the opinion described in Section 5.12(d) (or any opinions to be filed in connection with the Form S-4 or the Joint Proxy Statement).

(d)            Without limiting the foregoing, Parent and the Company shall use reasonable best efforts to permit the Company to receive an opinion from Sidley Austin LLP, counsel to the Company (or if Sidley Austin LLP is unable to deliver such opinion, Gibson, Dunn & Crutcher LLP or another nationally recognized law firm reasonably satisfactory to the Company), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 5.12(d), such counsel shall have received and may rely upon the Parent Officer’s Tax Certificate and the Company Officer’s Tax Certificate and such other information reasonably requested by and provided to it by Parent or the Company for purposes of rendering such opinion.

Section 5.13           Public Announcements. Each of the Parent Parties, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Mergers and the other Transactions and shall not issue any such press release or make any public announcement prior to such consultation and review; provided, that each of the Parent Parties, on the one hand, and the Company, on the other hand, (a) may issue any such press release or public statement as may be required by applicable Law, court process or any listing agreement with any national securities exchange or national securities quotation system and (b) may issue public announcements or make other public disclosures regarding this Agreement or the Transactions that are consistent with those previously disclosed in press releases or public statements previously approved by either Party or made by either Party in compliance with this Section 5.13; provided, that the foregoing shall not apply to (i) any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement or (ii) internal announcements to employees that are not made public. The initial press release of the Parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed. Notwithstanding anything in this Section 5.13 to the contrary, no Party shall be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, and matters related thereto, or a Company Adverse Recommendation Change or Parent Adverse Recommendation Change other than as set forth in Section 5.2 or Section 5.3, as applicable. Prior to making any written communications to any employees of Parent, the Company or their respective Affiliates, pertaining to the treatment of compensation or benefits in connection with the Transactions or employment following the Effective Time, each of the Company and Parent shall provide the other Party with a copy of the intended communication, the receiving Party shall have a reasonable period of time to review and comment on such communication and the providing Party shall give reasonable and good faith consideration to any comments made by the receiving Party with respect thereto.

Section 5.14           Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be reasonably necessary or appropriate to cause the Transactions, including any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 5.15           Parent Consent. Immediately following the execution of this Agreement, Parent will, in accordance with applicable Law and the Parent Organizational Documents, in its capacity as the sole stockholder of Merger Sub Inc., deliver to the Company the Sole Stockholder Consent.

Section 5.16           Obligations of Parent. Parent shall take all action necessary to cause the Merger Subs to perform their respective obligations under this Agreement.

Section 5.17           Treatment of Indebtedness; Debt Financing; Financing Cooperation.

(a)            Prior to the Closing Date, the Company shall, as requested by Parent in writing delivered at least five (5) Business Days prior to any minimum required notice deadline in the applicable agreement, use reasonable best efforts to (i) deliver (or cause to be delivered) notices of the payoff, prepayment, discharge and termination of any outstanding Indebtedness or obligations of the Company and each applicable Subsidiary of the Company as required under the Company Credit Agreement (the amounts outstanding under the Company Credit Agreement, the “Company Indebtedness Payoff Amount”); provided, that any such notices will be required only if expressly conditioned upon the Closing, (ii) facilitate (but not cause) the repayment of the Company Indebtedness Payoff Amount, including the termination of the commitments under the Company Credit Agreement and the release of all guarantees and Liens, in each case, substantially concurrently with the Effective Time, (iii) obtain customary payoff or termination letters or other similar evidence with respect to the Company Credit Agreement in customary form, prior to the Closing Date (which payoff letters may be subject to customary conditions and exclusions regarding customary “surviving obligations”) and (iv) assist with (but shall not be obligated to cause) the replacement, backstopping or rollover of any letter of credit, bankers’ acceptance or similar instrument. Parent shall (A) irrevocably pay off, or cause to be paid off, immediately after the Effective Time, the Company Indebtedness Payoff Amount (if any), (B) at Parent’s sole cost and expense, provide or cause to be provided (1) cash collateral in such amounts as required by the lenders under the Company Credit Agreement in respect of the outstanding letters of credit or (2) backstop letters of credit or replacement letters of credit for any outstanding letters of credit under the Company Credit Agreement, in each case, substantially concurrently with the Effective Time, and (C) take all actions within its control to provide all customary cooperation as may be reasonably requested by the Company to assist the Company in connection with its obligations under this Section 5.17. For the avoidance of doubt, (I) the Company and its Subsidiaries shall have no obligation to make any payment in respect of the Company Indebtedness Payoff Amount, in respect of the amounts contemplated by clause (B) of the immediately preceding sentence or in respect of any notice delivered under clause (i) of this Section 5.17, and Parent shall not make (or cause to be made) any payment in respect of the Company Indebtedness Payoff Amount, prior to the Effective Time and (II) the Company shall not be obligated to terminate or discharge (or make or cause to become effective any such action) the Company Credit Agreement prior to the Effective Time.

(b)            Parent and the Merger Subs shall use their reasonable best efforts to do all things necessary or advisable to arrange and obtain the Financing as promptly as practicable after the date hereof, on the terms and subject only to the conditions (including, to the extent applicable, the “flex” provisions) described in the Debt Commitment Letter (for purposes of this Section 5.17, the Debt Commitment Letter shall include any Fee Letter), including using reasonable best efforts to (i) enter into definitive agreements as contemplated by the Debt Commitment Letter, consistent in all material respects with the terms and conditions (as such terms may be modified or adjusted in accordance with the flex provisions contained in any Fee Letter or is otherwise acceptable to Parent and not constituting a Prohibited Term) contemplated therein (the “Definitive Debt Financing Agreements”), (ii) satisfy (or obtain a waiver of) on a timely basis all terms, conditions and covenants, including with respect to the payment of any commitment, engagement or placement fees, applicable to Parent or the Merger Subs in the Debt Commitment Letter and the Definitive Debt Financing Agreements that are within Parent’s control, (iii) consummate and cause the Lenders to consummate the Financing at or prior to the Closing and (iv) enforce their rights under the Debt Commitment Letter and the Definitive Debt Financing Agreements. Parent and the Merger Subs shall not agree to any amendments, supplements, replacements or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letter or the definitive agreements relating to the Financing without the prior written consent of the Company that (A) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing or similar fees) to an amount that is less than the amount required by Section 4.28(b), or (B)(1) imposes new or additional conditions precedent of the Financing, or (2) otherwise adversely expands, amends or modifies any of the conditions precedent to the Financing, or would otherwise constitute or include a Prohibited Term (provided, that without the consent of the Company, Parent and the Merger Subs may amend the Debt Commitment Letter to (x) add additional lenders, arrangers, bookrunners and agents in accordance with the terms thereof (as in effect on the date thereof) or (y) implement or exercise any of the “market flex” provisions (including pricing terms) contained in the fee letter executed in connection with the Debt Commitment Letter). Parent shall reasonably promptly deliver to the Company copies of any such amendment, modification, supplement, waiver or replacement. Parent and the Merger Subs shall use their reasonable best efforts to maintain in effect the Debt Commitment Letter (including any Definitive Debt Financing Agreements) until the Transactions are consummated. Neither Parent nor the Merger Subs shall release or consent to the termination of the obligations of the Lenders under the Debt Commitment Letter or the Definitive Debt Financing Agreements, except as expressly contemplated by the Debt Commitment Letter (including but not limited to (x) the joinder of Additional Commitment Parties and the corresponding reduction of the commitments of Bank of America, N.A. in connection therewith, (y) the automatic termination of the Backstop Facility Commitment (as defined therein) upon the approval of the Required Amendments (as defined therein) by the Required Lenders under the Parent Credit Agreement, and (z) the expiration of commitments in accordance with the terms of the Debt Commitment Letter).

(c)            If any portion of the Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter, Parent and the Merger Subs shall use their reasonable best efforts to, as promptly as practicable following the occurrence of such event, arrange and obtain from alternative sources of financing an amount sufficient to satisfy the Financing Uses, on terms and conditions (including any “flex” provisions) that are at least as favorable to the Company in the aggregate as those contained in the Debt Commitment Letter, which shall not provide for or constitute a Prohibited Term. The new debt commitment letter and fee letter entered into in connection with such alternative financing are referred to, respectively, as a “New Debt Commitment Letter” and a “New Fee Letter”. In the event Parent or the Merger Subs enter into any such New Debt Commitment Letter, (i) Parent and the Merger Subs shall promptly provide the Company with true, correct and complete copies thereof, (provided, that the New Fee Letter may be redacted in the manner set forth in Section 4.28(a)), (ii) any reference in this Agreement to the “Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (iii) below, and (iii) any reference in this Agreement to the “Debt Commitment Letter” (and any definition incorporating the term “Debt Commitment Letter”, including the definition of Definitive Debt Financing Agreements) shall be deemed to include the Debt Commitment Letter and any Fee Letter to the extent not superseded by a New Debt Commitment Letter or New Fee Letter, as the case may be, at the time in question and any New Debt Commitment Letter or New Fee Letter to the extent then in effect.

(d)            Parent and the Merger Subs shall, and shall cause their Representatives to, upon the Company’s reasonable written request, keep the Company informed on a timely basis and in reasonable detail of the status of their efforts to arrange the Financing. Without limiting the generality of the foregoing, Parent shall (i) furnish to the Company complete, correct and executed copies of any amendments, waivers, supplements or other modifications to the Debt Commitment Letter reasonably promptly upon the execution thereof and (ii) give the Company prompt written notice (and in any event within three (3) Business Days) (A) of any default or breach (or any event that, with or without notice, lapse of time or both, would (or could reasonably be expected to) give rise to any default or breach) by any party under the Debt Commitment Letter or the definitive agreements relating to the Financing of which Parent or the Merger Subs become aware that would reasonably be expected to delay or prevent Closing, (B) of any termination of the Debt Commitment Letter, (C) of the receipt of any written notice or other written communication from any person with respect to any (1) actual or alleged default, breach, termination or repudiation of the Debt Commitment Letter, any definitive agreement relating to the Financing or any provision of the Debt Commitment Letter or the definitive agreements relating to the Financing, in each case by any party thereto, or (2) material dispute or disagreement between or among any parties to any Debt Commitment Letter or the definitive agreements relating to the Financing (other than disputes occurring as a part of the ordinary course of negotiating the Definitive Debt Financing Agreements), and (D) if for any reason Parent or the Merger Subs believe in good faith that they will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the definitive agreements relating to the Financing, as the case may be.

(e)            Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, in each case, use their reasonable best efforts to provide all customary cooperation and all customary financial information, in each case, that is reasonably requested by Parent in connection with (i) the Financing and (ii) a Capital Markets Issuance, including using reasonable best efforts to:

(i)            furnish to Parent (A) audited consolidated balance sheets and related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit) and cash flows for the Company and its Subsidiaries for each of the three (3) most recently completed fiscal years of the Company ended at least sixty (60) days prior to the Closing Date prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year and (B) unaudited condensed consolidated balance sheets and related condensed consolidated statements of operations, comprehensive income and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) of the Company for each subsequent fiscal quarter ended on a date that is at least forty (40) days before the Closing Date (other than with respect to the fiscal quarter that is the last fiscal quarter of the fiscal year); provided, that the public filing of any such financial statements shall constitute delivery thereof;

(ii)           furnish to Parent such information regarding the Company and its Subsidiaries as is reasonably requested in writing by Parent (A) in connection with the preparation of customary offering and marketing documents (and any supplements thereto) relating to (i) the Financing or (ii) any Capital Markets Issuance, including identifying whether any information provided to Parent regarding the Company and its Subsidiaries constitutes material non-public information or (B) reasonably necessary to permit Parent to prepare pro forma financial statements customarily included in marketing and offering documents for an offering of securities of Parent on a registration statement filed with the SEC;

(iii)          assist with the preparation of customary materials relating to the Company and its Subsidiaries for rating agency presentations, road show materials, prospectuses, offering documents, private placement memoranda and similar documents (which may incorporate by reference periodic and current reports filed by the Company with the SEC), in each case, customarily required and reasonably requested in connection with (i) the Financing or (ii) any Capital Markets Issuance, in each case, solely with respect to customary information relating to the Company and its Subsidiaries;

(iv)          cause the Company’s independent accountants to provide customary assistance and cooperation reasonably requested by Parent with (i) the Financing or (ii) any Capital Markets Issuance, including participating in customary due diligence sessions and providing any customary “comfort” letters (including customary “negative assurance” comfort for any applicable Capital Markets Issuance);

(v)           reasonably cooperate with any customary due diligence process as reasonably requested by Parent, including participating in a reasonable number of due diligence sessions, and cooperating with the customary marketing efforts of Parent, including using reasonable best efforts to cause senior officers of the Company to participate in a reasonable number of investor meetings, investor presentations, roadshows and sessions with rating agencies, in each case, in connection with (i) the Financing or (ii) any Capital Markets Issuance (at reasonable times and locations and with reasonable advance notice);

(vi)          reasonably cooperate with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with (i) the Financing or (ii) any Capital Markets Issuance; and

(vii)         assist Parent, to the extent reasonably necessary, (x) by providing customary authorization letters, (y) by providing, at least three (3) Business Days prior to the Closing, all documentation and other information as is reasonably requested by the Financing Sources at least ten (10) Business Days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and beneficial ownership regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230) and (z) in connection with the preparation of the disclosure schedules with respect to the Company and its Subsidiaries for any credit agreement, pledge, security and other financing documents as may be reasonably requested by Parent in connection with the Financing, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests to the extent such actions are required to be taken as a condition to funding under the Debt Commitment Letter.

(f)            Notwithstanding anything to the contrary in this Section 5.17, neither the Company nor any of its Subsidiaries shall pursuant to this Section 5.17:

(i)            be required to (A) incur any commitment or similar fees, expenses or other liabilities, or make any payments (other than for reasonable out-of-pocket costs or expenses that are reimbursed by Parent as provided below in Section 5.17(j)) prior to the Effective Time for which it is not previously or simultaneously reimbursed and indemnified or (B) become an issuer or an obligor with respect to any Capital Markets Issuance prior to the Effective Time;

(ii)           be required to cause any Representative of the Company or any of its Subsidiaries to take any action that would reasonably be expected to result in such Person incurring any personal liability;

(iii)          be required to waive or amend any terms of this Agreement;

(iv)          be required to provide any information that is prohibited or restricted from being provided by applicable Law or any material Contract existing as of the date hereof or is legally privileged (provided, however, that the Company shall use its commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by Law or such contractual obligation or to the maximum extent that does not result in a loss of such legal privilege, as applicable), and in the event that the Company or any of its Subsidiaries does not provide access or information in reliance on this Section 5.17(f)(iv), the Company shall provide notice to Parent that information is being withheld;

(v)           be required to, nor shall any of their Representatives be required to, adopt resolutions or consents to approve or authorize the execution of the agreements, documents and instruments pursuant to which (A) the Financing or (B) any Capital Markets Issuance is obtained or to execute, deliver or enter into, or perform any agreement, document or instrument (other than customary authorization letters), including any credit or other agreements, guarantees, pledge or security documents or certificates in connection with (1) the Financing or (2) any Capital Markets Issuance, in each case, that would be effective prior to the Effective Time and any such action, authorization, consent, approval, execution, delivery or performance will only be required of the respective directors, employees, officers, members, partners or managers of the Company and its Subsidiaries who retain their respective positions as of, and immediately after, the Effective Time (except in each case with respect to customary authorization letters);

(vi)          be required to (or be required to cause their Representatives to) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Effective Time (other than customary authorization letters);

(vii)         be required to (or be required to cause their Representatives to) provide any indemnity prior to the Effective Time for which it has not received prior reimbursement or is not otherwise concurrently indemnified by or on behalf of Parent;

(viii)        be required to (or be required to cause their Representatives to) take any action that would conflict with or violate any charter or other organizational documents of the Company or any of its Subsidiaries as in effect on the date hereof;

(ix)          be required to (or be required to cause their Representatives to) take any actions that would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries or that would cause any condition set forth in Article VI to fail to be satisfied (in each case unless Parent waives such breach or failure prior to the Company or any of its Subsidiaries taking such action);

(x)           be required to (or be required to cause their Representatives to) take any actions that would unreasonably interfere with the Company’s or its Subsidiaries’ business or operations, taken as a whole;

(xi)           be required to (or be required to cause their Representatives to) prepare or furnish (x) pro forma financial statements (it being understood that Parent shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein), (y) any other financial statements (other than as set forth in Section 5.17(e)(i) above) that are not readily available or prepared in the ordinary course of its financial reporting practice or (z) projections; or

(xii)         be required to (or be required to cause their Representatives to) provide opinions of internal or external counsel.

(g)            All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or the Merger Subs or their respective Representatives pursuant to this Section 5.17 from or on behalf of the Company shall be kept confidential in accordance with the Confidentiality Agreement; provided, that, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, dealer managers and agents during syndication and marketing of (i) the Financing or (ii) any Capital Markets Issuance and (ii) on a confidential basis to rating agencies.

(h)            Use of Logos. The Company hereby consents to the reasonable use of the Company’s and its Subsidiaries’ logos solely in connection with the marketing of (i) the Financing or (ii) any Capital Markets Issuance for the Transactions; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries.

(i)             Reimbursement. Promptly upon written request by the Company, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by the Company, its Subsidiaries and their respective Representatives in connection with the cooperation contemplated by this Section 5.17.

(j)             Indemnification. The Company, its Subsidiaries and their Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging (i) the Financing or (ii) any Capital Markets Issuance pursuant to this Agreement, the provision of information utilized in connection therewith (other than written information provided by or on behalf of the Company) and the cooperation contemplated by this Section 5.17, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or their Representatives. This indemnification shall survive the termination of this Agreement.

(k)            No Financing Condition. Each of Parent and the Merger Subs hereby acknowledge and agree that completing (i) the Financing or (ii) a Capital Markets Issuance or any other debt, equity or other financing is not a condition to the Transactions, and that if none of the foregoing is obtained, Parent and the Merger Subs will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VI and the other terms hereof, to consummate the Transactions. It is understood and agreed that the Company shall be deemed to have complied with Section 5.17(e), unless the proceeds of (i) the Financing or (ii) a Capital Markets Issuance have not been obtained primarily as a result of the Company’s Willful and Material Breach of its obligations under Section 5.17(e).

Section 5.18           Employee Matters.

(a)            For a period of one year following the Effective Time, Parent shall or shall cause its Subsidiaries to provide each individual who is an employee of the Company or any of its Subsidiaries as of the Effective Time and who continues in employment with Parent or one of its Subsidiaries immediately following the Effective Time (“Continuing Employees”) with (i) base salaries or hourly wage rates and target annual cash bonus opportunities that are no less favorable than those in effect for such Continuing Employees immediately prior to the Effective Time, (ii) long-term incentive compensation opportunities that are no less favorable in value than those provided to such Continuing Employees immediately prior to the Effective Time (except as otherwise required by applicable Law), (iii) severance benefits that are no less favorable than the severance benefits that would have been provided in accordance with the Company’s severance plans or policies applicable to such Continuing Employee immediately prior to the Effective Time, and (iv) employee benefits (other than long-term incentive compensation, equity and equity-based awards, retention or change in control bonuses, defined benefit pension benefits, non-qualified deferred compensation, and retiree welfare benefits) that are no less favorable in the aggregate than either, as determined in Parent’s sole discretion, (A) those offered to such Continuing Employees immediately prior to the Effective Time (including any benefits required by the applicable Collective Bargaining Agreement) or (B) those offered to similarly situated individuals employed by Parent and its Subsidiaries. Without limiting the generality of the foregoing, Parent shall, or shall cause its Subsidiaries to, provide each Continuing Employee who participates in the Company’s annual cash incentive program for the 2026 fiscal year a payment (if unpaid prior to the Effective Time) in an amount no less than that due with respect to such Continuing Employee’s annual bonus under such program in accordance with the terms thereof determined based on actual achievement of performance goals for the 2026 fiscal year (as determined by the Company Board or a committee thereof prior to the Effective Time), with such payment to be made at the same time such bonuses would normally be paid based on the historical practice of the Company, subject to such Continuing Employee’s continued employment through such payment date (provided, that if such Continuing Employee’s employment is terminated involuntarily without “cause” (as such term is defined in the Company’s Amended and Restated Short-Term Incentive Plan) prior to the payment date, such Continuing Employee would remain eligible to receive such payment).

(b)            With respect to any employee benefit plans maintained by Parent or its Subsidiaries in which Continuing Employees are eligible to participate following the Effective Time, Parent shall or shall cause its Subsidiaries to (i) recognize all service of Continuing Employees with Parent, the Company or any of their respective Subsidiaries or predecessor entities, as the case may be, for purposes of determining eligibility to participate, vesting, accruals, and entitlement to benefits where length of service is relevant (other than benefit accruals under a defined benefit pension plan, deferred compensation plan or retiree welfare benefits) to the extent such service is recognized under the corresponding Company Plan or Parent Plan, as applicable; provided, however, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits to any Continuing Employee, (ii) use commercially reasonable efforts to seek to waive any pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements and (iii) use commercially reasonable efforts to provide credit for any co-payments and deductibles incurred prior to the Effective Time in the plan year in which the Effective Time occurs for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such employee benefit plans that may apply as of or following the Effective Time.

(c)            Effective as of the day prior to the Closing Date but contingent upon the Closing, the Company shall cause to be approved board resolutions, in a form reasonably satisfactory to Parent, terminating the Thermon Inc. 401(k) Plan (the “Company 401(k) Plan”) unless Parent provides written notice to the Company that the Company 401(k) Plan shall not be terminated at least five (5) Business Days prior to the Closing Date. Effective as of, or as soon as administratively practicable following, the Closing, each Continuing Employee who participated in the Company 401(k) Plan shall be eligible to participate in a tax-qualified defined contribution plan established or designated by Parent (the “Parent 401(k) Plan”), subject to the terms and conditions of the Parent 401(k) Plan. As soon as practicable after the Closing and to the extent not prohibited under applicable Law, Parent shall take all action necessary to provide that each Continuing Employee who participated in the Company 401(k) Plan may elect to rollover his or her full account balance (including cash, notes (in the case of loans) or a combination thereof) in the Company 401(k) Plan to the Parent 401(k) Plan.

(d)            Through the Closing Date, Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in connection with any applicable information or consultation process with any labor union, labor organization or works council as required or appropriate to consummate the Transactions, including as provided for in the Collective Bargaining Agreements, including the Company and Parent each (i) providing any required information, or to any measures envisaged, as reasonably requested by the other Party in respect of, or for the purpose of, such consultation process, (ii) keeping the other Party informed of the status of such consultation and any material developments, including, to the extent that any written documents, presentations or other materials are to be provided to any labor union, labor organization or works council, and (iii) providing such materials to the other Party in advance and permit the other Party a reasonable opportunity to review and comment on such materials before they are presented or provided to the labor union, labor organization or works council.

(e)            Without limiting the generality of the foregoing, nothing in this Section 5.18, express or implied (i) is intended to confer any rights, benefits or remedies under this Agreement upon any person (including any Continuing Employees) to continued employment, service or any severance or other benefits from Parent or the Company or any of their respective Subsidiaries, (ii) is intended to require any Party (or any Affiliate thereof) to maintain any specific level of benefits for any Continuing Employee for any specific period of time, (iii) shall be construed as an amendment to any Collective Bargaining Agreement, Company Plan, Parent Plan, or other employee benefit plan or similar arrangement or (iv) shall constitute a limitation on the Parties’ rights to amend, modify or terminate, either before or after the Closing, any employee benefit plan or similar arrangement.

Section 5.19           Financing Maintenance.

(a)            Neither Parent nor any of its Subsidiaries shall incur any Indebtedness (as defined in the Parent Credit Agreement) for borrowed money or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any of its debt securities, or assume, guarantee, endorse or otherwise become liable or responsible for such type of indebtedness or other similar obligations of another Person that at the time of such incurrence or issuance, when given pro forma effect and after giving pro forma effect to the funding of the Cash Consideration and the Company Indebtedness Payoff Amount pursuant to the Parent Credit Agreement, would cause the Consolidated Net Leverage Ratio (as defined in the Parent Credit Agreement) to exceed 4.00x.

(b)            Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company, amend, restate, supplement, waive or otherwise modify the Parent Credit Agreement in any manner that would (i) add or modify any condition to funding that would reasonably be expected to prevent or materially delay the consummation of the Transactions or (ii) otherwise adversely affect Parent’s ability to pay the Cash Consideration and the Company Indebtedness Payoff Amount at the Closing.

Article VI
CONDITIONS PRECEDENT

Section 6.1             Conditions to Each Party’s Obligation to Effect the Mergers. The obligation of each Party to effect the Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)            Stockholder Approvals. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b)            Antitrust Laws. The waiting period (and any extension thereof) under the HSR Act, as well as any agreement not to close embodied in a “timing agreement” with respect thereto between the Parties and the FTC and the DOJ with respect to the HSR Act, shall have expired or been terminated.

(c)            No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction shall be in effect, and no material Law shall have been enacted or promulgated after the date hereof in any jurisdiction material to the Company and its Subsidiaries, taken as a whole, or to Parent and its Subsidiaries, taken as a whole, that, in each case, prohibits or makes illegal the consummation of the Mergers.

(d)            Nasdaq Listing. The shares of Parent Common Stock to be issued in the First Merger as provided for in Article II shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(e)            Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings by the SEC for that purpose shall have been initiated or threatened.

Section 6.2             Conditions to the Obligations of the Parent Parties. The obligation of the Parent Parties to effect the Mergers is also subject to the satisfaction, or written waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1(a) (other than the last sentence of Section 3.1(a)), Section 3.4, Section 3.25, Section 3.26 and Section 3.28 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 3.9(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (iii) the representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date other than de minimis inaccuracies (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iv) each of the representations and warranties of the Company set forth in this Agreement (other than those referred to in the preceding clauses (i) through (iii)) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any individual such representation or warranty), in each case as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any individual such representation or warranty) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)            Officers’ Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

Section 6.3             Conditions to the Obligations of the Company. The obligation of the Company to effect the Mergers is also subject to the satisfaction, or written waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the Parent Parties set forth in Section 4.1(a) (other than the last sentence of Section 4.1(a)), Section 4.4, Section 4.25, Section 4.26, Section 4.29 and Section 4.31 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) the representations and warranties of the Parent Parties set forth in Section 4.9(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (iii) the representations and warranties of the Parent Parties set forth in Section 4.2(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date other than de minimis inaccuracies (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iv) each of the representations and warranties of the Parent Parties set forth in this Agreement (other than those referred to in the preceding clauses (i) through (iii)) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty), in each case as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            Performance of Obligations of the Parent Parties. The Parent Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)            Officers’ Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

(d)            Tax Opinions. The Company shall have received an opinion from Sidley Austin LLP, counsel to the Company (or if Sidley Austin LLP is unable to deliver such opinion, Gibson, Dunn & Crutcher LLP or another nationally recognized law firm reasonably satisfactory to the Company), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.3(d), such counsel shall have received and may rely upon the Parent Officer’s Tax Certificate and the Company Officer’s Tax Certificate and such other information reasonably requested by and provided to it by the Parent Parties or the Company for purposes of rendering such opinion.

(e)            Board Appointment. Parent shall have duly adopted resolutions of the Parent Board such that, effective as of the Effective Time and without any further action by any Person, (i) the number of directors that constitute the full Parent Board shall be increased from eight (8) to ten (10) and (ii) the New Board Designees shall be appointed to the Parent Board.

Section 6.4             Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s breach of this Agreement.

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1             Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained (except as provided below) (with any termination by Parent also being an effective termination by Merger Sub Inc. and Merger Sub LLC):

(a)            by mutual written consent of Parent and the Company;

(b)            by either Parent or the Company:

(i)            if the Mergers shall not have been consummated on or before August 24, 2026 (such date, the “Initial Outside Date”, and the Initial Outside Date, as it may be extended pursuant to this Section 7.1(b)(i), the “Outside Date”); provided, however, that if, as of the Initial Outside Date, the conditions set forth in Section 6.1(b) and Section 6.1(c) (in each case, to the extent relating to any Antitrust Laws, including the expiration or termination of the waiting period under the HSR Act (including any extension thereof)) shall not have been satisfied or waived, but all of the other conditions set forth in Article VI have been satisfied or waived (or are then capable of being satisfied if the Closing were to take place on such date in the case of those conditions to be satisfied at the Closing), then the Initial Outside Date shall automatically be extended to November 23, 2026; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party whose failure to fulfill in any material respect any of its obligations under this Agreement has been a principal cause of, or a principal factor that resulted in, the failure of the Mergers to be consummated by the Outside Date;

(ii)           if any court of competent jurisdiction shall have issued a judgment, order, injunction or decree permanently prohibiting or making illegal the consummation of the Mergers, and such judgment, order, injunction or decree shall have become final and nonappealable or any material Law shall have been enacted or promulgated after the date hereof in any jurisdiction material to the Company and its Subsidiaries, taken as a whole, or to Parent and its Subsidiaries, taken as a whole, that, in any such case, prohibits or makes illegal the consummation of the Mergers and such Law shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party whose failure to fulfill in any material respect any of its obligations under this Agreement has been a principal cause of, or a principal factor that resulted in, such judgment, order, injunction, decree or Law;

(iii)          if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Company if the Company’s failure to fulfill in any material respect any of its obligations under this Agreement has been a principal cause of, or a principal factor that resulted in, the failure to obtain the Company Stockholder Approval; or

(iv)          if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the Stock Issuance was taken; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to Parent if Parent’s failure to fulfill in any material respect any of its obligations under this Agreement has been a principal cause of, or a principal factor that resulted in, the failure to obtain the Parent Stockholder Approval;

(c)            by Parent:

(i)            if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a Company Material No-Shop Breach, as to which Section 7.1(c)(iii) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if any Parent Party is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.3(a) or Section 6.3(b) would not be satisfied;

(ii)           if (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company shall, within ten (10) Business Days of a tender or exchange offer relating to securities of the Company having been commenced, fail to publicly recommend against such tender or exchange offer (it being understood and agreed that, if accurate, the Company shall be permitted to solely disclose in such announcement a factual statement that the Company continues to negotiate with the Person that made such tender offer or exchange offer (provided, that such announcement does not otherwise include any other statement that would reasonably be expected to be viewed as an endorsement of, or encouragement with respect to, such tender or exchange offer) and such factual statement shall not in and of itself give Parent a right to terminate this Agreement under this Section 7.1(c)(ii) or be considered a Company Adverse Recommendation Change) or (C) the Company shall have failed to publicly reaffirm the Company Recommendation within ten (10) Business Days after the date any Company Acquisition Proposal or any material modification thereto is first commenced, publicly announced, broadly distributed or disseminated to the Company Stockholders upon a written request to do so by Parent (it being understood and agreed that, if accurate, the Company shall be permitted to state in such announcement that the Company continues to negotiate with the Person that made such Company Acquisition Proposal (provided, that such announcement does not otherwise include any other statement that would reasonably be expected to be viewed as an endorsement of, or encouragement with respect to, such Company Acquisition Proposal) and such statement shall not in and of itself give Parent a right to terminate this Agreement under this Section 7.1(c)(ii) or be considered a Company Adverse Recommendation Change); provided, that Parent shall only be permitted to make one such request with respect to each such commencement, announcement, distribution or dissemination in respect of each such Company Acquisition Proposal; provided, further, that Parent shall be entitled to make a new request each time there is a publicly disclosed material change in such applicable Company Acquisition Proposal;

(iii)          at any time prior to the receipt of the Company Stockholder Approval, if the Company commits a Willful and Material Breach of Section 5.2(a) (it being understood and agreed that the Company shall not be deemed to have committed a Willful and Material Breach of its obligation to use reasonable best efforts to cause the Representatives of the Company and its Subsidiaries to take or not take the actions contemplated by Section 5.2(a) unless an officer or director of the Company (A) knowingly encouraged, facilitated or otherwise participated in a material breach of Section 5.2(a) by the applicable Representative or (B) (x) was aware that such Representative was materially breaching or intended to materially breach, Section 5.2(a) and (y) after becoming aware of such material breach or intention to materially breach, did not reasonably promptly take reasonable actions to attempt to stop such Representative from materially breaching or continuing to materially breach Section 5.2(a)) (a “Company Material No-Shop Breach”); or

(iv)          at any time prior to the receipt of the Parent Stockholder Approval, in order to enter into a definitive Alternative Acquisition Agreement to effect a Parent Superior Proposal in compliance with Section 5.3(c); provided, that substantially concurrently with (but in no event prior to) such termination, Parent pays the Company the Parent Termination Fee pursuant to Section 7.3;

(d)            by the Company:

(i)            if any Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than a Parent Material No-Shop Breach, as to which Section 7.1(d)(iii) will apply), or if any representation or warranty of the Parent Parties shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.2(a) or Section 6.2(b) would not be satisfied;

(ii)           if (A) a Parent Adverse Recommendation Change shall have occurred, (B) Parent shall, within ten (10) Business Days of a tender or exchange offer relating to securities of Parent having been commenced, fail to publicly recommend against such tender or exchange offer (it being understood and agreed that, if accurate, Parent shall be permitted to solely disclose in such announcement a factual statement that Parent continues to negotiate with the Person that made such tender offer or exchange offer (provided, that such announcement does not otherwise include any other statement that would reasonably be expected to be viewed as an endorsement of, or encouragement with respect to, such tender or exchange offer) and such statement shall not in and of itself give the Company a right to terminate this Agreement under this Section 7.1(d)(ii) or be considered a Parent Adverse Recommendation Change) or (C) Parent shall have failed to publicly reaffirm the Parent Recommendation within ten (10) Business Days after the date any Parent Acquisition Proposal or any material modification thereto is first commenced, publicly announced, broadly distributed or disseminated to the Parent Stockholders upon a written request to do so by the Company (it being understood and agreed that, if accurate, Parent shall be permitted to state in such announcement that Parent continues to negotiate with the Person that made such Parent Acquisition Proposal (provided, that such announcement does not otherwise include any other statement that would reasonably be expected to be viewed as an endorsement of, or encouragement with respect to, such Parent Acquisition Proposal) and such statement shall not in and of itself give the Company a right to terminate this Agreement under this Section 7.1(d)(ii) or be considered a Parent Adverse Recommendation Change); provided, that the Company shall only be permitted to make one such request with respect to each such commencement, announcement, distribution or dissemination in respect of each such Parent Acquisition Proposal; provided, further, that the Company shall be entitled to make a new request each time there is a publicly disclosed material change in such applicable Parent Acquisition Proposal;

(iii)          at any time prior to the receipt of the Parent Stockholder Approval, if Parent commits a Willful and Material Breach of Section 5.3(a) (it being understood and agreed that Parent shall not be deemed to have committed a Willful and Material Breach of its obligation to use reasonable best efforts to cause the Representatives of Parent and its Subsidiaries to take or not take the actions contemplated by Section 5.3(a) unless an officer or director of Parent (A) knowingly encouraged, facilitated or otherwise participated in a material breach of Section 5.3(a) by the applicable Representative or (B) (x) was aware that such Representative was materially breaching or intended to materially breach, Section 5.3(a) and (y) after becoming aware of such material breach or intention to materially breach, did not reasonably promptly take reasonable actions to attempt to stop such Representative from materially breaching or continuing to materially breach Section 5.3(a)) (a “Parent Material No-Shop Breach”); or

(iv)          at any time prior to the receipt of the Company Stockholder Approval in order to enter into a definitive Alternative Acquisition Agreement to effect a Company Superior Proposal in compliance with Section 5.2(c); provided, that substantially concurrently with (but in no event prior to) such termination, the Company pays Parent the Company Termination Fee pursuant to Section 7.3.

The Party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other Party.

Section 7.2             Effect of Termination. In the event of the valid termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of the Parties; provided, that:

(a)            the Confidentiality Agreement and the provisions of Section 3.28 and Section 4.29 (Brokers), Section 5.13 (Public Announcements), Section 5.17(i) (Reimbursement), Section 5.17(j) (Indemnification), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) shall survive the termination hereof; and

(b)            no such termination shall relieve any Party from any liability or damages arising out of a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or Fraud, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3             Fees and Expenses.

(a)            Except as otherwise expressly provided in Section 5.6(a), Section 5.9(b), Section 5.17(a) and this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Mergers are consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Mergers (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Parent and the Company.

(b)            In the event that:

(i)            (A) prior to the Company Stockholders Meeting (with respect to clause (B)(2)) or the date of termination (with respect to clause (B)(1) or (B)(3)), a Company Acquisition Proposal (whether or not conditional) or an intention to make a Company Acquisition Proposal if this Agreement is terminated, is made by a Person or group of Persons after the date hereof directly to the Company Stockholders or is otherwise publicly disclosed or (solely in the case of a termination described in clause (B)(1) or (B)(3) below) otherwise communicated to senior management of the Company or the Company Board and, in each case, not withdrawn at least four (4) Business Days prior to the Company Stockholders Meeting, in the case of a termination described in clause (B)(2), or the termination date, in the case of a termination described in clause (B)(1) or (B)(3), (B) this Agreement is terminated (1) by the Company pursuant to Section 7.1(b)(i) (Outside Date) and the Company Stockholders Meeting has not occurred prior to the Outside Date, (2) by Parent or the Company pursuant to Section 7.1(b)(iii) (Company Stockholder Approval Not Obtained) or (3) by Parent pursuant to Section 7.1(c)(i) (Company Terminable Breach), and (C) concurrently with or within one year after the date of such termination, (I) the Company enters into a definitive Alternative Acquisition Agreement with any Person or group of Persons to effect a Company Acquisition Proposal, or submits a Company Acquisition Proposal to its stockholders for adoption (or recommends to its stockholders a tender offer or exchange offer that constitutes a Company Acquisition Proposal) and such Company Acquisition Proposal described in clause (I) is subsequently consummated or (II) any Company Acquisition Proposal is consummated, which, in each case, need not be the same Company Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this Section 7.3(b)(i), each reference to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii)           this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii);

(iii)          this Agreement is terminated by the Company pursuant to Section 7.1(b)(iii) and, at the time of such termination pursuant to Section 7.1(b)(iii), Parent had the right to terminate this Agreement pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii); or

(iv)          this Agreement is terminated by the Company pursuant to Section 7.1(d)(iv);

then, in any such event, the Company shall pay to Parent a fee of $74,700,000 (the “Company Termination Fee”), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Notwithstanding anything to the contrary herein, the payment by the Company of the Company Termination Fee pursuant to this Section 7.3 shall not relieve the Company from any liability or damage resulting from a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or Fraud.

(c)            In the event that:

(i)            (A) prior to the Parent Stockholders Meeting (with respect to clause (B)(2)) or the date of termination (with respect to clause (B)(1) or (B)(3)), a Parent Acquisition Proposal (whether or not conditional) or an intention to make a Parent Acquisition Proposal if this Agreement is terminated, is made by a Person or group of Persons after the date hereof directly to the Parent Stockholders or is otherwise publicly disclosed or (solely in the case of a termination described in clause (B)(1) or (B)(3) below) otherwise communicated to senior management of Parent or the Parent Board and, in each case, not withdrawn at least four (4) Business Days prior to the Parent Stockholders Meeting, in the case of a termination described in clause (B)(2), or the termination date, in the case of a termination described in clause (B)(1) or (B)(3), (B) this Agreement is terminated (1) by Parent pursuant to Section 7.1(b)(i) (Outside Date) and the Parent Stockholders Meeting has not occurred prior to the Outside Date, (2) by Parent or the Company pursuant to Section 7.1(b)(iv) (Parent Stockholder Approval Not Obtained) or (3) by the Company pursuant to Section 7.1(d)(i) (Parent Terminable Breach), and (C) concurrently with or within one year after the date of such termination, (I) Parent enters into a definitive Alternative Acquisition Agreement with any Person or group of Persons to effect a Parent Acquisition Proposal, or submits a Parent Acquisition Proposal to its stockholders for adoption (or recommends to its stockholders a tender offer or exchange offer that constitutes a Parent Acquisition Proposal) and such Parent Acquisition Proposal described in clause (I) is subsequently consummated or (II) any Parent Acquisition Proposal is consummated, which, in each case, need not be the same Parent Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this Section 7.3(c)(i), each reference to “20%” in the definition of “Parent Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii)           this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii);

(iii)          this Agreement is terminated by Parent pursuant to Section 7.1(b)(iv) and, at the time of such termination pursuant to Section 7.1(b)(iv), the Company had the right to terminate this Agreement pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii); or

(iv)          this Agreement is terminated by Parent pursuant to Section 7.1(c)(iv);

then, in any such event, Parent shall pay to the Company a fee of $105,000,000 (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Notwithstanding anything to the contrary herein, the payment by Parent of the Parent Termination Fee pursuant to this Section 7.3 shall not relieve Parent from any liability or damage resulting from a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or Fraud.

(d)            Payment of the Company Termination Fee shall be made by wire transfer of immediately available funds to the accounts designated by Parent (i) upon the consummation of any transaction contemplated by a Company Acquisition Proposal, as applicable, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(ii) or Section 7.3(b)(iii) or (iii) substantially concurrently with the termination of this Agreement, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(iv).

(e)            Payment of the Parent Termination Fee shall be made by wire transfer of immediately available funds to the accounts designated by the Company (i) upon the consummation of any transaction contemplated by a Parent Acquisition Proposal, as applicable, in the case of a Parent Termination Fee payable pursuant to Section 7.3(c)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Parent Termination Fee payable pursuant to Section 7.3(c)(ii) or Section 7.3(c)(iii) or (iii) substantially concurrently with the termination of this Agreement, in the case of a Parent Termination Fee payable pursuant to Section 7.3(c)(iv).

(f)            Each Party acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the other Parties would not enter into this Agreement. Accordingly, if Parent or the Company, as applicable, fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a judgment against the Company or Parent, as applicable, for the amounts set forth in this Section 7.3, the paying Party shall pay to the other Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 7.4             Amendment or Supplement. This Agreement may be amended, modified or supplemented by the Parties by action taken or authorized by the Parent Board and the Company Board at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders or the Parent Stockholders without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.

Section 7.5             Extension of Time; Waiver. At any time prior to the Effective Time, the Parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders or the Parent Stockholders, as applicable, without such further approval or adoption. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Article VIII
GENERAL PROVISIONS

Section 8.1             Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the Parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2             Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by email; provided, that, with respect to notice by email, no “bounce back” or similar message of nondelivery is received with respect thereto, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)            if to any Parent Party, the Surviving Corporation or the Surviving Company to:

CECO Environmental Corp.

5080 Spectrum Drive, Suite 800E

Addison, Texas 75001

Attention: Alyson Richter, General Counsel and Corporate Secretary

E-mail: ogc@onececo.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

Attention: Jonathan Whalen; Jeffrey A. Chapman

E-mail: JWhalen@gibsondunn.com;

JChapman@gibsondunn.com

(ii)            if to the Company, to:

Thermon Group Holdings, Inc.

7171 Southwest Parkway

Bld. 300, Suite 200

Austin, Texas 78735

Attention: General Counsel

E-mail: Ryan.Tarkington@thermon.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Scott Williams; Matthew Stoker

E-mail: swilliams@sidley.com; mstoker@sidley.com

Section 8.3             Certain Definitions. For purposes of this Agreement:

(a)            “Acceptable Confidentiality Agreement” means (i) a customary confidentiality agreement entered from and after the date of this Agreement containing terms substantially similar to, and no less favorable to the other Party than, those set forth in the Confidentiality Agreement that does not prohibit compliance by the applicable Party with such Party’s obligations set forth in the applicable provisions of Section 5.2 or Section 5.3, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Company Acquisition Proposals or Parent Acquisition Proposals, as applicable, or (ii) any confidentiality agreement entered into prior to the date of this Agreement.

(b)            “Action” means any action, suit, claim, arbitration, audit, investigation, inquiry, grievance or other proceeding.

(c)            “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(d)            “Antitrust Laws” means (i) any applicable antitrust, competition or trade regulation designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition or restraint of trade, including the HSR Act and (ii) any Foreign Investment Law.

(e)            “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York or Texas are authorized or required by applicable Law to be closed;

(f)            “Canadian Subsidiaries” means Thermon Canada Inc. and Thermon Canada Services, Inc.

(g)            “Capital Markets Issuance” means one or more issuances of Parent’s and/or its Subsidiaries’ non-convertible debt securities registered under the Securities Act or in a private placement pursuant to an exemption from the registration requirements of the Securities Act, in each case where the use of net proceeds is for the satisfaction of Parent’s cash payment obligations under this Agreement, the refinancing of amounts borrowed for such purposes under the Parent Credit Agreement or the repayment of borrowings under the Company Credit Agreement; provided, that “Capital Markets Issuance” shall not, without the prior written consent of the Company, include any offering or issuance of equity securities or securities convertible into or exercisable or exchangeable for equity securities of Parent or any of its Subsidiaries.

(h)            “Company Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of July 24, 2025, among the Company, certain of its subsidiaries as co-borrowers, the several banks and other financial institutions or entities from time to time parties thereto and JPMorgan Chase Bank, N.A. as administrative agent, as may be amended or otherwise modified from time to time in accordance with its terms.

(i)            “Company Data Protection Requirements” means, as they relate to data privacy, data or cybersecurity, data protection, data breach notification, data localization, artificial intelligence or automated decision-making technology, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the Processing of Personal Information, (i) all Data Protection Laws applicable to the Company or its Subsidiaries; (ii) all contractual obligations binding upon the Company or its Subsidiaries; and (iii) the Company’s and its Subsidiaries’ own policies and procedures, and any written statements or representations made by the Company or its Subsidiaries.

(j)            “Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

(k)            “Company Option(s)” means all options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, outstanding immediately prior to the Effective Time under a Company Plan.

(l)            “Company Owned IP” means Intellectual Property owned or purported by the Company or any Subsidiary of the Company to be owned, in whole or in part, by the Company or any Subsidiary of the Company.

(m)            “Contract” means any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (including all amendments thereto).

(n)            “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(o)            “Data Protection Laws” means, as they relate to data privacy, data or cybersecurity, data protection, data breach notification, data localization, artificial intelligence or automated decision-making technology, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the Processing of Personal Information, (i) all Laws and guidelines from Governmental Entities, including the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) or any implementing or equivalent national Laws (collectively, the “GDPR”), the UK Data Protection Act 2018 and the GDPR as incorporated into UK law pursuant to the European Union (Withdrawal) Act 2018, Section 5 of the Federal Trade Commission Act, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, the California Online Privacy Protection Act of 2003 (CalOPPA), the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Colorado Privacy Act, the Connecticut Data Privacy Act, the Delaware Personal Data Privacy Act, the Iowa Consumer Data Protection Act, the Montana Consumer Data Privacy Act, the Nebraska Data Privacy Act, the New Hampshire Privacy Act, the Oregon Consumer Privacy Act, the Texas Data Privacy and Security Act, the Utah Consumer Privacy Act, the Virginia Consumer Data Protection Act, the New York SHIELD Act, the Illinois Biometric Information Privacy Act, Texas’s Capture or Use of Biometric Identifier Act, the Washington Biometric Privacy Protection Act, Washington’s My Health My Data Act, the Utah Artificial Intelligence Policy Act, New York City’s Local Law 144, and U.S. state consumer protection and data breach notification Laws and (ii) reputable industry practice, standards, self-governing rules and policies, including the Payment Card Industry Data Security Standard.

(p)            “Debt Financing Source” means the Lenders (together with their respective former, current and future affiliates and each former, current and future officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and other Representative of each such lender, other person or affiliate, and together with the heirs, executors, successors and assigns of any of the foregoing) that have committed or subsequently commit to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Financing in connection with the Transactions, including the arrangers, agents, lenders and/or purchasers party to the Debt Commitment Letter on the date hereof and including any such entity that joins a Debt Commitment Letter or the Definitive Debt Financing Agreements after the date hereof to provide all or any portion of the commitments thereunder.

(q)            “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call, or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(r)            “Foreign Investment Law” means any applicable Law that provides for the review, clearance or notification of transactions on grounds of national security or other national or public interest, including any state, national or multi-jurisdictional applicable Law that is designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.

(s)            “Fraud” means actual and intentional common law fraud under Delaware law of the Company or any of the Parent Parties, as applicable, in the making of the representations and warranties set forth in Article III (in the case of the Company) or Article IV (in the case of the Parent Parties) or any certificate delivered by a Party pursuant to Section 6.2(c) or Section 6.3(c), as applicable; provided, that Fraud shall exclude constructive fraud, equitable fraud or negligent misrepresentation or negligent omission.

(t)            “Governmental Entity” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

(u)            “Government Official” means any of the following: (i) persons serving with, employed by or an agent of a government agency or entity, political party or political campaign organization; (ii) members of royal families; (iii) political candidates; (iv) political parties; (v) employees of government-owned or government-controlled commercial enterprises (such as government-controlled energy companies, hospitals or medical centers, and financial institutions), or employees of a public international organization; or (vi) family members of any such persons identified in (i), (iii) or (v), above.

(v)            “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, and (v) all guarantees and arrangements having the economic effect of a guarantee by such Person of any Indebtedness of any other Person.

(w)            “Intellectual Property” means all intellectual property rights of every kind and description throughout the world, including all U.S. and non-U.S.:  (i) trademarks, service marks, trade dress, trade names, brand names, corporate names, certification marks, collective marks, d/b/a’s, logos, symbols, design rights, assumed names, fictitious names and other indicia of origin or source, all registrations and applications for all of the foregoing, including all extensions, modifications and renewals thereof, and all goodwill associated with all of the foregoing; (ii) patents, patent applications and invention disclosures, including amendments, certificates of correction, counterparts, continuations, continuations-in-part, divisionals, extensions, non-provisionals, provisionals, reexaminations, reissues, renewals, reviews and substitutions thereof; (iii) trade secrets, know-how, proprietary information, inventions, discoveries and ideas, including financial, business, scientific, technical, economic and engineering information, patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, codes, schematics, databases, drawings, models, methodologies, and customer lists, whether tangible or intangible and whether stored, compiled or memorialized physically, electronically, graphically, photographically or in writing (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, copyrights therein and thereto, software (including source code, object code, development documentation, programming tools, drawings, specifications and data), and all registrations and applications for all of the foregoing, including all renewals, extensions, restorations and reversions thereof; (v) internet domain names and accounts with social media companies (e.g., LinkedIn, Facebook) and the handles and identifiers and designations found thereon and related thereto; (vi) data, whether in printed or electronic form and whether contained in a database or otherwise; (vii) rights of publicity, moral rights and rights of attribution and integrity; and (viii) all other intellectual property or proprietary rights, remedies and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

(x)            “In the Money Company Option” means each Company Option that has an exercise price per share of Company Common Stock that is less than the Cash Consideration.

(y)            “IT Assets” means computer hardware, servers, networks, platforms, firmware, applications, databases, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes and internet websites and related content.

(z)            “ITA” means the Income Tax Act, R.S.C, 1985, c.1 (5th Supp.) and all regulations promulgated thereunder from time to time, as amended.

(aa)          “knowledge” means (i) with respect to the Company or any of its Subsidiaries, the actual knowledge of the Persons listed on Section 8.3(aa) of the Company Disclosure Letter and (ii) with respect to Parent or any of its Subsidiaries, the actual knowledge of the Persons listed on Section 8.3(aa) of the Parent Disclosure Letter, in each case, after reasonable inquiry.

(bb)         “Law” means any federal, state, provincial, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement.

(cc)          “Liens” means, collectively, pledges, hypothecation, easements, charge, mortgages, deeds of trust, title or survey defects, leases, rights of way, restrictions, claims, liens, licenses, covenants, options, rights of first refusal, intangible property right, infringement, preemptive right, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

(dd)         “Material Adverse Effect” means, with respect to any Person, any event, change, circumstance, occurrence or effect that (i) has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) solely with respect to the representations and warranties in Section 3.5 and the corresponding condition in clause (iv) of Section 6.2(a) with respect to such representation and warranty (in the case of the Company) and the representations and warranties in Section 4.5 and the corresponding condition in clause (iv) of Section 6.3(a) with respect to such representation and warranty (in the case of the Parent Parties), would reasonably be expected to prevent, materially delay or materially impair the ability of such Person to consummate the Transactions; provided, however, in the case of clause (i) only, no event, change, circumstance, occurrence or effect to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would occur: (A) changes in conditions or developments generally applicable to the industry in which such Person or its Subsidiaries operates, or changes in Law or regulation (or authoritative interpretation thereof) affecting such industry; (B) general economic or political conditions or securities, credit, financial or other capital markets conditions (or changes in such conditions), including changes generally in supply, demand, price levels, interest rates, tariffs, changes in the price of any commodity or general market prices and changes in exchange rates, in each case in the United States or any foreign jurisdiction; (C) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has occurred or would occur, a Material Adverse Effect); (D) the execution and delivery of this Agreement; (E) the public announcement of the Transactions or the consummation of the Mergers, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners; (F) any change, in and of itself, in the market price or trading volume of such Person’s securities (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (G) any change in applicable Law or GAAP (or authoritative interpretation thereof) following the date of this Agreement; (H) geopolitical conditions (or changes in such conditions), the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or cyber attack, or any escalation or worsening of any such acts of war, sabotage, terrorism or cyber attack; (I) any epidemic, pandemic, disease outbreak or other public health crisis or public health event, or the worsening of any of the foregoing; (J) any actions taken or omitted to be taken by a Party at the written direction of the other Parties (for the avoidance of doubt, any action by, or omission of, a Party for which such Party sought or requested, and the other Parties; provided, that consent shall not be deemed to be “at the written direction of” such Party); or (K) compliance with the terms of, performance of or the taking of any action expressly required by, this Agreement (except for any obligation under this Agreement to operate in the ordinary course of business (or similar obligation) pursuant to Section 5.1), except to the extent any such event, change, circumstance, occurrence or effect directly or indirectly resulting from, arising out of, attributable to or related to any of the matters described in clauses (A), (B), (G), (H) and (I), has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other similarly situated Persons in the industry and geographic areas in which such Person and any of its Subsidiaries operate (in which case, such event, change, circumstance, occurrence or effect (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would occur solely to the extent it is disproportionate). None of clauses (A) through (K) shall apply with respect to any matters relating to (1) any Capital Markets Issuance or other financing by Parent or any of its Subsidiaries or (2) any failure by Parent to repay the Company Indebtedness Payoff Amount, in each case, in determining whether any Parent Material Adverse Effect has occurred.

(ee)          “Out of the Money Company Option” means each Company Option that has an exercise price per share of Company Common Stock that is greater than the Cash Consideration.

(ff)           “Parent Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of January 30, 2026 among Parent, certain of its Subsidiaries, the several lenders from time to time parties thereto, Bank of America, N.A., as administrative agent, swingline lender and a letter of credit issuer, as may be amended or otherwise modified from time to time in accordance with its terms.

(gg)         “Parent Data Protection Requirements” means, as they relate to data privacy, data or cybersecurity, data protection, data breach notification, data localization, artificial intelligence or automated decision-making technology, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the Processing of Personal Information, (i) all Data Protection Laws applicable to the Parent or its Subsidiaries; (ii) all contractual obligations binding upon the Parent or its Subsidiaries; and (iii) the Parent’s and its Subsidiaries’ own policies and procedures, and any written statements or representations made by the Parent or its Subsidiaries.

(hh)         “Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

(ii)            “Parent Option(s)” means all options to purchase shares of Parent Common Stock, whether or not exercisable and whether or not vested, outstanding immediately prior to the Effective Time under a Parent Plan.

(jj)            “Parent Owned IP” means Intellectual Property owned or purported by the Parent or any Subsidiary of the Parent to be owned, in whole or in part, by the Parent or any Subsidiary of the Parent.

(kk)          “Parent PRSU Award” means an award of performance-based restricted stock units granted under the Parent Equity Plans.

(ll)            “Parent RSU Award” means an award of restricted stock units granted under the Parent Equity Plans.

(mm)        “Permitted Lien” means (i) to the extent not applicable to the Transactions or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts; (ii) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP by the applicable party; and (iii) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements and similar agreements; provided, however, that, in each case, such Lien (A) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (B) would not have and would not reasonably be expected to have a Material Adverse Effect; (iv) such Liens as Parent (in the case of Liens with respect to properties or assets of the Company or its Subsidiaries) or the Company (in the case of Liens with respect to properties or assets of Parent or its Subsidiaries), as applicable, may have expressly waived in writing; (v) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that do not materially impair the value or materially interfere with the operation or use of the property or asset affected; (vi) any Liens arising under the Company Credit Agreement and any other Lien discharged at or prior to the Effective Time, including Liens securing any Indebtedness that will be paid off in connection with the Closing; (vii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions that are not, individually or in the aggregate, violated in any material respect with the continued occupancy, ownership, use or operations of the real property by the Company or Parent, as applicable, or any of their respective Subsidiaries; (viii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (ix) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that are not, individually or in the aggregate, violated in any material respect with the continued occupancy, ownership, use or operations of the real property by the Company or Parent, as applicable, or any of their respective Subsidiaries; and (x) any other Lien that does not, individually or in the aggregate, have a Material Adverse Effect.

(nn)         “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(oo)         “Personal Information” means any information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked to, directly or indirectly, any identified or identifiable individual or household, and any information covered by definitions of “personal data,” “personally identifiable information,” “personal information,” or any substantial equivalent of these terms under any Laws.

(pp)         “Process”, “Processed”, or “Processing” means any operation or set of operations performed, whether by manual or automated means, on data (including Personal Information) or on sets of data (including Personal Information), including the collection, use, sale, storage, transfer, disclosure, analysis, deletion, or modification thereof.

(qq)         “Products” means the products or services offered, performed, licensed, sold, distributed or otherwise made commercially available by the Company or any of the Company Subsidiaries, or Parent or any of the Parent Subsidiaries, as applicable.

(rr)           “Related Party” of any Person means, with respect to such Person, any present or former director, executive officer, stockholder, partner, member, employee or Affiliate of such Person, or any of such Person’s Affiliates or immediate family members.

(ss)          “Representatives” means, with respect to any Person, its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives acting at the direction of such Person (including, for the avoidance of doubt, the Debt Financing Sources as to Parent).

(tt)           “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(uu)         “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

(vv)         “Taxes” means (i) all federal, state, provincial, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, goods and services, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

(ww)        “Treasury Regulations” means the proposed, temporary, and final regulations promulgated under the Code, as amended from time to time (including, with respect to any reference herein to a particular provision of the Treasury Regulations, where appropriate, the corresponding successor provision).

(xx)          “Willful and Material Breach” means, with respect to any representation, warranty, covenant or agreement of a party in this Agreement, an action or omission by such party that such party intended to take or not take that is in material breach of such representation, warranty, covenant or agreement that the breaching party takes (or fails to take) (whether or not the intention of such party was to materially breach this Agreement) (i) with knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such representation, warranty, covenant or agreement or (ii) which such breaching party should have known would result in a material breach of such representation, warranty, covenant or agreement. For the avoidance of doubt, any failure of a Party to consummate the Mergers, including depositing the funds in the Exchange Fund as contemplated by Article II, at the time required by this Agreement shall constitute a Willful and Material Breach (it being understood that the Parent Parties shall be deemed a single party for purposes of this sentence).

Section 8.4             Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. With respect to information provided by a Party to another Party, the term “made available,” “delivered” or such term with similar import used in this Agreement means that the information referred to is included in the Company SEC Documents or Parent SEC Documents, as applicable, or has been made available to the other Party at least twenty four (24) hours prior to the date of this Agreement in the “data room” established by the applicable Party or its Representatives or delivered at least one (1) Business Day prior to the date of this Agreement in person or electronically by the applicable Party or its Representatives to the other Party or its Representatives. Any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein, in each case, to the extent permitted by this Agreement. Any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section. All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day. References to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise. The Company shall not have any responsibilities with respect to any Capital Markets Issuance or financing for the Transactions except as expressly provided in Section 5.17, and the Company makes no representations or warranties in this Agreement related to any Capital Markets Issuance or financing for the Transactions (and the term “Transactions” shall not be deemed to include any Capital Markets Issuance or financing for the Transactions for purposes of Article III).

Section 8.5             Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the Parties with respect to the subject matter hereof and thereof.

Section 8.6             No Third Party Beneficiaries.

(a)            Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (including any Company Stockholder) other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except (i) as provided in Section 5.9, Section 5.17(j) and Section 8.17, which shall be for the benefit of the Persons set forth therein, (ii) the right of the former Company Stockholders to receive the Merger Consideration as provided in Article II but only from and after, and subject to the occurrence of, the Effective Time, (iii) as provided in Section 1.7, which shall be for the benefit of the New Board Designees (provided, however, that none of such persons shall be entitled to bring any claim for damages or other remedies at law or equity except for claims for injunctive relief to specifically perform the actions contemplated by Section 1.7), and (iv) the right of the Company, on its own behalf and as representative of its stockholders, to pursue and recover damages available at law or in equity (including claims for damages based on the loss of economic benefits of the First Merger, including the loss of premium, suffered by the Company Stockholders) and other relief (including equitable relief) for the benefit of the Company and the Company Stockholders in the event of Parent’s or any Merger Subs’ failure to effect the First Merger as required by this Agreement or as a result of a Willful and Material Breach by a Parent Party. The third-party beneficiary rights referenced in clause (iii) of the preceding sentence may be exercised only by the Company (on behalf of its stockholders as their agent) through actions expressly approved by the Company Board, and no stockholder of the Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

(b)            The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7             Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the Transactions (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.8             Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Transactions. Each of the Parties agrees not to commence any Action relating thereto except in the courts described herein in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) or (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9             Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that (a) any Parent Party (other than Parent) may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to a direct or indirect Subsidiary of Parent without the prior written consent of the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns and (b) any Parent Party may assign its rights under this Agreement to its lenders as collateral security for its obligations under any of its secured financing arrangements, including, without limitation, the Parent Credit Agreement, used to finance the transactions contemplated hereby.

Section 8.10           Specific Performance. The Parties agree that irreparable damage would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post any bond or other security as a prerequisite to obtaining equitable relief.

Section 8.11           Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12           Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement and all other conditions and provisions herein shall remain in full force and effect. Upon such determination that any provision or portion of any provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 8.13           Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

Section 8.14           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 8.15           Electronic Signatures. This Agreement may be executed by electronic signature (including .pdf, DocuSign, or similar electronic signature technology), and any such electronic signature shall constitute an original for all purposes.

Section 8.16           No Presumption Against Drafting Party. Each of the Parties acknowledges that each Party to this Agreement has been represented by outside legal counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.17           Certain Provisions Related to Debt Financing Sources.

(a)            Notwithstanding anything to the contrary contained herein, the Company and its Subsidiaries (on behalf of itself and its affiliates and each officer, director, employee, member, manager, partner, controlling person, stockholder, advisor, attorney, agent and other Representative thereof) hereby (i) waives any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, the Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise (in each case, other than with respect to the definitive debt documentation to the extent such person is a party thereto following the Closing Date), (ii) agrees not to bring or support any Action against any Debt Financing Source in connection with this Agreement, the Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise (in each case, other than with respect to the definitive debt documentation to the extent such person is a party thereto following the Closing Date), and (iii) agrees to cause any Action asserted against any Debt Financing Source by or on behalf of the Company and its Subsidiaries (on behalf of itself and its affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof) in connection with this Agreement, the Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated (in each case, other than with respect to the definitive debt documentation to the extent such person is a party thereto following the Closing Date). In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to the Company or its Subsidiaries (or any of their respective affiliates or any of their respective officers, directors, employees, members, managers, partners, controlling persons, stockholders, advisors, attorneys, agents or other Representatives) in connection with this Agreement, the Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby.

(b)            Notwithstanding anything to the contrary contained herein, any right or obligation with respect to any Debt Financing Source in connection with this Agreement, the Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, and any Action, whether at law or in equity and whether in tort, contract or otherwise, arising out of or relating to the Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, including in any Action or counterclaim against any Debt Financing Source, shall be governed by and construed in accordance with the Law of the State of New York.

(c)            Notwithstanding anything to the contrary contained herein, each party hereto (on behalf of itself and its affiliates and each officer, director, employee, member, manager, partner, controlling person, stockholder, advisors, attorney, agent and other Representative thereof) hereby submits itself to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York and the United States District Court for the Southern District of New York and any appellate courts thereof with respect to any Action, whether at law or in equity and whether in tort, contract or otherwise, arising out of or relating to the Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, including in any Action or counterclaim against any Debt Financing Source, and hereby agrees that it will not bring or support any such Action in any other forum.

(d)            Notwithstanding anything to the contrary contained herein, each of the parties hereto (on behalf of itself and its affiliates and each officer, director, employee, member, manager, partner, controlling person, stockholder, advisors, attorney, agent and other Representative thereof) hereby agrees that (i) the waiver of rights to trial by jury set forth in Section 8.13 applies to any Action, whether at law or in equity and whether in tort, contract or otherwise, arising out of or relating to the Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, including in any Action or counterclaim against any Debt Financing Source, and (ii) no amendment or waiver of Section 8.9, this Section 8.17 or the component terms used herein (or any other provision of this Agreement to the extent that a modification thereof would affect the substance of any of the foregoing) that is adverse to the Debt Financing Sources shall be effective without the prior written consent of the Lenders.

(e)            The Debt Financing Sources are intended third party beneficiaries of this Section 8.17. This Section 8.17 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

(f)            The provisions of this Section 8.17 will survive any termination of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CECO ENVIRONMENTAL CORP.

By:	/s/ Todd Gleason
Name: Todd Gleason
Title: Chief Executive Officer

LONGHORN MERGER SUB INC.

By:	/s/ Todd Gleason
Name: Todd Gleason
Title: President and Chief Executive Officer

LONGHORN MERGER SUB LLC

By:	/s/ Todd Gleason
Name: Todd Gleason
Title: President and Chief Executive Officer

THERMON GROUP HOLDINGS, INC.

By:	/s/ Bruce Thames
Name: Bruce Thames
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]